As filed with the Securities and Exchange Commission on October 7, 1994
                                                    Registration No. 33-55655

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                        PRE-EFFECTIVE AMENDMENT NO. 1
                                      TO

                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------
                         Regions Financial Corporation
             (Exact Name of Registrant as Specified in its Charter)
                              --------------------

           Delaware                                      6711                               63-0589368
     (State or Other Jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     Incorporation or Organization)             Classification Code Number)                    Identification No.)

                             417 North 20th Street
                             Birmingham, AL  35203
                                 (205) 326-7100
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              --------------------
                            Samuel E. Upchurch, Jr.
                    General Counsel and Corporate Secretary
                             417 North 20th Street
                              Birmingham, AL 35203
                                 (205) 326-7860
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                              --------------------
                                   Copies to:

       CHARLES C. PINCKNEY              FRANK M. CONNER III          WILLIAM R. BOLES, JR.
   LANGE, SIMPSON, ROBINSON &              ALSTON & BIRD              BOLES, BOLES & RYAN
           SOMERVILLE                        SUITE 350                  1805 TOWER DRIVE
1700 FIRST ALABAMA BANK BUILDING     700 THIRTEENTH STREET, NW       MONROE, LOUISIANA  71207
BIRMINGHAM, AL 35203                   WASHINGTON, D.C. 20005            (318) 388-4050
         (205) 250-5000                   (202) 508-3303


                              --------------------
     Approximate date of commencement of proposed sale of securities to the public: As soon as practicable after this Registration Statement becomes effective.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /




     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), shall determine.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                         REGIONS FINANCIAL CORPORATION
                             CROSS-REFERENCE SHEET




                                                 CAPTION OR LOCATION IN
FORM S-4 ITEM                                     PROXY STATEMENT/PROSPECTUS
- ----------------------                       -----------------------------
1. Forepart of registration
statement and outside front
cover page of prospectus . . . . .       Outside Front Cover of Proxy Statement/Prospectus; Facing Page of Registration Statement;
                                         Cross-Reference Sheet.

2. Inside front and outside
back cover of prospectus . . . . .       Available Information; Documents Incorporated by Reference; Table of Contents.

3. Risk factors, ratio of
earnings to fixed charges and
other information . . . . . . . . .      Summary; Market Prices and Dividends.

4. Terms of the transaction . . . .      Summary; Description of the Transaction; Effect of the Merger on Rights of Stockholders;
                                         Description of Regions Common Stock.

5. Pro forma financial information . .   Summary; Pro Forma Financial Information.

6. Material contacts with the
company being acquired . . . . . . .     Summary; Description of the Transaction.

7. Additional information required
for re-offering by persons and
parties deemed to be underwriters . .    Not applicable.

8. Interest of named experts
and counsel . . . . . . . . . . . . .    Opinions.

9. Disclosure of Commission
position on indemnification for
Securities Act  liabilities . . . . .    Not Applicable (See Part II, Item 20).

10. Information with respect to
S-3 registrants  . . . . . . . . . .     Documents Incorporated by Reference; Summary; Business of Regions.

11. Incorporation of certain
information by reference . . . . . .     Documents Incorporated by Reference.

12. Information with respect to
S-2 or S-3 registrants . . . . . . .     Not applicable.

13. Incorporation of certain
information by reference . . . . . .     Not applicable.

14. Information with respect to
registrants other than S-2 or
S-3 registrants  . . . . . . . . . .     Not Applicable.

15. Information with respect to
S-3 companies . . . . . . . . . .        Not Applicable.

16. Information with respect to S-2
or S-3 companies . . . . . . . . . .     Not Applicable.

17. Information with respect to
companies other than S-2 or S-3
companies . . . . . . . . . . . . .      Summary; ABI Mananagement's Discussion and Analysis of Financial Condition and
                                         Results of Operations; Business of ABI; Voting Securities and Principal Stockholders of
                                         ABI; Index to ABI Financial Statements.
18. Information if proxies,
consents, or authorizations are
to be solicited . . . . . . . . . .      Documents Incorporated by Reference; Summary; The Special Meeting; Description of the
                                         Transaction; Interest of Certain Persons in Matters to be Acted Upon; Description of
                                         Regions Common Stock.

19. Information if proxies, consents,
or authorizations are not to be
solicited or in an exchange offer .      Not Applicable.

Dear American Bancshares, Inc. Stockholder:


    You are cordially invited to attend the Special Meeting of Stockholders (the "Special Meeting") of American Bancshares, Inc. ("ABI") to be held at ABI's main office, 1500 North 18th Street, Monroe, Louisiana 71201 on November 8, 1994, at 10:00 a.m., local time, notice of which is enclosed.



    At the Special Meeting, you will be asked to consider and vote on a proposal to approve an Agreement and Plan of Merger (the "Agreement"), entered into with Regions Financial Corporation ("Regions") pursuant to which ABI will merge (the "Merger") with and into Regions, and First American Bank & Trust of Louisiana, a wholly-owned subsidiary of ABI (the "Bank"), will become a wholly-owned subsidiary of Regions and will continue serving its current markets as a state-chartered commercial bank, and the other subsidiaries of ABI will become subsidiaries of Regions. Upon consummation of the Merger, each share of ABI common stock issued and outstanding (except for certain shares held by ABI or Regions and shares held by stockholders who perfect their dissenters' rights of appraisal) will be converted into 2.4445 shares of Regions common stock.


    The accompanying Proxy Statement/Prospectus includes a description of the proposed Merger and provides other specific information concerning the Special Meeting. Please read these materials carefully and consider thoughtfully the information set forth in them.

    The Merger has been approved unanimously by your Board of Directors and is recommended by the Board to you for approval. Each member of the Board of Directors of ABI has agreed to vote those ABI shares over which he has voting authority (other than in a fiduciary capacity) in favor of the Merger. Consummation of the Merger is subject to certain conditions, including approval of the Agreement by ABI stockholders and approval of the Merger by various regulatory agencies.

    Stockholders of ABI who perfect their dissenters' rights of appraisal prior to consummation of the proposed Merger and comply with applicable law will be entitled to receive the fair value of their ABI shares in cash, as provided by applicable law.

    It is important to understand that approval of the Agreement requires the affirmative vote of at least two-thirds of the common stock of ABI represented in person or by proxy at the Special Meeting, not just two-thirds of the votes cast. Consequently, an abstention will have the same effect as a vote against the Agreement, but a nonvote, unlike an abstention, would reduce the number of affirmative votes required for approval.

    Accordingly, whether or not you plan to attend the Special Meeting, you are urged to complete, sign, and return promptly the enclosed proxy card. If you attend the Special Meeting, you may vote in person if you wish, even if you previously have returned your proxy card. The proposed Merger with Regions is a significant step for ABI, and your vote on this matter is of great importance. On behalf of the Board of Directors, I urge you to vote for approval of the Merger by marking the enclosed proxy card "FOR" Item One.


                                      Sincerely,



                                      George M. Campbell
                                      President and Chief Executive Officer

                           AMERICAN BANCSHARES, INC.
                1500 NORTH 18TH STREET, MONROE, LOUISIANA 71201
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD NOVEMBER 8, 1994



    Notice is hereby given that a Special Meeting of Stockholders (the "Special Meeting") of American Bancshares, Inc. ("ABI") will be held at ABI's main office, 1500 North 18th Street, Monroe, Louisiana 71201 on November 8, 1994, at 10:00 a.m., local time, for the following purposes:


    1. Merger. To consider and vote on the Agreement and Plan of Merger, dated as of June 1, 1994 (the "Agreement"), by and between ABI and Regions Financial Corporation ("Regions") pursuant to which (i) Regions will acquire all of the issued and outstanding common stock of ABI through the merger of ABI with and into Regions (the "Merger"), (ii) each share of ABI common stock (except for certain shares held by ABI or Regions and shares held by stockholders who perfect their dissenters' rights of appraisal) will be converted into 2.4445 shares of Regions common stock, and (iii) each ABI stockholder will receive cash in lieu of any remaining fractional share interest, all as described more fully in the accompanying Proxy Statement/Prospectus.

    2. Other Business. To transact such other business as may properly come before the Special Meeting, including adjourning the Special Meeting to permit, if necessary, further solicitation of proxies.

    Only stockholders of record at the close of business on September 30, 1994, are entitled to receive notice of and to vote at the Special Meeting or any adjournment or postponement thereof.

    Stockholders of ABI have a right to dissent from the Merger and obtain payment of the fair value of their shares in cash by complying with the applicable provisions of Louisiana law, which are attached to the accompanying Proxy Statement/Prospectus as Appendix B. DISSENTING SHAREHOLDERS WHO COMPLY WITH THE PROCEDURAL REQUIREMENTS OF THE BUSINESS CORPORATION LAW OF LOUISIANA WILL BE ENTITLED TO RECEIVE PAYMENT OF THE FAIR CASH VALUE OF THEIR SHARES IF THE TRANSACTION IS EFFECTED UPON APPROVAL BY LESS THAN 80% OF THE CORPORATION'S TOTAL VOTING POWER.

    We urge you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the Special Meeting in person. The proxy may be revoked by the person executing the proxy by filing with the Secretary of ABI an instrument of revocation or a duly executed proxy bearing a later date or by electing to vote in person at the Special Meeting.

                                              By Order of the Board of Directors



                                              William R. Boles, Jr.
                                              Corporate Secretary


Monroe, Louisiana
October 10, 1994

              AMERICAN BANCSHARES, INC.           REGIONS FINANCIAL CORPORATION
                   PROXY STATEMENT                          PROSPECTUS
         FOR SPECIAL MEETING OF STOCKHOLDERS               COMMON STOCK

             TO BE HELD NOVEMBER 8, 1994                (PAR VALUE $.625)



    This Prospectus of Regions Financial Corporation, a regional bank holding company organized under the laws of the state of Delaware ("Regions"), relates to the shares of its common stock, par value $.625 per share ("Regions Common Stock"), which are issuable to the stockholders of American Bancshares, Inc. ("ABI") upon consummation of the proposed merger (the "Merger") described herein by which ABI will merge with and into Regions pursuant to the terms of an Agreement and Plan of Merger, dated as of June 1, 1994, by and between Regions and ABI (the "Agreement").

    At the effective date of the Merger (the "Effective Date"), except as described herein, (i) ABI will merge with and into Regions and (ii) each outstanding share of the $12.00 par value common stock of ABI ("ABI Common Stock") will be converted into 2.4445 shares of Regions Common Stock. A copy of the Agreement is attached to this Proxy Statement/Prospectus as Appendix A.


    As a result of the Merger, the separate existence of ABI will cease, and all subsidiaries of ABI, including First American Bank & Trust of
Louisiana, a wholly-owned subsidiary of ABI (the "Bank"), will become a wholly-owned subsidiary of Regions. After the Merger, the Bank will continue in operation serving its current markets as a state-chartered commercial bank until combined with other banking subsidiaries of Regions operating in Louisiana. For a further description of the terms of the Merger, see "Description of the Transaction."



    This Prospectus also constitutes a Proxy Statement of ABI and is being furnished to the stockholders of ABI in connection with the solicitation of proxies by the Board of Directors of ABI for use at its special meeting of stockholders, including any adjournment or postponement thereof (the "Special Meeting"), to be held on November 8, 1994, to consider and vote on the proposed Merger and related matters. This Proxy Statement/Prospectus and the accompanying proxy card are first being mailed to stockholders of ABI on or about October 10, 1994.


   THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS ACCOUNTS OR OTHER
       OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE
               FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER
                    GOVERNMENTAL AGENCY OR INSTRUMENTALITY.


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
            ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS.
                       ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.


         The date of this Proxy Statement/Prospectus is October 10, 1994.

                             AVAILABLE INFORMATION

    Regions is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements, and other information can be obtained, at prescribed rates, from the SEC by addressing written requests for such copies to the Public Reference Section at the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements, and other information can be inspected at the public reference facilities referred to above and at the regional offices of the SEC at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

    This Proxy Statement/Prospectus constitutes part of the Registration Statement on Form S-4 of Regions (including any exhibits and amendments thereto, the "Registration Statement") filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered hereby. This Proxy Statement/Prospectus does not include all of the information in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. For further information about Regions and the securities offered hereby, reference is made to the Registration Statement. The Registration Statement may be inspected and copied, at prescribed rates, at the SEC's public reference facilities at the addresses set forth above. Regions Common Stock is traded in the Nasdaq National Market. Reports, proxy statements, and other information concerning Regions may be inspected at the offices of the National Association of Securities Dealers, Inc. (the "NASD"), 1735 K Street, N.W., Washington, D.C. 20006.

    No person is authorized to give any information or to make any representations other than those included in this Proxy Statement/Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by Regions or ABI. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction to or from any person to or from whom it is unlawful to make such an offer or solicitation. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of securities made hereunder shall under any circumstances create an implication that there has been no change in the affairs of Regions or ABI since the date hereof or that the information herein is correct as of any time subsequent to the date hereof.

    All information included or incorporated by reference in this Proxy Statement/Prospectus with respect to Regions was supplied by Regions, and all information included or incorporated by reference herein with respect to ABI was supplied by ABI.

                      DOCUMENTS INCORPORATED BY REFERENCE

    The following documents previously filed with the SEC by Regions pursuant to the Exchange Act are hereby incorporated by reference herein:

         1. Regions' Annual Report on Form 10-K for the fiscal year ended December 31, 1993;

         2. Regions' Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1994;


         3. Regions' Current Reports on Form 8-K dated as of December 31, 1993, and July 8, July 18, September 6, and September 8, 1994;


         4. The description of Regions Common Stock under the heading "Item 1. Capital Stock to be Registered" in the registration statement on Form
8-A of Regions relating to Regions Common Stock and in any amendment or report filed for the purpose of updating such description;

         5. Regions' reports on Form 10-C dated as of December 31, 1993, and May 2, 1994.

    Regions' Annual Report on Form 10-K for the year ended December 31, 1993, incorporates by reference specific portions of Regions' Annual Report to Stockholders for that year (the "Regions Annual Report to Stockholders"), but does not incorporate other portions of the Annual Report to Stockholders. Only those portions of the Annual Report to Stockholders captioned "Financial Summary & Review 1993," "Financial Statements and Notes," and "Historical Financial Summary" are incorporated herein. Other portions of the Annual Report to Stockholders are NOT incorporated herein and are not a part of the Registration Statement.

    All documents filed by Regions pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.


    THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THOSE DOCUMENTS ARE AVAILABLE UPON REQUEST, WITHOUT CHARGE (EXCEPT FOR THE EXHIBITS THERETO), FROM RONALD C. JACKSON, STOCKHOLDER ASSISTANCE, REGIONS FINANCIAL CORPORATION, P.O. BOX 1448, MONTGOMERY, ALABAMA 36102 (TELEPHONE (205) 832-8450). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY NOVEMBER 1, 1994.

                              TABLE OF CONTENTS

AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
DOCUMENTS INCORPORATED BY REFERENCE . . . . . . . . . . . . . . . . . . . . . . . . . .  2
SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     The Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     Special Meeting of ABI Stockholders  . . . . . . . . . . . . . . . . . . . . . . .  7
     Record Date; Vote Required . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
     The Merger; Exchange Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
     Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
     Reasons for the Merger; Recommendation of ABI's Board
      of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
     Effective Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     Exchange of Stock Certificates . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     Regulatory Approvals and Other Conditions  . . . . . . . . . . . . . . . . . . . .  8
     Waiver, Amendment, and Termination of the Agreement  . . . . . . . . . . . . . . .  8
     Interests of Certain Persons in the Merger . . . . . . . . . . . . . . . . . . . .  9
     Certain Federal Income Tax Consequences of the Merger  . . . . . . . . . . . . . .  9
     Certain Differences in Stockholders' Rights  . . . . . . . . . . . . . . . . . . .  9
     Comparative Market Prices of Common Stock  . . . . . . . . . . . . . . . . . . . . 10
     Comparative Per Share Data . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     Selected Financial Data  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
THE SPECIAL MEETING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     Record Date; Vote Required . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
DESCRIPTION OF THE TRANSACTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     Exchange Ratio   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     Background of and Reasons for the Merger . . . . . . . . . . . . . . . . . . . . . 16
     Effective Date of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     Distribution of Regions Stock Certificates and
       Payment for Fractional Shares  . . . . . . . . . . . . . . . . . . . . . . . . . 18
     Conditions to Consummation of the Merger . . . . . . . . . . . . . . . . . . . . . 19
     Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     Waiver, Amendment, and Termination of the Agreement  . . . . . . . . . . . . . . . 20
     Conduct of Business Pending the Merger . . . . . . . . . . . . . . . . . . . . . . 21
     Management Following the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . 22
     Interests of Certain Persons in the Merger . . . . . . . . . . . . . . . . . . . . 22
     Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     Certain Federal Income Tax Consequences of the Merger  . . . . . . . . . . . . . . 25
     Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     Expenses and Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     Resales of the Regions Common Stock  . . . . . . . . . . . . . . . . . . . . . . . 26
EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS  . . . . . . . . . . . . . . . . . . . . 26
     Antitakeover Provisions Generally  . . . . . . . . . . . . . . . . . . . . . . . . 27
     Authorized Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     Amendment of Certificate and Articles of Incorporation and Bylaws  . . . . . . . . 28
     Classified Board of Directors and Absence of Cumulative Voting . . . . . . . . . . 29
     Removal of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     Limitations on Director Liability  . . . . . . . . . . . . . . . . . . . . . . . . 29
     Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     Special Meetings of Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . 30
     Actions by Stockholders Without a Meeting  . . . . . . . . . . . . . . . . . . . . 31
     Stockholder Nominations and Proposals  . . . . . . . . . . . . . . . . . . . . . . 31
     Business Combinations With Certain Persons . . . . . . . . . . . . . . . . . . . . 31


     Mergers, Consolidations, and Sales of Assets Generally . . . . . . . . . . . . . . 32
     Dissenters' Rights   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     Stockholders' Rights to Examine Books and Records  . . . . . . . . . . . . . . . . 33
     Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
COMPARATIVE MARKET PRICE AND DIVIDENDS  . . . . . . . . . . . . . . . . . . . . . . . . 34
ABI MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
    CONDITION AND RESULTS OF OPERATIONS   . . . . . . . . . . . . . . . . . . . . . . . 35
BUSINESS OF ABI . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
     Business and Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
     Competition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
     Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
     Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
     Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
     Transactions with Management . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS OF ABI . . . . . . . . . . . . . . . . . . 43
BUSINESS OF REGIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
     General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
     Recent Developments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
SUMMARY PRO FORMA FINANCIAL DATA  . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
     Selected Pro Forma Combined Data for Regions and ABI . . . . . . . . . . . . . . . 46
     Selected Pro Forma Combined Data for Regions, ABI, and
        Other Acquisitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
SUPERVISION AND REGULATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
     General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
     Payment of Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
     Transactions With Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
     Capital Adequacy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
     Support of Subsidiary Institutions . . . . . . . . . . . . . . . . . . . . . . . . 53
     Prompt Corrective Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
     Brokered Deposits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55
     FDIC Insurance Assessments . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55
     Safety and Soundness Standards . . . . . . . . . . . . . . . . . . . . . . . . . . 56
     Depositor Preference . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 56
DESCRIPTION OF REGIONS COMMON STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . 56
STOCKHOLDER PROPOSALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 57
EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 57
OPINIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 57
INDEX TO ABI FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . .  F-1
APPENDIX A--Agreement and Plan of Merger  . . . . . . . . . . . . . . . . . . . . . .  A-1
APPENDIX B--Excerpt of Dissenters' Rights Section of Louisiana Business Corporation
 Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-1

                                    SUMMARY

    The following is a summary of certain information relating to the Special Meeting, the Merger, and the offering of shares of Regions Common Stock to be issued upon consummation thereof. This summary does not purport to be complete and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Proxy Statement/Prospectus. Stockholders are urged to read carefully the entire Proxy Statement/Prospectus, including the Appendices. As used in this Proxy Statement/Prospectus, the terms "Regions" and "ABI" refer to those entities, respectively, and, where the context requires, to those entities and their respective subsidiaries.

THE PARTIES

    ABI. ABI is a bank holding company organized under the laws of the state of Louisiana, with its principal executive offices located in Monroe, Louisiana. ABI operates principally through the Bank, which is a state-chartered commercial bank and which provides a range of retail banking services through 8 offices in the Louisiana parishes of Ouachita, Caddo, and Bossier. At June 30, 1994, ABI had total consolidated assets of approximately $289 million, total consolidated deposits of approximately $261 million, and total consolidated stockholders' equity of approximately $27 million. ABI's principal executive office is located at 1500 North 18th Street, Monroe, Louisiana 71201, and its telephone number at such address is (318) 362-8200.


    Regions. Regions is a regional bank holding company headquartered in Birmingham, Alabama, which operated 247 banking offices located in Alabama, Florida, Georgia, Louisiana, and Tennessee as of June 30, 1994 . At that date, Regions had total consolidated assets of approximately $10.8 billion, total consolidated deposits of approximately $8.8 billion, and total consolidated stockholders' equity of approximately $905 million. Regions is the third largest bank holding company headquartered in Alabama in terms of assets, based on June 30, 1994 information. Regions operates seven state-chartered commercial bank subsidiaries and one federal stock savings bank in Alabama, Florida, Georgia, Louisiana, and Tennessee and four banking-related subsidiaries engaged in mortgage banking, credit life insurance, leasing, and securities brokerage activities with offices in various Southeastern states. Through its subsidiaries, Regions offers a broad range of banking and banking-related services.



    During the 1994 fiscal year, Regions has completed the acquisitions of four financial institutions in Alabama, Louisiana, and Georgia and has entered into a definitive agreement to acquire an additional financial institution in Alabama. Information with respect to such acquisitions is included under "Business of Regions--Recent Developments" and "Summary Pro Forma Financial Data" and in the documents incorporated by reference herein.


    Regions was organized under the laws of the state of Delaware and commenced operations in 1971 as a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Regions' principal executive offices are located at 417 North 20th Street, Birmingham, Alabama 35203, and its telephone number at such address is (205) 326-7100.

    Additional information with respect to Regions and its subsidiaries is included in documents incorporated by reference in this Proxy
Statement/Prospectus. See "Available Information," "Documents Incorporated by Reference," and "Business of Regions."

SPECIAL MEETING OF ABI STOCKHOLDERS

    The Special Meeting will be held at 10:00 a.m., local time, on November 8, 1994, at ABI's main office, 1500 North 18th Street, Monroe, Louisiana 71201, for the purpose of considering and voting on approval of the Agreement. See "The Special Meeting."

RECORD DATE; VOTE REQUIRED

    Only holders of record of ABI Common Stock at the close of business on September 30, 1994 (the "Record Date"), will be entitled to vote at the Special Meeting. The affirmative vote of at least two-thirds of the ABI Common Stock represented in person or by proxy at the Special Meeting will be required to approve the Agreement. As of the Record Date, there were 729,937 shares of ABI Common Stock outstanding and entitled to be voted.


    The directors and executive officers of ABI and their affiliates beneficially owned, as of the Record Date, 484,022 shares (or approximately 66.31% of the outstanding shares) of ABI Common Stock. Each member of the Board of Directors of ABI has agreed to vote those ABI shares over which he has voting authority (other than in a fiduciary capacity) in favor of the Merger. The directors and executive officers of Regions and their affiliates beneficially owned, as of the Record Date, no shares of ABI Common Stock. As of that date, neither ABI nor Regions held any shares of ABI Common Stock in a fiduciary capacity for others. See "The Special Meeting--Record Date; Vote Required."


THE MERGER; EXCHANGE RATIO

    The Agreement provides for the acquisition of ABI by Regions pursuant to the Merger of ABI with and into Regions. At the Effective Date, each share of ABI Common Stock (excluding any shares held by ABI, Regions, or their respective subsidiaries, other than shares held in a fiduciary capacity or in satisfaction of debts previously contracted and shares held by stockholders who perfect their dissenters' rights of appraisal) issued and outstanding at the Effective Date will be converted into 2.4445 shares of Regions Common Stock (the "Exchange Ratio"). No fractional shares of Regions Common Stock will be issued. Rather, cash will be paid in lieu of any fractional share interest to which any ABI stockholder would be entitled upon consummation of the Merger, based on the closing price of Regions Common Stock on the Nasdaq National Market (as reported by The Wall Street Journal, or, if not reported thereby, by another authoritative source selected by Regions) on the last full trading day immediately preceding the Effective Date (the "Closing Price"). See "Description of the Transaction--General."

DISSENTERS' RIGHTS

    Holders of ABI Common Stock entitled to vote on approval of the Agreement have the right to dissent from the Merger and, upon consummation of the Merger and the satisfaction of certain specified procedures and conditions, to receive the fair value of such holders' shares of ABI Common Stock in cash in accordance with the applicable provisions of Section 12:131 of the Louisiana Business Corporation Law (the "Louisiana Act"). In the event the Merger is approved by 80% or more of the total voting power of ABI, then dissenters' rights of appraisal, in accordance with the Louisiana Act, will not be available. The procedures to be followed by dissenting stockholders are summarized under "Description of the Transaction--Dissenters' Rights," and
Section 12:131 of the Louisiana Act is reproduced as Appendix B to this Proxy Statement/Prospectus.

REASONS FOR THE MERGER; RECOMMENDATION OF ABI'S BOARD OF DIRECTORS

    ABI's Board of Directors has unanimously approved the Merger and the Agreement and has determined that the Merger is fair to, and in the best interests of, ABI and its stockholders. Accordingly, ABI's Board unanimously recommends that ABI's stockholders vote FOR approval of the Agreement. In approving the Merger, ABI's directors considered ABI's financial condition, the financial terms and the income tax consequences of the Merger, the likelihood of the Merger being approved by regulatory authorities without undue conditions or delay, legal advice concerning the proposed Merger, and in general the fairness of the terms of the Merger to ABI stockholders. See "Description of the Transaction--Background of and Reasons for the Merger." Each member of the Board of Directors of ABI has agreed to vote those shares of ABI Common Stock over which he has voting authority (other than in a fiduciary capacity) in favor of the Merger.

EFFECTIVE DATE

    Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Date will occur on the date and at the time that the Delaware Certificate of Merger and the Louisiana Certificate of

Merger are filed and become effective with, respectively, the Delaware Secretary of State and the Louisiana Secretary of State. Unless otherwise agreed upon by Regions and ABI, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Date to occur on the first business day following the last to occur of (i) the effective date (including the expiration of any applicable waiting period) of the last federal or state regulatory approval required for the Merger and (ii) the date on which the Agreement is approved by the requisite vote of ABI stockholders; or such later date within 30 days thereof as specified by Regions. The parties expect that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated during the fourth quarter of 1994, although there can be no assurance as to whether or when the Merger will occur. See "Description of the Transaction--Effective Date of the Merger," "--Conditions to Consummation of the Merger," and "--Waiver, Amendment, and Termination of the Agreement."

EXCHANGE OF STOCK CERTIFICATES

    Promptly after the Effective Date, Regions will cause First Alabama Bank, acting in its capacity as exchange agent for Regions (the "Exchange Agent"), to mail to the former stockholders of ABI a form letter of transmittal, together with instructions for the exchange of such stockholders' certificates representing shares of ABI Common Stock for certificates representing shares of Regions Common Stock. ABI STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE FORM LETTER OF TRANSMITTAL AND INSTRUCTIONS. See "Description of the Transaction--Distribution of Regions Stock Certificates and Payment for Fractional Shares."

REGULATORY APPROVALS AND OTHER CONDITIONS

    The Merger is subject to approval by the Board of Governors of the Federal Reserve System (the "Federal Reserve") and the Louisiana Commissioner of Financial Institutions (the "Louisiana Commissioner"). An application has been filed with each of these agencies for the requisite approvals and each of such agencies has approved the Merger.

    Consummation of the Merger is subject to various other conditions, including receipt of the required approval of ABI stockholders, receipt of an opinion of counsel as to the tax-free nature of certain aspects of the Merger, and certain other customary conditions. See "Description of the Transaction--Conditions to Consummation of the Merger."

WAIVER, AMENDMENT, AND TERMINATION OF THE AGREEMENT

    The Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Date by mutual action of the Boards of Directors of both ABI and Regions or by action of the Board of Directors of either company under certain circumstances, including if the Merger is not consummated by March 31, 1995, unless the failure to consummate by such time is due to a breach of the Agreement by the party seeking to terminate. If for any reason the Merger is not consummated, ABI will continue to operate as a bank holding company under its present management. See "Description of the Transaction--Waiver, Amendment, and Termination of the Agreement."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Certain members of ABI's management and Board of Directors have interests in the Merger in addition to their interests as stockholders of ABI generally. Those interests relate to, among other things, provisions in the Agreement regarding indemnification and eligibility for certain Regions employee benefits. In addition, the Agreement provides that William R. Boles, Sr., currently Chairman of the Board of ABI, will be elected to the Board of Directors of Regions after the Effective Date. See "Description of the Transaction--Interests of Certain Persons in the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    Consummation of the Merger is conditioned upon the receipt of an opinion of counsel to the effect that, among other things, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the exchange in the Merger of ABI Common Stock for Regions Common Stock will not give rise to gain or loss to ABI stockholders, except to the extent of any cash received in lieu of fractional share interests or as a result of a stockholder's perfecting such holder's dissenters' rights of appraisal. See "Description of the Transaction--Certain Federal Income Tax Consequences of the Merger."

    DUE TO THE INDIVIDUAL NATURE OF THE TAX CONSEQUENCES OF THE MERGER, ABI STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC EFFECT OF THE MERGER ON THEM UNDER FEDERAL, STATE, LOCAL, AND FOREIGN TAX LAWS.

CERTAIN DIFFERENCES IN STOCKHOLDERS' RIGHTS


    On the Effective Date, ABI stockholders, whose rights are governed by ABI's Articles of Incorporation and Bylaws and by the Louisiana Act, will automatically become Regions stockholders, and their rights as Regions stockholders will be determined by Regions' Certificate of Incorporation and Bylaws and by the Delaware General Corporation Law (the "Delaware GCL").


    The rights of Regions stockholders differ from the rights of ABI stockholders in certain important respects, some of which constitute additional antitakeover provisions provided for in Regions' governing documents. See "Effect of the Merger on Rights of Stockholders."

COMPARATIVE MARKET PRICES OF COMMON STOCK

    Regions Common Stock is traded in the over-the-counter market and quoted on the Nasdaq National Market. ABI Common Stock is not traded in any established market.


    The following table sets forth as of the indicated dates (i) the last sale price of Regions Common Stock, (ii) the sale price in the last known transaction of purchase and sale of ABI Common Stock, which occurred in the first quarter of 1994, and (iii) the equivalent per share price (as explained below) of ABI Common Stock. The indicated dates represent, respectively, the last trading day immediately preceding public announcement of the proposed Merger and the latest practicable date prior to the mailing of this Proxy Statement/Prospectus.



                                                                                    EQUIVALENT
                                                                                        PER
                                                                                    SHARE PRICE
                                    REGIONS                    ABI                    OF ABI
MARKET PRICE PER SHARE AT:       COMMON STOCK             COMMON STOCK             COMMON STOCK
- --------------------------       ------------             ------------             ------------
June 1, 1994                       $ 34.44                   $ 20.00                  $84.19
October 6, 1994                      34.50                     20.00                   84.34


    The equivalent per share price of ABI Common Stock at each specified date represents the last sale price of a share of Regions Common Stock on such date multiplied by the Exchange Ratio of 2.4445. Stockholders are advised to obtain current market quotations for Regions Common Stock and ABI Common Stock. No assurance can be given as to the market price of Regions Common Stock at or after the Effective Date.

COMPARATIVE PER SHARE DATA

    The following table sets forth certain comparative per share data relating to net income, cash dividends, and book value on (i) an historical basis for Regions and ABI, (ii) a pro forma combined basis per share of Regions Common Stock, giving effect to the Merger, (iii) an equivalent pro forma basis per share of ABI Common Stock, giving effect to the Merger, (iv) a pro forma combined basis per share of Regions Common

Stock, giving effect to the Merger and the Other Acquisitions (as defined under "Business of Regions--Recent Developments"), and (v) as appropriate, an
equivalent pro forma basis per share of ABI Common Stock,       giving effect
to the Merger and the Other Acquisitions. The Regions and ABI pro forma combined information and the ABI pro forma Merger equivalent information give effect to the Merger on a purchase accounting basis and assume an Exchange Ratio of 2.4445 of a share of Regions Common Stock for each share of ABI Common Stock. See "Description of the Transaction--Accounting Treatment." The Regions, ABI, and Other Acquisitions pro forma combined information and the ABI pro forma Merger and Other Acquisitions equivalent information give effect to (i) the Merger as described in the preceding sentence and (ii) the Other Acquisitions as described under "Summary Pro Forma Financial Data--Selected Pro Forma Combined Data for Regions, ABI, and Other Acquisitions." The pro forma data are presented for informational purposes only and are not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger or the Other Acquisitions been consummated at the dates or during the periods indicated, nor are they necessarily indicative of future results of operations or combined financial position.


    The information shown below should be read in conjunction with, and is qualified in its entirety by, the historical financial statements of Regions and ABI, including the respective notes thereto, and the pro forma financial information included or incorporated by reference herein. See "Documents Incorporated by Reference," "--Selected Financial Data," "Business of Regions--Recent Developments," and "Summary Pro Forma Financial Data."

                                                         SIX MONTHS
                                                        ENDED JUNE 30,              YEAR ENDED DECEMBER 31,
                                                        --------------          ------------------------------
                                                      1994          1993          1993         1992         1991
                                                      ----          ----          ----         ----         ----
                                                         (Unaudited)              (Unaudited except
                                                                             (Regions and ABI historical)

NET INCOME PER COMMON SHARE
Regions historical  . . . . . . . . . . .          $  1.65     $  1.49          $ 3.01       $ 2.60      $ 2.16
ABI historical  . . . . . . . . . . . . .             3.38        3.35            6.70         4.93        3.50
Regions and ABI pro forma combined(1) . .             1.65                        3.00
ABI pro forma Merger equivalent(2)  . . .             4.03                        7.33
Regions, ABI, and Other Acquisitions
   pro forma combined(3)  . . . . . . . .             1.67                        3.01
ABI pro forma Merger and Other Acquisitions
   equivalent(2)  . . . . . . . . . . . .             4.08                        7.36

DIVIDENDS DECLARED PER COMMON SHARE
Regions historical  . . . . . . . . . . .          $  0.60     $  0.52          $ 1.04       $ 0.91      $ 0.87
ABI historical  . . . . . . . . . . . . .             0.00        0.00            0.00         0.00        0.00
ABI pro forma Merger equivalent(4)  . . .             1.47        1.27            2.54         2.22        2.13

BOOK VALUE PER COMMON SHARE (PERIOD END)
Regions historical  . . . . . . . . . . .          $ 21.60     $ 18.48          $20.73       $17.62      $15.76
ABI historical. . . . . . . . . . . . . .            36.58       31.67           35.02        29.70       26.02
Regions and ABI pro forma combined(1) . .            21.70
ABI pro forma Merger equivalent(2)  . . .            53.05
Regions, ABI, and Other Acquisitions
   pro forma combined(3)  . . . . . . . .            21.58
ABI pro forma Merger and Other Acquisitions
   equivalent(2)  . . . . . . . . . . . .            52.75

_____________________

(1) Represents the pro forma combined information of Regions and ABI as if the Merger were consummated on January 1, 1993, and were accounted for as a purchase.
(2) Represents pro forma combined information multiplied by the Exchange Ratio of 2.4445 shares of Regions Common Stock for each share of ABI Common Stock.
(3) Represents the pro forma combined information of Regions, ABI, and the Other Acquisitions as if the Merger were consummated at the time and pursuant to the accounting basis described in Note (1) and the Other Acquisitions were consummated at the time and pursuant to the accounting bases described under "Summary Pro Forma Financial Data--Selected Pro Forma Combined Data for Regions, ABI, and Other Acquisitions."
(4) Represents historical dividends declared per share by Regions multiplied by the Exchange Ratio of 2.4445 shares of Regions Common Stock for each share of ABI Common Stock.


SELECTED FINANCIAL DATA

    The following tables present certain selected historical financial data for Regions and ABI. The data should be read in conjunction with the historical financial statements, related notes, and other financial information concerning Regions and ABI incorporated by reference or included herein. See "Documents Incorporated by Reference" and "Index to ABI Financial Statements."

Selected Historical Financial Data of Regions

                                                      SIX MONTHS                             YEAR ENDED
                                                     ENDED JUNE 30,                          DECEMBER 31,
                                                   ------------------       -----------------------------------------------------
                                                   1994         1993        1993       1992        1991       1990         1989
                                                   ----         ----        ----       ----        ----       ----         ----
                                                      (Unaudited)
                                                                            (In thousands except per share data and ratios)
INCOME STATEMENT DATA:
     Total interest income  . . . . . . . .    $   356,621  $  273,590 $   555,667 $  536,747   $ 556,821 $   519,753  $   496,392
     Total interest expense   . . . . . . .        152,323     104,771     213,614    224,068     292,017     297,613      292,687
     Net interest income  . . . . . . . . .        204,298     168,819     342,053    312,679     264,804     222,140      203,705
     Provision for loan losses  . . . . . .          9,179      13,300      21,533     27,072      24,005      24,208       15,800
     Net interest income after
          loan loss provision . . . . . . .        195,119     155,519     320,520    285,607     240,799     197,932      187,905
     Total noninterest income
          excluding security gains (losses)         72,466      63,155     131,949    119,130     101,964      94,730       71,976
     Security gains (losses)  . . . . . . .            106          42          78        (53)       (507)       (982)         506
     Total noninterest expense  . . . . . .        164,036     135,096     287,026    264,659     230,340     195,611      176,707
     Income tax expense . . . . . . . . . .         34,435      28,257      53,476     44,977      33,660      27,175       21,046
     Net income . . . . . . . . . . . . . .    $    69,220  $   55,363 $   112,045 $   95,048  $   78,256 $    68,894  $    62,634

PER SHARE DATA:
     Net income . . . . . . . . . . . . . .    $      1.65  $     1.49 $      3.01 $     2.60  $     2.16 $      1.91  $      1.72
     Cash dividends . . . . . . . . . . . .           0.60        0.52        1.04       0.91        0.87        0.84         0.76
     Book value . . . . . . . . . . . . . .          21.60       18.48       20.73      17.62       15.76       14.54        13.48

OTHER INFORMATION:
     Average number of shares outstanding .         41,925      37,172      37,205     36,532      36,191      36,097       36,331

BALANCE SHEET DATA (PERIOD END):
     Total assets . . . . . . . . . . . . .    $10,822,808  $8,070,569 $10,476,348 $7,881,026  $6,745,053 $ 6,344,406  $ 5,549,612
     Securities . . . . . . . . . . . . . .      2,428,865   1,610,389   2,368,445  1,670,170   1,575,725   1,489,200    1,133,087
     Loans, net of unearned income  . . . .      7,297,575   5,432,548   6,833,246  5,142,531   4,274,958   4,092,262    3,552,082
     Total deposits . . . . . . . . . . . .      8,787,549   6,863,551   8,770,694  6,701,142   5,917,028   5,353,211    4,744,364
     Long-term debt . . . . . . . . . . . .        437,488     141,819     462,862    136,990      18,782      19,707       45,343
     Stockholders' equity . . . . . . . . .        905,450     686,656     850,965    656,655     572,971     524,132      489,441

PERFORMANCE RATIOS:
     Return on average assets (1) . . . . .           1.32%       1.44%       1.40%      1.34%       1.23%       1.23%        1.20%
     Return on average stockholders' equity (1)      15.82       16.60       16.14      15.64       14.27       13.64        13.25
     Net interest margin (1)  . . . . . . .           4.31        4.91        4.82       4.98        4.78        4.67         4.65
     Efficiency (2) . . . . . . . . . . . .          58.16       56.96       59.24      59.87       60.77       59.22        60.68
     Dividend payout  . . . . . . . . . . .          36.36       34.90       34.55      35.00       40.28       43.98        44.19

ASSET QUALITY RATIOS:
     Net charge-offs to average
          loans, net of unearned income (1)           0.10%       0.04%       0.19%      0.28%       0.35%       0.44%        0.42%
     Problem assets to net loans and
          other real estate (3) . . . . . .           0.68        0.75        0.84       0.70        0.89        0.98         0.72
     Nonperforming assets to net loans and
          other real estate (4) . . . . . .           0.76        0.81        1.03       0.81        1.01        1.12         0.94
     Allowance for loan losses to loans,
          net of unearned income  . . . . .           1.48        1.59        1.47       1.43        1.28        1.10         1.05
     Allowance for loan losses to
          nonperforming assets (4)  . . . .         196.00      194.60      143.05     175.92      126.32       98.18       110.71

LIQUIDITY AND CAPITAL RATIOS:
     Average stockholders' equity to
          average assets  . . . . . . . . .           8.31%       8.65%       8.70%      8.59%       8.63%       9.03%        9.06%
     Average loans to average deposits  . .          79.10       77.53       78.14      72.46       73.40       76.67        75.23
     Tier 1 risk-based capital (5)  . . . .          11.82       11.63       11.13      11.68       11.85       11.31          n/a
     Total risk-based capital (5) . . . . .          14.15       14.32       13.48      14.44       13.19       12.51          n/a
     Tier 1 leverage (5)  . . . . . . . . .           8.08        8.30       10.11       8.44        8.40        7.65         8.36

__________________________
  (1)    Interim period ratios are annualized.
  (2) Noninterest expense divided by the sum of net interest income (taxable-equivalent basis) and noninterest income net of gains (losses) from security transactions.
  (3) Problem assets include loans on a nonaccrual basis, restructured loans, and foreclosed properties.
  (4) Nonperforming assets include loans on a nonaccrual basis, restructured loans, loans 90 days or more past due, and foreclosed properties.
  (5) The required minimum Tier 1 and total risk-based capital ratios are 4.0% and 8.0%, respectively. The minimum leverage ratio of Tier 1 capital to total adjusted assets is 3.0% to 5.0%, depending on the risk profile of the institution and other factors.

Selected Historical Financial Data of ABI

                                                SIX MONTHS                         YEAR ENDED
                                               ENDED JUNE 30,                      DECEMBER 31,
                                              ---------------     --------------------------------------------------
                                              1994      1993      1993       1992       1991        1990       1989
                                              ----      ----      ----       ----       ----        ----       ----
                                               (Unaudited)
                                                            (In thousands except per share data and ratios)
Income Statement Data:
     Total interest income  . . . . .    $   10,888 $  10,684 $   22,082  $  21,570 $   23,052 $   22,827 $    20,762
     Total interest expense   . . . .         3,254     3,159      6,474      7,619     11,032     12,646      11,850
     Net interest income  . . . . . .         7,634     7,525     15,608     13,951     12,020     10,181       8,912
     Provision for loan losses  . . .           455       544      1,280      1,156      1,197      1,245       2,013
     Net interest income after
          loan loss provision . . . .         7,179     6,981     14,328     12,795     10,823      8,936       6,899
     Total noninterest income
          excluding security gains
          (losses)  . . . . . . . . .         2,486     2,046      4,118      3,457      2,987      2,696       2,300
     Security gains (losses)  . . . .            --        17         17         --        (12)        (4)        122
     Total noninterest expense  . . .         6,135     5,946     11,930     11,595     10,795      9,399       8,034
     Income tax expense . . . . . . .         1,126     1,025      2,144      1,444        826        558         239
     Cumulative effect of a change
          in an accounting principle             --       187        187         --         --         --          --
     Net income . . . . . . . . . . .    $    2,404 $   2,260 $    4,576  $   3,213 $    2,177 $    1,671  $    1,048

Per Share Data:
     Net income . . . . . . . . . . .    $     3.38 $    3.35 $     6.70  $    4.93 $     3.50 $     2.82  $     1.86
     Cash dividends . . . . . . . . .          0.00      0.00       0.00       0.00       0.00       0.00        0.00
     Book value . . . . . . . . . . .         36.58     31.67      35.02      29.70      26.02      23.28       21.54

Other Information:
     Average number of shares outstanding       710       674        682        652        622        593         564

Balance Sheet Data (Period End):
     Total assets . . . . . . . . . .    $  289,326 $ 294,599 $  305,131  $ 286,284 $  259,371 $  232,890  $  229,229
     Securities . . . . . . . . . . .        37,236    42,070     34,796     46,828     41,235     42,847      38,032
     Loans, net of unearned income. .       210,998   197,432    209,109    185,510    165,975    154,688     147,813

     Total deposits . . . . . . . . .       261,077   271,040    279,834    265,017    240,041    215,373     212,888
     Long-term debt . . . . . . . . .            --        --         --         --        220        551         828
     Stockholders' equity . . . . . .        26,701    21,868     24,185     19,545     16,382     13,963      12,306

Performance Ratios:
     Return on average assets (1) . .          1.68%     1.68%      1.63%      1.23%      0.88%      0.74%       0.52%
     Return on average stockholders'
          equity(1) . . . . . . . . .         19.00     22.56      21.15      19.64      14.02      12.78        8.82

     Net interest margin (1)  . . . .          5.71      5.49       5.50       5.35       4.83       5.04        4.58
     Efficiency (2) . . . . . . . . .         60.37     60.93      59.91      66.60      70.45      71.69       71.55
     Dividend payout  . . . . . . . .            --        --         --         --         --         --          --

Asset Quality Ratios:
     Net charge-offs to average loans,
          net of unearned income (1)           0.25%     0.23%      0.28%      0.73%      0.71%      0.64%       1.47%
     Problem assets to net loans and
          other real estate (3) . . .          0.33      0.65       0.41       1.19       1.80       3.08        5.09
     Nonperforming assets to net loans and
          other real estate (4) . . .          0.76      1.35       1.00       2.46       3.63       3.98        5.05
     Allowance for loan losses to loans,
          net of unearned income  . .          1.51      1.26       1.39       1.17       1.37       1.45        1.29
     Allowance for loan losses to
          nonperforming assets (4)  .        203.67     91.53     139.66      50.17      36.43      36.62       24.28

Liquidity and Capital Ratios:
     Average stockholders' equity to
          average assets  . . . . . .          8.82%     7.53%      7.69%      6.87%      6.03%      6.03%       6.28%
     Average loans to average deposits        80.29     75.63      75.79      78.67      71.76      72.79       72.43
     Tier 1 risk-based capital (5)  .         10.00     11.52      11.45      10.01       9.16       9.07        7.79
     Total risk-based capital (5) . .         13.87     12.91      12.78      11.12      10.42      10.46        9.49
     Tier 1 leverage (5)  . . . . . .          9.22      7.42       7.92       6.82       6.31       6.00        5.36

__________________________
  (1)    Interim period ratios are annualized.
  (2) Noninterest expense divided by the sum of net interest income (taxable-equivalent basis) and noninterest income net of gains (losses) from security transactions.
  (3) Problem assets include loans on a nonaccrual basis, restructured loans, and foreclosed properties.
  (4) Nonperforming assets include loans on a nonaccrual basis, restructured loans, loans 90 days or more past due, and foreclosed properties.
  (5) The required minimum Tier 1 and total risk-based capital ratios are 4.0% and 8.0%, respectively. The minimum leverage ratio of Tier 1 capital to total adjusted assets is 3.0% to 5.0%, depending on the risk profile of the institution and other factors.

                              THE SPECIAL MEETING
GENERAL


         This Proxy Statement/Prospectus is being furnished to the holders of ABI Common Stock in connection with the solicitation by the ABI Board of Directors of proxies for use at the Special Meeting, at which ABI stockholders will be asked to vote on a proposal to approve the Agreement. The Special Meeting will be held at 10:00 a.m., local time, on November 8, 1994, at the main offices of ABI, located at 1500 North 18th Street, Monroe, Louisiana 71201.



         ABI stockholders are requested to promptly sign, date, and return the accompanying proxy card to ABI in the enclosed postage-paid, addressed envelope.


         Any ABI stockholder who has delivered a proxy may revoke it at any time before it is voted by giving notice of revocation in writing or submitting to ABI a signed proxy card bearing a later date, provided that such notice or proxy card is actually received by ABI before the vote of stockholders or in open meeting prior to the taking of the stockholder vote at the Special Meeting. Any notice of revocation should be sent to American Bancshares, Inc., 1500 North 18th Street, Monroe, Louisiana 71201, Attention: William R. Boles, Jr., Corporate Secretary. A proxy will not be revoked by death or supervening incapacity of the stockholder executing the proxy unless, before the vote, notice of such death or incapacity is filed with the Corporate Secretary. The shares of ABI Common Stock represented by properly executed proxies received at or prior to the Special Meeting and not subsequently revoked will be voted as directed in such proxies. IF INSTRUCTIONS ARE NOT GIVEN, SHARES REPRESENTED BY PROXIES RECEIVED WILL BE VOTED FOR APPROVAL OF THE AGREEMENT AND IN THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTERS THAT PROPERLY MAY COME BEFORE THE SPECIAL MEETING. IF NECESSARY, AND UNLESS CONTRARY INSTRUCTIONS ARE GIVEN, THE PROXY HOLDER ALSO MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE SPECIAL MEETING TO PERMIT FURTHER SOLICITATION OF PROXIES IN ORDER TO OBTAIN SUFFICIENT VOTES TO APPROVE THE AGREEMENT. As of the date of this Proxy Statement/Prospectus, ABI is unaware of any other matter to be presented at the Special Meeting.

         Solicitation of proxies will be made by mail, but also may be made by telephone or telegram or in person by the directors, officers, and employees of ABI, who will receive no additional compensation for such solicitation, but may be reimbursed for out-of-pocket expenses. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses.

         ABI STOCKHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

RECORD DATE; VOTE REQUIRED

         ABI's Board of Directors has established the close of business on September 30, 1994, as the Record Date for determining the ABI stockholders entitled to notice of and to vote at the Special Meeting. Only ABI stockholders of record as of the Record Date will be entitled to vote at the Special Meeting. The affirmative vote of the holders of two-thirds of the ABI Common Stock represented in person or by proxy at the Special Meeting is required in order to approve the Agreement. Therefore, returning an executed proxy card marked as an abstention will have the same effect as a vote against the Agreement, as will a broker's submitting a proxy card without exercising discretionary voting authority with respect to the Agreement. Nonvotes in the form of failing to return a properly executed proxy card, unlike explicit abstentions, will have the effect of reducing the number of affirmative votes required for approval of the Agreement, but will not be counted toward a quorum at the Special Meeting. As of the Record Date, there were approximately 297 holders of 729,937 shares of ABI Common Stock outstanding and entitled to vote at the Special Meeting, with each share entitled to one vote. For information as to persons known by ABI to beneficially own more than 5.0% of the outstanding shares of ABI Common Stock as of the Record Date, see "Voting Securities and Principal Stockholders of ABI."

         The presence, in person or by proxy, of a majority of the outstanding shares of ABI Common Stock is necessary to constitute a quorum of the stockholders in order to take action at the Special Meeting. For purposes of determining the presence of a quorum, shares of ABI Common Stock that are represented in person, or by proxy at the Special Meeting will be counted regardless of whether the holder of the shares or proxy fails to vote on the Agreement or whether a broker with discretionary authority fails to exercise its discretionary voting authority with respect to the Agreement. Once a quorum is established, approval of the Agreement requires the affirmative vote of the holders of two-thirds of the ABI Common Stock represented in person or by proxy at the Special Meeting.


         The directors and executive officers of ABI and their affiliates beneficially owned, as of the Record Date, 484,022 shares (or approximately 66.31% of the outstanding shares) of ABI Common Stock. Each member of the Board of Directors and each executive officer of ABI has agreed to vote those shares of ABI Common Stock over which he has voting authority (other than in a fiduciary capacity) in favor of the Merger. The directors and executive officers of Regions and their affiliates beneficially owned, as of the Record Date, no shares of ABI Common Stock. As of that date, no subsidiary of either ABI or Regions held any shares of ABI Common Stock in a fiduciary capacity for others.

                         DESCRIPTION OF THE TRANSACTION

         The following material describes certain aspects of the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the Agreement, which is attached as Appendix A to this Proxy Statement/Prospectus and incorporated herein by reference. All stockholders are urged to read the Appendices in their entirety.

GENERAL

         Upon consummation of the Merger, ABI will merge with and into Regions, the separate existence of ABI will cease, and each of the subsidiaries of ABI will become subsidiaries of Regions. The Bank will continue in operation as a wholly-owned subsidiary of Regions serving its current markets as a state-chartered commercial bank until it is combined with other banking subsidiaries of Regions operating in Louisiana. The other first- and second-tier subsidiaries of ABI, namely American Land Company in Monroe, Inc., American Leasing Company of Monroe, Inc., and American Bancshares Leasing Company (each, an "ABI Subsidiary" and, collectively with the Bank, the "ABI Subsidiaries") will become first- or second-tier subsidiaries of Regions, as the case may be.

         ABI Common Stock will be converted into Regions Common Stock as described below under "--Exchange Ratio." Each share of Regions Common Stock outstanding immediately prior to the Effective Date will remain outstanding and unchanged as a result of the Merger.

EXCHANGE RATIO

         Each share of ABI Common Stock (excluding any shares held by ABI, Regions, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or in satisfaction of debts previously contracted and shares held by stockholders who perfect their dissenters' rights of appraisal) issued and outstanding at the Effective Date will be converted into 2.4445 shares of Regions Common Stock.

         No fractional shares of Regions Common Stock will be issued. Rather, cash will be paid in lieu of any fractional share interest to which any ABI stockholder would be entitled upon consummation of the Merger, based on the Closing Price.

BACKGROUND OF AND REASONS FOR THE MERGER

         Background of the Merger.   During the last several years, there have
been significant developments in the banking and financial services industry. These developments include an accelerated trend towards consolidation and geographic expansion by regional bank holding companies, specialization of products and services offered by banking institutions, increased competition from financial institutions which are not subject to bank regulatory oversight, and increasing regulatory compliance requirements for banking institutions.

         In May 1994, the executive officers and Board of Directors of ABI began to evaluate whether the interests of the stockholders, officers and employees, customers, and the community would be better served by combining ABI with a regional bank holding company if a fair price could be negotiated or by retaining its independent status. It was the unanimous consensus of the Board of Directors that a merger at a fair price to stockholders with a regional bank holding company which recognized the importance of the banking philosophy at ABI, and also enhanced its relationship with its customers, employees, and community, was in the best interest of all constituencies which ABI serves. In reaching this conclusion, the Board of Directors unanimously concluded that ABI had insufficient assets and was unlikely to develop sufficient assets to justify the cost to be incurred to develop new and specialized products to compete with those being offered by its larger and better capitalized competitors and to justify the increased cost of regulatory compliance. Further, the directors concluded that the current favorable market evaluation of successful independent local bank holding companies might not continue after the regional bank holding companies complete their geographic expansion efforts.

         ABI's Reasons for the Merger. In approving the Merger, the directors of ABI considered a number of factors. Without assigning any relative or specific weights to the factors, the ABI Board of Directors considered the following material factors:

         (a) the information presented to the directors by the management of ABI concerning the business, operations, earnings, asset quality, and financial condition of ABI, including compliance with regulatory capital requirements on an historical and prospective basis;

         (b) the financial terms of the Merger, including the relationship of the value of the Regions Common Stock issuable in the Merger to the market value, tangible book value, and earnings per share of ABI Common Stock;

         (c) the nonfinancial terms of the Merger, including the treatment of the Merger as a tax-free exchange of ABI Common Stock for Regions Common Stock for federal income tax purposes;

         (d) the likelihood of the Merger being approved by applicable regulatory authorities without undue conditions or delay; and

         (e) in general, the fairness of the Merger to ABI and its stockholders.

         The terms of the Merger were the result of arms-length negotiations between representatives of ABI and representatives of Regions. Based upon the consideration of the foregoing factors, the Board of Directors of ABI unanimously approved the Merger as being in the best interests of ABI and its stockholders. Each member of the Board of Directors of ABI has agreed to vote those shares of ABI Common Stock over which he has a voting authority (other than in a fiduciary capacity) in favor of the Merger and for the Agreement.

         ABI'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ABI STOCKHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT.

         Regions' Reasons for the Merger. The Regions Board of Directors has approved the Agreement and determined that the Merger is in the best interests of Regions and its stockholders. In approving the Agreement, the Regions Board considered a number of factors. Without assigning any relative or specific weights to the factors, the Regions Board of Directors considered the following material factors:

         (a) a review, based in part on a presentation by Regions management, of (i) the business, operations, earnings, and financial condition, including the capital levels and asset quality, of ABI on an historical, prospective, and pro forma basis and in comparison to other financial institutions in the area,
(ii) the demographic, economic, and financial characteristics of the markets in which ABI operates, including existing competition, history of the market areas with respect to financial institutions, and average demand for credit, on an historical and prospective basis, and (iii) the results of Regions' due diligence review of ABI; and

         (b) a variety of factors affecting and relating to the overall strategic focus of Regions, including Regions' desire to expand into certain markets in the southeastern United States.

EFFECTIVE DATE OF THE MERGER

         Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Date will occur on the date and at the time that the Delaware Certificate of Merger and the Louisiana Certificate of Merger relating to the Merger are filed and declared effective with, respectively, the Delaware Secretary of State and the Louisiana Secretary of State. Unless otherwise agreed upon by Regions and ABI, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Date to occur on the last business day of the month in which the last of the following events occurs: (i) the effective date (including the expiration of any applicable waiting period) of the last federal or state regulatory approval required for the Merger and (ii) the date on which the Agreement is approved by the requisite vote of ABI stockholders; or such later date within 30 days thereof as specified by Regions.

         No assurance can be provided that the necessary stockholder and regulatory approvals can be obtained or that other conditions precedent to the Merger can or will be satisfied. Regions and ABI anticipate that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated during the fourth quarter of 1994. However, delays in the consummation of the Merger could occur.

         The Board of Directors of either Regions or ABI generally may terminate the Agreement if the Merger is not consummated by March 31, 1995, unless the failure to consummate by that date is the result of a breach of the Agreement by the party seeking termination. See "--Conditions to Consummation of the Merger" and "--Waiver, Amendment, and Termination of the Agreement."

DISTRIBUTION OF REGIONS STOCK CERTIFICATES AND PAYMENT FOR FRACTIONAL SHARES

         Promptly after the Effective Date, Regions will cause First Alabama Bank, acting in the capacity of the Exchange Agent to mail to the former stockholders of ABI a form letter of transmittal, together with instructions for the exchange of such stockholders' certificates representing shares of ABI Common Stock for certificates representing shares of Regions Common Stock.

         ABI STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE FORM LETTER OF TRANSMITTAL AND INSTRUCTIONS.


         Upon surrender to the Exchange Agent of certificates for ABI Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to each holder of ABI Common Stock surrendering such items a certificate or certificates representing the number of shares of Regions Common Stock to which such holder is entitled, if any, and a check for the amount to be paid in lieu of any fractional share, without interest. After the Effective Date, to the extent permitted by law, ABI stockholders of record as of the Effective Date will be entitled to vote at any meeting of Regions stockholders the number of whole shares of Regions Common Stock into which their shares of ABI Common Stock have been converted, regardless of whether such stockholders have surrendered their ABI Common Stock certificates. Whenever a dividend or other distribution is declared by Regions on the Regions Common Stock, the record date for which is at or after the Effective Date, the declaration shall include dividends or other distributions on all shares issuable pursuant to the Agreement, but no dividend or other distribution payable after the Effective Date with respect to Regions Common Stock will be paid to the holder of any unsurrendered ABI certificate until the holder duly surrenders such certificate. Upon surrender of such ABI Common Stock certificate, however, both the Regions Common Stock certificate, together with all such undelivered dividends or other distributions (without interest) and any undelivered cash payments to be paid in lieu of any fractional shares (without interest), shall be delivered and paid with respect to each share represented by such certificate.

         After the Effective Date, there will be no transfers of shares of ABI Common Stock on ABI's stock transfer books. If certificates representing shares of ABI Common Stock are presented for transfer after the Effective Date, they will be canceled and exchanged for the shares of Regions Common Stock and a check for the amount due in lieu of fractional shares, if any, deliverable in respect thereof.

CONDITIONS TO CONSUMMATION OF THE MERGER

         Consummation of the Merger is subject to a number of conditions, including, but not limited to:

         (a) approval from the Federal Reserve and the Louisiana Commissioner, without any conditions or restrictions that, in the reasonable judgment of Regions' Board of Directors, would so materially adversely impact the economic or business benefits of the transactions contemplated by the Agreement so as to render inadvisable the consummation of the Merger, and expiration of any applicable waiting period;

         (b) the approval of the Agreement by the required vote of the holders of ABI Common Stock represented at the Special Meeting;

         (c) the absence of any action by any court or governmental authority restraining or prohibiting the Merger;

         (d) the receipt of a satisfactory opinion of counsel that the Merger qualifies for federal income tax treatment as a reorganization under Section 368(a) of the Code and that the exchange of ABI Common Stock for Regions Common Stock will not give rise to recognition of gain or loss to ABI stockholders, except to the extent of any cash received; and

         (e) the approval for listing on the Nasdaq National Market of the shares of Regions Common Stock to be issued in the Merger.

         Consummation of the Merger also is subject to the satisfaction or waiver of various other conditions specified in the Agreement, including, among others: (i) the delivery by Regions and ABI of opinions of their respective counsel and certificates executed by their respective chief executive officers and chief financial officers as to compliance with the Agreement and (ii) as of the Effective Date, the accuracy of certain representations and warranties and the compliance in all material respects with the agreements and covenants of each party.

REGULATORY APPROVALS

         The Merger may not proceed in the absence of receipt of the requisite regulatory approvals. Applications for the approvals described below have been submitted to the appropriate regulatory agencies, and each of such agencies has approved the Merger without the imposition of a condition as described under "--Conditions to Consummation of the Merger."

         Regions and ABI are not aware of any material governmental approvals or actions that are required for consummation of the Merger, except as described below. Should any other approval or action be required, it presently is contemplated that such approval or action would be sought.

         The Merger requires the prior approval of the Federal Reserve, pursuant to Section 3 of the BHC Act. In granting its approval under Section 3 of the BHC Act, the Federal Reserve considered, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the Federal Reserve from approving the Merger (i) if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States or (ii) if its effect in any section of the country may be to substantially lessen competition or to tend to create a monopoly, or if it would be a restraint of trade in any other manner, unless the Federal Reserve finds that any anticompetitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. Under the BHC Act, the Merger may not be consummated until the 30th day following the date of Federal Reserve approval, during which time the United States Department of Justice may challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the Federal Reserve's approval, unless a court specifically orders otherwise.

         The Merger also is subject to the approval of the Louisiana Commissioner. In its evaluation, the Louisiana Commissioner took into account considerations similar to those applied by the Federal Reserve.

WAIVER, AMENDMENT, AND TERMINATION OF THE AGREEMENT

         Prior to the Effective Date, and to the extent permitted by law, any provision of the Agreement generally may be (i) waived by the party benefitted by the provision or (ii) amended by a written agreement between Regions and ABI approved by their respective Boards of Directors; provided, however, that after approval by the ABI stockholders, no amendment that, pursuant to the Louisiana Act, requires further approval by such stockholders may be made without the further approval of such stockholders.

         The Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Date, either before or after approval by ABI stockholders, under certain circumstances, including:

         (a) by the Board of Directors of either party upon final, nonappealable denial of any required regulatory approval, or by the Board of Directors of Regions if any required regulatory approval is conditioned or restricted in the manner described above under "--Conditions to Consummation of the Merger";

         (b) by the Board of Directors of either party, if the stockholders of ABI fail to vote their approval of the Agreement;

         (c) by mutual agreement of the Boards of Directors of Regions and ABI;

         (d) by the Board of Directors of either party, in the event of a breach of any provision of the Agreement which meets certain standards specified in the Agreement; or

         (e) by the Board of Directors of either party if the Merger shall not have been consummated by March 31, 1995, but only if the failure to consummate the Merger by such date has not been caused by the terminating party's breach of the Agreement.

         If the Agreement is terminated, the parties will have no further obligations, except with respect to certain provisions, including those providing for payment of expenses and restricting disclosure of confidential information. Further, termination will not relieve the parties from the consequences of any uncured willful and knowing breach of the Agreement giving rise to such termination.

CONDUCT OF BUSINESS PENDING THE MERGER

         ABI generally has agreed, unless the prior consent of Regions is obtained, and except as otherwise contemplated by the Agreement, to operate its business only in the ordinary course, preserve intact its business organizations and assets, and maintain its rights and franchises. Regions has agreed to continue to conduct its business in a manner designed in its reasonable judgment to enhance the long-term value of Regions Common Stock, to enhance the business prospects of Regions and its subsidiaries, and to the extent consistent therewith, to preserve intact the core businesses and goodwill of Regions. Each of ABI and Regions has agreed not to take any action that would affect, adversely and materially, the ability of either party to perform its covenants and agreements under the Agreement or to obtain any consent or approval required for the consummation of the transactions contemplated by the Agreement. In addition, the Agreement contains certain other restrictions applicable to the conduct of the business of each of ABI and Regions prior to consummation of the Merger, as described below.


         ABI. ABI has agreed not to take certain actions relating to the operation of its business pending consummation of the Merger without the prior approval of Regions. Those actions generally include, without limitation: (i) amending its Articles of Incorporation or Bylaws; (ii) incurring, or permitting any ABI Subsidiary to incur, any additional debt or other obligation for borrowed money in excess of an aggregate of $100,000 (except in the ordinary course of business consistent with past practices); (iii) acquiring or exchanging any shares of its capital stock or any securities convertible into such shares, or paying any distribution in respect of its capital stock, provided that in the event the Effective Date occurs subsequent to the Record Date for the payment of the cash dividend to be paid on Regions Common Stock for the fourth quarter of 1994, ABI may, to the extent legally and contractually permitted to do so, declare and pay cash dividends at a rate not in excess of an amount equal to the product of the Exchange Ratio and the amount of the per share cash dividend declared by Regions on outstanding shares of Regions Common Stock for the fourth quarter of 1994; (iv) issuing, selling, or otherwise disposing of any additional shares of ABI capital stock or of capital stock of any ABI Subsidiary, any rights to acquire any such stock, or any security convertible into such stock (except as set forth in the Agreement); (v) adjusting or reclassifying any capital stock; (vi) acquiring direct or indirect control over any other entity; (vii) granting any increase in compensation or benefits to employees or officers of ABI or any ABI Subsidiary (except as disclosed to Regions or as required by law), paying any bonus (except as disclosed to Regions or in accordance with any existing program or plan), entering into or amending any severance agreements with officers (except as disclosed to Regions), or granting any increase in compensation or other benefits to directors of ABI or any ABI Subsidiary;
(viii) entering into or amending any employment contract between ABI or any ABI Subsidiary and any person that it does not have the unconditional right to terminate (except as disclosed to Regions and except for any amendment required by law); (ix) adopting any new employee benefit plan or program of ABI or any ABI Subsidiary or materially changing any existing plan or program of ABI or any ABI Subsidiary (except as disclosed to Regions and except for any change required by law or advisable to maintain the tax qualified status of any such plan); (x) making any significant change in any tax or accounting methods or systems of internal accounting controls (except in conformity to changes in tax laws or generally accepted accounting principles ("GAAP")); (xi) commencing any material litigation (except in accordance with past practices) or settling any litigation for an amount in excess of $100,000 or imposing material restrictions on the operations of ABI or any ABI Subsidiary; or (xii) modifying or terminating any material contract.


         In addition, ABI has agreed not to solicit, directly or indirectly, any acquisition proposal from any other person or entity. ABI also has agreed not to negotiate with respect to any such proposal, provide nonpublic information to any party making such a proposal, or enter into any agreement with respect to any such proposal, except in compliance with the fiduciary obligations of its Board of Directors. In addition, ABI has agreed to use reasonable efforts to cause its advisors and other representatives not to engage in any of the foregoing activities.

         Regions. The Agreement prohibits Regions, prior to the earlier of the Effective Date or the termination of the Agreement, from taking any action that would materially adversely affect the ability of either party to obtain the requisite governmental approvals or to perform its covenants and agreements under the Agreement. Regions has agreed not to amend its Certificate of Incorporation or Bylaws in any manner which is adverse to and discriminates against holders of ABI Common Stock.

MANAGEMENT FOLLOWING THE MERGER

         Consummation of the Merger will not alter the present officers and directors of Regions. Information concerning the management of Regions is included in the documents incorporated herein by reference. See "Documents Incorporated by Reference."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Indemnification and Advancement of Expenses. The Agreement provides that Regions will maintain all rights of indemnification and advancement of expenses incurred in the defense of any litigation existing in favor of each person entitled to indemnification from ABI or any ABI Subsidiary on terms no less favorable than the rights provided in the Articles of Incorporation or Bylaws of ABI or any of the ABI Subsidiaries, as the case may be, or the rights otherwise in effect on the date of the Agreement and that such rights will continue in full force and effect for six years from the Effective Date with respect to matters occurring at or prior to the Effective Date.

         Employee Benefits. The Agreement also provides that, after the Effective Date, Regions will provide generally to officers and employees of ABI and the ABI Subsidiaries who become officers or employees of Regions or its subsidiaries, employee benefits under employee benefit plans (other than stock option plans) on terms and conditions that, when taken as a whole, are substantially similar to those currently provided by Regions and its subsidiaries to their similarly situated officers and employees. For purposes of participation and vesting (but not benefit accrual) under such employee benefit plans, service with ABI or any ABI Subsidiary prior to the Effective Date will be treated as service with Regions or its subsidiaries. The Agreement further provides that Regions will cause ABI to honor all employment, severance, consulting, and other compensation contracts disclosed to Regions between ABI or any ABI Subsidiary and any current or former director, officer, or employee, and all provisions for vested amounts earned or accrued through the Effective Date under ABI's benefit plans.

         Regions Stock Ownership. As of the Record Date, the directors and executive officers of ABI owned no shares of Regions Common Stock.

         The Agreement provides that at the first regularly scheduled meeting of the Board of Directors of Regions after the Effective Date, Regions will effect all action necessary to elect William R. Boles, Sr., currently Chairman of the Board of ABI, to the Board of Directors of Regions.

DISSENTERS' RIGHTS

         General. Each ABI stockholder who objects to the Merger shall be entitled to the rights and remedies of dissenting stockholders provided in
Section 12:131 of the Louisiana Act, a copy of which is included as Appendix B to this Proxy Statement/Prospectus.

         Statutory Requirements. The following is a summary of the steps to be taken by an ABI stockholder who is interested in perfecting such holder's dissenters' rights and should be read in conjunction with the full text of Section 12:131 of the Louisiana Act. Each of the steps enumerated below must be taken in strict compliance with the applicable provisions of the statute in order for holders of ABI Common Stock to perfect their dissenters' rights. If the Merger is approved by 80% or more of the total voting power of ABI, then dissenters' rights of appraisal, in accordance with the Louisiana Act, will not be available.

         Any written objection, demand, or notice required by the Louisiana Act in connection with the exercise of dissenters' rights should be sent to ABI at 1500 North 18th Street, Monroe, Louisiana 71201, Attention: William R. Boles, Jr., Corporate Secretary. It is recommended that all required documents to be delivered by mail be sent by registered or certified mail with return receipt requested.

         Any holder of ABI Common Stock who disapproves of or objects to the proposed Merger and who wishes to receive in cash the "fair value" of such shares (determined immediately before the Merger is consummated) may elect to do so by taking all of the following steps:

         (a) Such stockholder must file with ABI, prior to or at the Special Meeting, a written objection to the proposed Merger.

         (b) Such stockholder must vote such holder's shares of ABI Common Stock against the Merger. If the Merger is approved by the required vote, but by less than 80% of the total voting power, and the Merger authorized thereby is effected, ABI promptly thereafter shall give written notice thereof, by registered mail, to each stockholder who filed such written objection to, and voted such holder's shares against, the Merger, at such stockholder's last address on ABI's records.

         (c) Each such stockholder, within 20 days after the mailing of such notice to such holder, but not thereafter, must file with ABI a demand in writing for the fair cash value of such holder's shares of ABI Common Stock as of the day before such vote was taken, and such holder must state in such demand the value demanded and a post office address to which the reply of ABI may be sent.

         (d) At the same time, such stockholder must deposit in escrow in a chartered bank or trust company located in Ouachita Parish the certificates representing such holder's shares of ABI Common Stock, duly endorsed and transferred to ABI upon the sole condition that such certificates shall be delivered to ABI upon payment of the value of the shares determined in accordance with the provisions of Section 12:131 of the Louisiana Act.

         (e) With the demand, the stockholder must deliver to ABI the written acknowledgment of such bank or trust company that it so holds such holder's certificates of ABI Common Stock.

         Unless the objection, demand, and acknowledgment are made and delivered by the stockholder within the required time period, such holder conclusively shall be presumed to have acquiesced in the Merger. If ABI does not agree to the value so stated and demanded, or does not agree that a payment is due, within 20 days after receipt of such demand and acknowledgment, it shall notify the stockholder in writing, at the designated post office address, of its disagreement and shall state in such notice the value it will agree to pay if any payment should be held to be due; otherwise it shall be liable for, and shall pay to the dissatisfied stockholder, the value demanded.

         In case of disagreement as to such fair cash value, or as to whether any payment is due, after compliance by the parties with the provisions described above, the dissatisfied stockholder, within 60 days after receipt of notice in writing of ABI's disagreement, but not thereafter, may file suit against ABI, or the merged or consolidated corporation, as the case may be, in the district court of Ouachita Parish, praying the court to fix and decree the fair cash value of the dissatisfied stockholder's shares of ABI Common Stock as of the day before such corporate action complained of was taken, and the court, on such evidence as may be adduced in relation thereto, shall determine summarily whether any payment is due and, if so, such cash value and render judgment accordingly. Any stockholder entitled to file such suit, within such 60-day period, but not thereafter, may intervene as a plaintiff in such suit filed by another stockholder and recover therein judgment against ABI for the fair cash value of such holder's shares of ABI Common Stock. Failure of the stockholder to bring suit, or to intervene in such a suit, within 60 days after receipt of notice of disagreement by ABI conclusively shall bind the stockholder (i) by ABI's statement that no payment is due or (ii) if ABI does not contend that no payment is due, to accept the value of such holder's shares of ABI Common Stock as fixed by ABI in its notice of disagreement.

         Any stockholder who fails to take each of the required actions outlined above in a timely manner will not be entitled to exercise the rights of a dissenting stockholder. Any stockholder who timely takes each of the required actions outlined above thereafter shall retain all rights of a stockholder, except the right to receive shares of Regions Common Stock, until those rights are modified upon consummation of the Merger.

         A stockholder, upon filing a demand for the value of such holder's shares, shall cease to have any of the rights of a stockholder, except the rights accorded by Section 12:131 of the Louisiana Act. Such a demand may be withdrawn by the stockholder at any time before ABI gives notice of disagreement, as provided by the Louisiana Act. After such notice of disagreement is given, withdrawal of a notice of election shall require the written consent of ABI. Dissenters' rights will not be available if any of the following occurs: (i) the stockholder withdraws the notice of election of dissenters' rights; (ii) the Merger is abandoned or rescinded, (iii) a court determines the stockholder is not entitled to receive payment for such holder's shares of ABI Common Stock; or (iv) the stockholder otherwise loses such dissenters' rights. In any such case, such holder shall not have the right to receive payment for such holder's shares of ABI Common Stock; such holder's share certificates shall be returned (and, on such holder's request, new certificates shall be issued in exchange for the old ones endorsed to ABI); and such holder shall be reinstated to all rights as a stockholder as of the filing of such holder's demand for value, including any intervening preemptive rights, and the right to payment of any intervening dividend or other distribution, or if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of ABI, the fair value thereof in cash as determined by the ABI Board or, if the Merger shall have been consummated, the Regions Board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         THE FOLLOWING IS A SUMMARY OF CERTAIN ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THIS SUMMARY IS BASED ON THE FEDERAL INCOME TAX LAWS NOW IN EFFECT AND AS CURRENTLY INTERPRETED; IT DOES NOT TAKE INTO ACCOUNT POSSIBLE CHANGES IN SUCH LAWS OR INTERPRETATIONS, INCLUDING AMENDMENTS TO APPLICABLE STATUTES OR REGULATIONS OR CHANGES IN JUDICIAL OR ADMINISTRATIVE RULINGS, SOME OF WHICH MAY HAVE RETROACTIVE EFFECT. THIS SUMMARY DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF THE POSSIBLE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. IN PARTICULAR, AND WITHOUT LIMITING THE FOREGOING, THIS SUMMARY DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO STOCKHOLDERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES OR STATUS (FOR EXAMPLE, AS FOREIGN PERSONS, TAX-EXEMPT ENTITIES, DEALERS IN SECURITIES, INSURANCE COMPANIES, AND CORPORATIONS, AMONG OTHERS). NOR DOES THIS SUMMARY ADDRESS ANY CONSEQUENCES OF THE MERGER UNDER ANY STATE, LOCAL, ESTATE, OR FOREIGN TAX LAWS. STOCKHOLDERS, THEREFORE, ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICATION AND

EFFECT OF FEDERAL, FOREIGN, STATE, LOCAL, AND OTHER TAX LAWS, AND THE IMPLICATIONS OF ANY PROPOSED CHANGES IN THE TAX LAWS.

         A federal income tax ruling with respect to this transaction was not requested from the Internal Revenue Service. Instead, Alston & Bird, special counsel to Regions, has rendered an opinion to Regions and ABI concerning certain federal income tax consequences of the proposed Merger under federal income tax law. It is such firm's opinion that:

         (a) Provided the Merger qualifies as a statutory merger under the Delaware GCL and the Louisiana Act, the Merger will be a reorganization within the meaning of Section 368(a)(1)(A). ABI and Regions will each be "a party to a reorganization" within the meaning of Section 368(b).

         (b) ABI will recognize no gain or loss upon the transfer of its assets to Regions in exchange solely for Regions Common Stock and the assumption by Regions of the liabilities of ABI.

         (c) No gain or loss will be recognized by Regions on receipt of ABI's assets in exchange for Regions Common Stock.

         (d) The basis of ABI's assets in the hands of Regions will, in each case, be the same as the basis of those assets in the hands of ABI immediately prior to the transaction.

         (e) The holding period of the assets of ABI in the hands of Regions will, in each case, include the period during which such assets were held by ABI.

         (f) The stockholders of ABI will recognize no gain or loss upon the exchange of their ABI Common Stock solely for shares of Regions Common Stock.

         (g) The basis of the Regions Common Stock received by the ABI stockholders in the proposed transaction will, in each instance, be the same as the basis of the ABI Common Stock surrendered in exchange therefor.

         (h) The holding period of the Regions Common Stock received by the ABI stockholders will, in each instance, include the period during which the ABI Common Stock surrendered in exchange therefor was held, provided that the ABI Common Stock was held as a capital asset on the date of the exchange.

         (i) The payment of cash to ABI stockholders in lieu of fractional share interests of Regions Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Regions. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a).

         (j) Where solely cash is received by an ABI stockholder in exchange for such holder's ABI Common Stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of such holder's ABI Common Stock, subject to the provisions and limitations of Section 302.

         THE TAX OPINION DOES NOT ADDRESS ANY STATE, LOCAL, OR OTHER TAX CONSEQUENCES OF THE MERGER. ABI STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE MERGER TO THEM INDIVIDUALLY, INCLUDING TAX CONSEQUENCES UNDER STATE OR LOCAL LAW.

ACCOUNTING TREATMENT

         It is anticipated that the Merger will be accounted for as a "purchase," as that term is used pursuant to GAAP, for accounting and financial reporting purposes. Under the purchase method of accounting, the assets and liabilities of ABI as of the Effective Date will be recorded at their estimated respective fair values and added to those of Regions. Financial statements of Regions issued after the Effective Date will reflect such values and will not be restated retroactively to reflect the historical financial position or results of operations of ABI.

EXPENSES AND FEES

         The Agreement provides, in general, that each of the parties will bear and pay its own expenses in connection with the transactions contemplated by the Agreement, including fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Regions will bear and pay the filing fees and printing costs in connection with this Proxy Statement/Prospectus.

RESALES OF REGIONS COMMON STOCK

         The Regions Common Stock to be issued to ABI stockholders in the Merger has been registered under the Securities Act, but that registration does not cover resales of those shares by persons who control, are controlled by, or are under common control with, ABI (such persons are referred to hereinafter as "affiliates" and generally include executive officers, directors, and 10% stockholders) at the time of the Special Meeting. Affiliates may not sell shares of Regions Common Stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act or in compliance with SEC Rule 145 or another applicable exemption from the Securities Act registration requirements.

         Each person whom ABI reasonably believes to be an affiliate of ABI has delivered to Regions a written agreement providing that such person generally will not sell, pledge, transfer, or otherwise dispose of any Regions Common Stock to be received by such person upon consummation of the Merger, except in compliance with the Securities Act and the rules and regulations of the SEC promulgated thereunder.

                EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS

         As a result of the Merger, holders of ABI Common Stock will be exchanging their shares of a Louisiana corporation governed by the Louisiana Act and ABI's Articles of Incorporation, as amended (the "Articles"), and Bylaws, as amended, for shares of Regions, a Delaware corporation governed by the Delaware GCL and Regions' Certificate of Incorporation (the "Certificate") and Bylaws. Certain significant differences exist between the rights of ABI stockholders and those of Regions stockholders. The differences deemed material by ABI and Regions are summarized below. In particular, Regions' Certificate and Bylaws contain several provisions that may be deemed to have an antitakeover effect in that they could impede or prevent an acquisition of Regions unless the potential acquirer has obtained the approval of Regions' Board of Directors. The following discussion is necessarily general; it is not intended to be a complete statement of all differences affecting the rights of stockholders and their respective entities, and it is qualified in its entirety by reference to the Louisiana Act and the Delaware GCL as well as to Regions' Certificate and Bylaws and ABI's Articles and Bylaws.

ANTITAKEOVER PROVISIONS GENERALLY


         The provisions of Regions' Certificate and Bylaws described below under the headings "Authorized Capital Stock," "Amendment of Certificate of Incorporation and Articles of Incorporation and Bylaws," "Classified Board of Directors and Absence of Cumulative Voting," "Removal of Directors," "Limitations on Director Liability," "Special Meetings of Stockholders," "Actions by Stockholders Without a Meeting," "Stockholder Nominations and Proposals," and

"Mergers, Consolidations, and Sales of Assets Generally," and the provisions of the Delaware GCL described under the heading "Business Combinations With Certain Persons," are referred to herein as the "Protective Provisions." In general, one purpose of the Protective Provisions is to assist Regions' Board of Directors in playing a role in connection with attempts to acquire control of Regions, so that the Board can further and protect the interests of Regions and its stockholders as appropriate under the circumstances, including, if the Board determines that a sale of control is in their best interests, by enhancing the Board's ability to maximize the value to be received by the stockholders upon such a sale.

         Although Regions' management believes the Protective Provisions are, therefore, beneficial to Regions stockholders, the Protective Provisions also may tend to discourage some takeover bids. As a result, Regions stockholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that the Protective Provisions discourage undesirable proposals, Regions may be able to avoid those expenditures of time and money.

         The Protective Provisions also may discourage open market purchases by a potential acquirer. Such purchases may increase the market price of Regions Common Stock temporarily, enabling stockholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the Protective Provisions may decrease the market price of Regions Common Stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The Protective Provisions also may make it more difficult and time consuming for a potential acquirer to obtain control of Regions through replacing the Board of Directors and management. Furthermore, the Protective Provisions may make it more difficult for Regions' stockholders to replace the Board of Directors or management, even if a majority of the stockholders believe such replacement is in the best interests of Regions. As a result, the Protective Provisions may tend to perpetuate the incumbent Board of Directors and management.

AUTHORIZED CAPITAL STOCK

         Regions. The Certificate authorizes the issuance of up to 120,000,000 shares of Regions Common Stock, of which 43,510,939 shares were issued, including 1,590,579 treasury shares as of June 30, 1994. Regions' Board of Directors may cause additional shares of Regions Common Stock to be issued (up to the amount authorized in the Certificate) without further action by Regions' stockholders, unless such action is required in a particular case by applicable laws or regulations or by any stock exchange upon which Regions' capital stock may be listed.

         The authority to issue additional shares of Regions Common Stock provides Regions with the flexibility necessary to meet its future needs without the delay resulting from seeking stockholder approval. The authorized but unissued shares of Regions Common Stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of Regions. In addition, the sale of a substantial number of shares of Regions Common Stock to persons who have an understanding with Regions concerning the voting of such shares, or the distribution or declaration of a dividend of shares of Regions Common Stock (or the right to receive Regions Common Stock) to Regions stockholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of Regions.

         Regions' stockholders have no preemptive rights to purchase or subscribe to Regions stock or other Regions securities.

         ABI. ABI's authorized capital stock consists of 1,000,000 shares of ABI Common Stock, of which 729,937 shares were issued and outstanding as of June 30, 1994. At that date ABI held no shares of ABI Common Stock as treasury shares.

         Pursuant to the Louisiana Act and ABI's Bylaws, ABI's Board of Directors may cause additional shares of ABI Common Stock to be issued (up to the total amount authorized) without further action by ABI stockholders.

         ABI's Articles grant the stockholders of ABI preemptive rights to purchase or subscribe to (i) any unissued authorized shares or treasury shares of ABI Common Stock, (ii) any obligations, evidences of indebtedness, or other securities of ABI convertible into or exchangeable for any such shares, (iii) any option or warrant for the purchase of any such shares, or (iv) any other securities that may be issued or sold by ABI. ABI's Articles also provide that such preemptive rights may be extinguished by the vote of two-thirds of the affected stockholders.

AMENDMENT OF CERTIFICATE AND ARTICLES OF INCORPORATION AND BYLAWS

         Regions. The Delaware GCL generally provides that the approval of a corporation's board of directors and the affirmative vote of a majority of (i) all shares entitled to vote thereon and (ii) the shares of each class of stock entitled to vote thereon as a class, is required to amend a corporation's certificate of incorporation, unless the certificate specifies a greater voting requirement. The Certificate states that its provisions regarding authorized capital stock; election, classification, and removal of directors; the approval required for certain business combinations; meetings of stockholders; and amendment of the Certificate and Bylaws may be amended or repealed only by the affirmative vote of the holders of at least 75% of the outstanding shares of Regions voting stock, voting together as a single class.

         The Certificate also provides that the Board of Directors has the power to adopt, amend, or repeal the Bylaws. Any action taken by the stockholders with respect to adopting, amending, or repealing any Bylaws may be taken only upon the affirmative vote of the holders of at least 75% of the voting power of Regions' voting stock.

         ABI. Under the Louisiana Act, the Articles may be amended by the affirmative vote of at least two-thirds of the voting power present at a stockholders meeting.

         The Articles also provide that ABI's Board of Directors can alter, amend, or repeal the Bylaws or adopt new Bylaws, subject to the concurrent power of the stockholders of ABI to alter, amend, or repeal the Bylaws or to adopt new Bylaws. Pursuant to ABI's Articles, the stockholders can provide that any or all Bylaws altered, amended, repealed, or adopted by the stockholders shall not be altered, amended, or repealed by the Board. Pursuant to ABI's Bylaws, the stockholders can repeal the Board's authority to alter, amend, or repeal the Bylaws or to adopt new Bylaws.

CLASSIFIED BOARD OF DIRECTORS AND ABSENCE OF CUMULATIVE VOTING

         Regions. The Certificate provides that Regions' Board of Directors is divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three-year terms of office.

         The effect of Regions' having a classified Board of Directors is that only approximately one-third of the members of the Board are elected each year, which effectively requires two annual meetings for Regions' stockholders to change a majority of the members of the Board.

         Pursuant to the Certificate, each stockholder generally is entitled to one vote for each share of Regions stock held and is not entitled to cumulative voting rights in the election of directors. With cumulative voting, a stockholder has the right to cast a number of votes equal to the total number of such holder's shares multiplied by the number of directors to be elected. The stockholder has the right to cast all of such holder's votes in favor of one candidate or to distribute such holder's votes in any manner among any number of candidates. Directors are elected by a plurality of the total votes cast by all stockholders. With cumulative voting, it may be possible for minority stockholders to obtain representation on the Board of Directors. Without cumulative voting, the holders of more than 50% of the shares of Regions Common Stock generally have the ability to elect 100% of the directors. As a result, the holders of the remaining Regions Common Stock effectively may not be able to elect any person to the Board of Directors. The absence of cumulative voting thus could make it more difficult for a stockholder who acquires less than a majority of the shares of Regions Common Stock to obtain representation on Regions' Board of Directors.

         ABI. ABI does not have a classified Board of Directors. The Louisiana Act generally provides that there shall be no fewer than three directors, and ABI's Bylaws generally provide that the number of directors constituting the Board of ABI shall be determined by resolution of the Board or the stockholders of ABI at any meeting thereof. There were 14 directors constituting the Board as of September 30, 1994. Directors are elected by plurality vote of the stockholders of ABI and hold office until the next annual meeting of stockholders or until their successors are elected and qualified. As with Regions, the Articles prohibit cumulative voting by the stockholders for the election of directors.

REMOVAL OF DIRECTORS

         Regions. Under the Certificate, any director or the entire Board of Directors may be removed only for cause and only by the affirmative vote of the holders of 75% or more of Regions' voting stock.

         ABI. Pursuant to ABI's Bylaws, at any meeting of stockholders called expressly for that purpose, any director or the entire Board may be removed, with or without cause, by a vote of the holders of a majority of the ABI shares then entitled to vote on the election of directors.

LIMITATIONS ON DIRECTOR LIABILITY

         Regions. The Certificate provides that a director of Regions will have no personal liability to Regions or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) the payment of certain unlawful dividends and the making of certain unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

         Although this provision does not affect the availability of injunctive or other equitable relief as a remedy for a breach of duty by a director, it does limit the remedies available to a stockholder who has a valid claim that a director acted in violation of such director's duties, if the action is among those as to which liability is limited. This provision may reduce the likelihood of stockholder derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duties, even though such action, if successful, might have benefitted Regions and its stockholders. The SEC has taken the position that similar provisions added to other corporations' certificates of incorporation would not protect those corporations' directors from liability for violations of the federal securities laws.

         ABI. The limitations on director liability provided in ABI's Articles are virtually identical to those provided in Regions' Certificate. Among the differences is the fact that, under ABI's Articles, a director would not have such protection if sued directly by ABI. ABI's Articles further provide that, to the extent the Louisiana Act is amended to provide directors greater protection from personal liability in stockholder actions, whether derivative or direct, then the liability of directors shall be so limited under the Articles.

         ABI's Articles also provide that if (i) a director discloses such director's interest (whether direct or indirect) in any transaction with ABI, or such director's interest is otherwise known to ABI's directors or stockholders who approved such transaction, and (ii) such transaction was fair to ABI as of the time it was authorized, approved or ratified by ABI's Board, then a director of ABI is relieved of liability which might otherwise exist for entering into such transaction with ABI, whether or not such interested director's presence at a meeting, or such director's vote, was necessary to obligate ABI in such transaction.

INDEMNIFICATION

         Regions. The Certificate provides that Regions will indemnify its officers, directors, employees, and agents to the full extent permitted by the Delaware GCL. Under Section 145 of the Delaware GCL as currently in effect, other than in actions brought by or in the right of Regions, such indemnification would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Regions and, with respect to any criminal proceeding, if such person had no reasonable cause to believe that the conduct was unlawful. In actions brought by or in the right of Regions, such indemnification probably would be limited to reasonable expenses (including attorneys' fees) and would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Regions, except that no indemnification may be made with respect to any matter as to which such person is adjudged liable to Regions, unless, and only to the extent that, the court determines upon application that, in view of all the circumstances of the case, the proposed indemnitee is fairly and reasonably entitled to indemnification for such expenses as the court deems proper. To the extent that any director, officer, employee, or agent of Regions has been successful on the merits or otherwise in defense of any action, suit, or proceeding, as discussed herein, whether civil, criminal, administrative, or investigative, such person must be indemnified against reasonable expenses incurred by him in connection therewith.

         ABI. The indemnifying provisions in ABI's Articles are virtually identical to those in the Delaware GCL. Under ABI's Articles, however, such indemnification applies only to ABI's directors and officers, and does not extend to ABI's employees generally or to ABI's agents.

SPECIAL MEETINGS OF STOCKHOLDERS

         Regions. Regions' Certificate and Bylaws provide that such meetings may be called at any time, but only by the chief executive officer, the secretary, or the Board of Directors of Regions. Regions stockholders do not have the right to call a special meeting or to require that Regions' Board of Directors call such a meeting. This provision, combined with other provisions of the Certificate and the restriction on the removal of directors, would prevent a substantial stockholder from compelling stockholder consideration of any proposal (such as a proposal for a business combination) over the opposition of Regions' Board of Directors by calling a special meeting of stockholders at which such stockholder could replace the entire Board with nominees who were in favor of such proposal.

         ABI. Under ABI's Bylaws, a special meeting of stockholders may be called at any time by the president, the Board, or the holders of not less than 10% of all shares of ABI stock entitled to vote at such meeting.

ACTIONS BY STOCKHOLDERS WITHOUT A MEETING

         Regions. The Certificate provides that any action required or permitted to be taken by Regions stockholders must be effected at a duly called meeting of stockholders and may not be effected by any written consent by the stockholders. These provisions would prevent stockholders from taking action, including action on a business combination, except at an annual or special meeting called by the Board of Directors, even if a majority of the stockholders were in favor of such action.

         ABI. ABI's Bylaws provide that action required or permitted to be taken at a meeting of stockholders may be taken without a meeting only if a consent in writing (in one or more counterparts), setting forth the action so taken, is signed by all of the holders of shares of ABI voting stock.

STOCKHOLDER NOMINATIONS AND PROPOSALS

         Regions. Regions' Certificate and Bylaws provide that any nomination by stockholders of individuals for election to the Board of Directors must be made by delivering written notice of such nomination (the

"Nomination Notice") to the secretary of Regions not less than 14 days nor more than 50 days before any meeting of the stockholders called for the election of directors; provided, however, that if less than 21 days' notice of the meeting is given to stockholders, the Nomination Notice must be delivered to the secretary of Regions not later than the seventh day following the day on which notice of the meeting was mailed to stockholders. The Nomination Notice must set forth certain background information about the persons to be nominated, including information concerning (i) the name, age, business, and, if known, residential address of each nominee, (ii) the principal occupation or employment of each such nominee, and (iii) the number of shares of Regions capital stock beneficially owned by each such nominee. The Board of Directors is not required to nominate in the annual proxy statement any person so proposed; however, compliance with this procedure would permit a stockholder to nominate the individual at the stockholders' meeting, and any stockholder may vote such holder's shares in person or by proxy for any individual such holder desires.

         ABI. No procedure for stockholder nominations or proposals at regular stockholder meetings is set forth in the Louisiana Act, in ABI's Articles, or in ABI's Bylaws; as to special meetings of stockholders, ABI's Bylaws provide that no business may be transacted at such meetings unless the business is stated or indicated in a notice of the meeting delivered at the appropriate time.

BUSINESS COMBINATIONS WITH CERTAIN PERSONS

         Regions. Section 203 of the Delaware GCL ("Section 203") places certain restrictions on "business combinations" (as defined in Section 203 to include, generally, mergers, sales and leases of assets, issuances of securities, and similar transactions) by Delaware corporations with an "interested stockholder" (as defined in Section 203 to include, generally, the beneficial owner of 15% or more of the corporation's outstanding voting stock).
Section 203 generally applies to Delaware corporations, such as Regions, that have a class of voting stock listed on a national securities exchange, authorized for quotation on an interdealer quotation system of a registered national securities association, or held of record by more than 2,000 stockholders, unless the corporation expressly elects in its certificate of incorporation or bylaws not to be governed by Section 203.

         Regions has not specifically elected to avoid the application of
Section 203. As a result, Section 203 generally would prohibit a business combination by Regions or a subsidiary with an interested stockholder within three years after the person or entity becomes an interested stockholder, unless (i) prior to the time when the person or entity becomes an interested stockholder, Regions' Board of Directors approved either the business combination or the transaction pursuant to which such person or entity became an interested stockholder, (ii) upon consummation of the transaction in which the person or entity became an interested stockholder, the interested stockholder held at least 85% of the outstanding Regions voting stock (excluding shares held by persons who are both officers and directors and shares held by certain employee benefit plans), or (iii) once the person or entity becomes an interested stockholder, the business combination is approved by Regions' Board of Directors and by the holders of at least two-thirds of the outstanding Regions voting stock, excluding shares owned by the interested stockholder.

         ABI. Section 12:133 of the Louisiana Act ("Section 12:133") places similar restrictions on "business combinations" (as defined in Section 12:132(4) of the Louisiana Act, generally including mergers, consolidations, share exchanges, sales and leases of assets, issuances of securities, and similar transactions) by Louisiana corporations with an "interested stockholder" (as defined in Section 12:132(9) of the Louisiana Act, generally the beneficial owner of 10% or more of the voting power of the then outstanding voting stock). Section 12:133 generally applies to business combinations of Louisiana corporations having greater than 100 beneficial owners of its stock or which did not have an interested stockholder on January 1, 1985, unless the articles of incorporation expressly provide otherwise. Section 12:133 generally does not apply provided the stockholders receive in the business combination substantially similar consideration for their shares of stock in the corporation in terms of price and method of payment, as determined in accordance with Section 12:134B of the Louisiana Act, as the interested stockholder received for its shares of stock in the corporation acquired by such interested stockholder within two years of such business combination.

         As ABI has not specifically elected to avoid the application of
Section 12:133, Section 12:133 generally would prohibit a business combination by ABI with an interested stockholder unless the business combination is recommended by ABI's Board and approved by the affirmative vote of at least each of the following: (i) 80% of the votes entitled to be cast by outstanding shares of ABI voting stock voting together as a single voting group and (ii) two-thirds of the votes entitled to be cast by holders of ABI voting stock, other than voting stock held by the interested stockholder who is a party to the business combination with ABI, voting together as a single voting group. As Regions is not an "interested stockholder" with respect to ABI, Section 12:133 does not apply to the Merger.

MERGERS, CONSOLIDATIONS, AND SALES OF ASSETS GENERALLY

         Regions. The Certificate generally requires the affirmative vote of the holders of at least 75% of the outstanding voting stock of Regions to effect (i) any merger or consolidation with or into any other corporation or
(ii) any sale or lease of any substantial part of the assets of Regions to any party that beneficially owns 5.0% or more of the outstanding shares of Regions voting stock, unless the transaction was approved by Regions' Board of Directors before the other party became a 5.0% beneficial owner or is approved by 75% or more of the full Board after the party becomes such a 5.0% beneficial owner.

         ABI. Under the Louisiana Act, the affirmative vote of at least two-thirds of the voting power present at a meeting of ABI stockholders is required to effect (i) any merger or consolidation with or into any other corporation or (ii) any sale or lease of any substantial part of the assets of ABI if ABI is not insolvent.

DISSENTERS' RIGHTS

         Regions. The rights of appraisal of dissenting stockholders of Regions are governed by the Delaware GCL. Pursuant thereto, except as described below, any stockholder has the right to dissent from any merger of which Regions could be a constituent corporation. No appraisal rights are available, however, for (i) the shares of any class or series of stock that is either listed on a national securities exchange, quoted on the Nasdaq National Market, or held of record by more than 2,000 stockholders or (ii) any shares of stock of the constituent corporation surviving a merger if the merger did not require the approval of the surviving corporation's stockholders, unless, in either case, the holders of such stock are required by an agreement of merger or consolidation to accept for that stock something other than: (a) shares of stock of the corporation surviving or resulting from the merger or consolidation; (b) shares of stock of any other corporation that will be listed at the effective date of the merger on a national securities exchange, quoted on the Nasdaq National Market, or held of record by more than 2,000 stockholders; (c) cash in lieu of fractional shares of stock described in clause (a) or (b) immediately above; or (d) any combination of the shares of stock and cash in lieu of fractional shares described in clauses (a) through
(c) immediately above. Because Regions Common Stock is quoted on the Nasdaq National Market and is held of record by more than 2,000 stockholders, unless the exception described immediately above applies, holders of Regions Common Stock do not have dissenters' rights of appraisal.

         ABI. The rights of appraisal of dissenting stockholders under the Louisiana Act, while generally similar to those afforded under the Delaware GCL, differ in certain details. For a full description of the rights of dissenting stockholders under the Louisiana Act, see "Description of the Transaction--Dissenters' Rights."

STOCKHOLDERS' RIGHTS TO EXAMINE BOOKS AND RECORDS

         Regions. The Delaware GCL provides that a stockholder may inspect books and records upon written demand under oath stating the purpose of the inspection, if such purpose is reasonably related to such person's interest as a stockholder.

         ABI. Pursuant to the Louisiana Act, upon at least five days' written notice any stockholder, except a business competitor, who is and has been the holder of record of at least 5.0% of the outstanding shares of any class of a corporation for at least six months, has the right to examine any records and accounts of the corporation at any reasonable time for any reasonable purpose. In the case of a business competitor, such competitor must own at least 25% of all outstanding shares of the corporation for six months before exercising the right to examine the corporation's records.

DIVIDENDS


         Regions. The Delaware GCL provides that, subject to any restrictions in the corporation's certificate of incorporation, dividends may be declared from the corporation's surplus or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. Dividends may not be declared, however, if the corporation's capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Substantially all of the funds available for the payment of dividends by Regions are derived from its subsidiary depository institutions. There are various statutory limitations on the ability of Regions' subsidiary depository institutions to pay dividends to Regions. See "Supervision and Regulation--Payment of Dividends."


         ABI. Pursuant to the Louisiana Act, a board of directors may from time to time declare dividends in cash, property, or its own shares out of unreserved surplus, unless the corporation is insolvent or would thereby be made insolvent or the declaration or payment of the dividend would be contrary to any restrictions contained in the articles of incorporation. If the corporation has no surplus available for dividends, it may pay dividends out of its net profits for the then current or the preceding fiscal year or both. However, no dividend may be paid at a time when, either before or after the payment of the dividend, the corporation's liabilities exceed its assets or the net assets are less than the aggregate amount payable on liquidation upon the issued shares, if any, which have a preferential right to participate in the corporation's assets in the event of liquidation. No dividends may be paid in shares, other than treasury shares, except upon transfer to stated capital from capital surplus of (i) an amount not less than the aggregate par value of the issued par value shares and (ii) such amount as the board of directors of the corporation may determine in respect of issued shares without par value. No dividend payable in shares of any class shall be paid to stockholders of any other class, unless the articles of incorporation so permit or such payment is authorized by the holders of a majority of the shares of the class in which the payment is to be made. ABI's Bylaws place no additional restrictions on payment of dividends, and provide that declaration and payment of dividends shall be at the discretion of the Board.

                     COMPARATIVE MARKET PRICE AND DIVIDENDS

         Regions Common Stock is quoted on the Nasdaq National Market under the symbol "RGBK." ABI Common Stock is not traded in any established market. The following table sets forth, for the indicated periods, the high and low closing sale prices for Regions Common Stock as reported on the Nasdaq National Market, the high and low prices for ABI Common Stock to the extent available, and the cash dividends declared per share of Regions Common Stock and ABI Common Stock for the indicated periods. The stock prices and historical dividends for Regions have been adjusted to reflect a 10% stock dividend paid by Regions on April 1, 1993. The prices indicated for ABI are based on actual transactions in ABI Common Stock of which ABI management is aware; however, for the indicated period there has been only a very limited number of transactions and all such transactions have involved limited numbers of shares in ABI Common Stock in the indicated periods, and no assurance can be given that the indicated prices represent the actual market value of the ABI Common Stock.



                                           REGIONS                                              ABI

                                    PRICE RANGE    CASH DIVIDENDS              PRICE RANGE          CASH DIVIDENDS
                                    -----------       DECLARED                 -----------              DECLARED
                                   HIGH      LOW     PER SHARE                HIGH       LOW           PER SHARE
                                   ----      ---     ---------                ----       ---        --------------
1992
First Quarter . . . . . . . . .  $28.13    $23.75     $.2275               $    --     $   --       $ -0-
Second Quarter  . . . . . . . .   30.00     25.13      .2275                    --         --         -0-
Third Quarter . . . . . . . . .   30.75     27.50      .2275                 18.16      18.00         -0-
Fourth Quarter  . . . . . . . .   33.88     28.38      .2275                    --         --         -0-

1993
First Quarter . . . . . . . . .   38.38     31.25        .26                    --         --         -0-
Second Quarter  . . . . . . . .   38.25     30.25        .26                 18.00      18.00         -0-
Third Quarter . . . . . . . . .   35.25     31.25        .26                 18.00      18.00         -0-
Fourth Quarter  . . . . . . . .   35.00     29.63        .26                    --         --         -0-

1994
First Quarter   . . . . . . . .   33.50     30.13        .30                 20.00      20.00         -0-
Second Quarter  . . . . . . . .   36.13     30.50        .30                    --         --         -0-
Third Quarter . . . . . . . . .   36.75     34.62        .30                    --         --         -0-
Fourth Quarter
  (through October 6, 1994) . .   35.00     34.14         -0-                   --         --         -0-



    On October 6, 1994, the last reported sale price of Regions Common
Stock as reported on the Nasdaq National Market, and the price of ABI Common Stock in the last known transaction, which occurred in the first quarter of 1994, were $34.50 and $20.00, respectively. On June 1, 1994, the last business day prior to public announcement of the proposed Merger, the last reported sale price of Regions Common Stock as reported on the Nasdaq National Market, and the last known price of ABI Common Stock, were $34.44 and $20.00, respectively.


    The holders of Regions Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor. Regions has paid regular quarterly cash dividends since 1971. Although Regions currently intends to continue to pay quarterly cash dividends on Regions Common Stock, there can be no assurance that Regions' dividend policy will remain unchanged after completion of the

Merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements, and the Board of Directors' consideration of other relevant factors.


    Regions is a legal entity separate and distinct from its subsidiaries and its revenues depend in significant part on the payment of dividends from its subsidiary financial institutions, particularly First Alabama Bank. Regions' subsidiary depository institutions are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "Supervision and Regulation--Payment of Dividends."


    ABI has not paid cash dividends during the past five years. It has been ABI's policy to devote earnings and profits to internally generated capital, and to conserve cash. To this end, the Board of Directors of ABI has declared only stock dividends over such period.

                  ABI MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    ABI derives all of its income from the Bank, its wholly-owned subsidiary.

    The Bank's results of operation are primarily affected by its net interest income. Net interest income is defined as interest and fees on loans and investments, less interest expense on deposits. Interest from loans and investments is a function of the average balance outstanding during the period and the average rates earned. The Bank's cost of funds is a function of the average rates paid on such deposits. Trust and custodial fees also affect income as do service charges and other fees. The Bank's net income is further affected by the level of other expenses such as employee compensation and benefits, occupancy cost, advertising and insurance.

INTEREST RATE SENSITIVITY

    The relationship between rate-sensitive earning assets and rate-sensitive interest-bearing liabilities within given maturity ranges (interest rate sensitivity) can have a potential impact on the stability of a financial institution's net interest income. Gap analysis is one method of assessing interest rate sensitivity. Under this method, the difference between earning assets and interest-sensitive liablities is derived within ranges of maturities; the difference is referred to as the asset funding gap if such earning assets exceed interest-sensitive liabilities, or the liability funding gap if such earning assets are exceeded by interest-sensitive liabilities.

    As a matter of policy, the Board of Directors monitors interest rate sensitivity by comparing actual dollar changes in net interest income to budgeted financial goals. The following analysis indicates the rate sensitivity of earning assets and interest-bearing liabilities at June 30, 1994.

                       Interest Rate Sensitivity Analysis
                              As of June 30, 1994

                                                                           Repricing Within
                                                       0-90           91-365            Over
                                                       Days            Days            1 Year           Total
                                                       ----            ----            ------           -----
                                                                        (Dollars in thousands)
Earning Assets
  Loans . . . . . . . . . . . . . . . . . . . . .  $105,389          $34,614          $70,995         $210,998
  Securities  . . . . . . . . . . . . . . . . . .     5,142            3,818           28,276           37,236
  Funds sold  . . . . . . . . . . . . . . . . . .     5,000                0                0            5,000
                                                    -------           ------           ------          -------
  Total earning assets  . . . . . . . . . . . . .   115,531           38,432           99,271          253,234

Interest-Bearing Liabilities
  Interest-bearing deposits . . . . . . . . . . .    88,459           31,303           62,883          182,645
                                                     ------           ------           ------          -------
  Total interest-bearing deposits . . . . . . . .    88,459           31,303           62,883          182,645
                                                     ------           ------           ------          -------

Interest-sensitivity gap  . . . . . . . . . . . .  $ 27,072          $ 7,129          $36,388         $ 70,589
                                                     ======           ======           ======          =======
Cumulative gap at June 30, 1994 . . . . . . . . .  $ 27,072          $34,201          $70,589
                                                     ======           ======           ======
Cumulative gap at December 31, 1993 . . . . . . .  $ 32,872          $18,647          $64,142
                                                     ======           ======           ======

LIQUIDITY

    The Bank manages liquidity to ensure that there is sufficient cash flow to satisfy demands for credit, deposit withdrawals, and other banking needs. Traditional sources of liquidity include asset maturities and growth in core deposits. Wholesale purchased liabilities, such as negotiable certificates of deposit, federal funds purchased, and securities sold under agreements to repurchase, represent other major sources of funding. Liquidity has not been a problem, nor does management expect it will be as the economy expands, given the Bank's current liquidity position. The loan to deposit ratio at June 30, 1994, and 1993, was 80.8% and 72.8%, respectively.

CAPITAL RESOURCES


    Although the Bank has not made commitments for significant capital expenditures, the Bank's capital is subject to regulatory constraints. Regulatory agencies measure capital adequacy within a framework that makes capital requirements sensitive to the risk profiles of individual banks. As described in further detail under "Supervision and Regulation--Capital Adequacy," the Bank is required to maintain a "Total Capital" ratio of 8.0%, a "Tier 1 Capital" of 4.0% and a "Leverage Ratio" of at least 3.0% plus an additional cushion of 100 to 200 basis points. At June 30, 1994, the Bank's consolidated Tier 1 Capital and Total Capital ratios were 10.00% and 13.87%, respectively. Also at such date, the Bank's Leverage Ratio was 9.22%. Accordingly, the Bank has the requisite capital levels to qualify it as a "well-capitalized" institution under the prompt corrective action regulations. See "Supervision and Regulation--Prompt Corrective Action."

RESULTS OF OPERATIONS

    Net interest income is the Bank's principal source of revenue and is measured by the difference between interest income earned on loans and investments and interest expense incurred on deposits and borrowings. In 1993, net interest income increased by $ 1,657,000 or 11.9% as compared to an increase of $1,931,000 or 16.1% in 1992. The Bank's net interest margin (that is, net interest income divided by average interest-earning assets) increased from 4.83% in 1991, to 5.35% in 1992, and to 5.50% in 1993. The primary determinant of the increase in net interest income from 1991 to 1992 was the decline in interest rates during 1991 and the further decline in 1992. The Bank was able to reprice its deposits at a faster rate than its loans due to the Bank's internal pricing policy on loans. The Bank's net interest income further increased during 1993, as a result of its leverage factor (interest-earning assets divided by interest-bearing liabilities) increasing from 1.28% in 1992 to 1.33% in 1993. Net interest income increased $109,346, or 1.45% for the six months ended June 30, 1994, compared to the same period in 1993. The primary reason for the increase was due to an increase in earning asset yields, with little change in deposit costs.

    The provision for loan losses, which is charged to income from operations, is based upon the changes in the loan portfolio, the amount of net loan losses incurred, and management's estimate of potential future losses based on several factors including, but not limited to, current economic conditions, loan portfolio composition, nonaccrual loans, problem loans, and prior loan loss experience. The provision for loan losses was $1,280,568 in 1993, $1,156,181 in 1992, and $1,197,000 in 1991.

    Nonaccrual loans, which are loans on which interest recognition has been suspended until realized because of doubts as to the borrower's ability to repay principal or interest, were $552,000 at December 31, 1993, as compared to $783,000 at December 31, 1992. The decrease in the Bank's nonaccrual loans during 1993 can be attributed to principal pay-downs, charge-downs of problem loans, and transfers to other real estate. Net charge-offs of loans in 1993, 1992, and 1991 were $550,000, $1,266,000, and $1,140,000 respectively.

    The allowance for possible loan losses at December 31, 1993, was $2,898,424 or 1.39% of net loans outstanding compared to $2,167,153 or 1.17% of net loans outstanding at December 31, 1992. It is management's opinion that the allowance for possible loan losses at December 31, 1993, is adequate, based upon the Bank's review of the loan portfolio and its aggressive charge-off and collection practices.


    Non-interest income increased from $2,987,000 in 1991, to $3,457,000 in 1992, and to $4,118,000 in 1993. Service charges, the largest component of non-interest income, accounted for most of these increases and amounted to $1,658,726 in 1991, $1,721,084 in 1992, and $1,817,959 in 1993. The increase in service charge income is due to the growth of deposits and increases in scheduled service charge fees.


    The next largest component of non-interest income is trust and custodial income. It totaled $861,394 in 1991, $1,127,222 in 1992, and $1,603,369 in
1993.

    As the Bank has continued to grow, non-interest expenses have also increased from $10,795,000 in 1991, to $11,594,912 in 1992, a 7.1% increase over 1991, and to $11,929,591 in 1993, a 2.9% increase over 1992. Salaries and employee benefits increased by $629,223 from 1991 to 1992, a 13.2% increase, and by $524,823 from 1992 to 1993, a 9.7% increase, due to normal adjustments to salaries for merit and inflation and increases in the total number of employees. At December 31, 1993, 1992, and 1991, the Bank employed 183, 177, and 174 full-time equivalent employees, respectively.

    Net income was $4,575,913 in 1993, a 42.4% increase over 1992, $3,212,923 in 1992, a 47.6% increase over 1991, and $2,176,578 in 1991.

IMPACT OF INFLATION AND CHANGING PRICES

    The majority of assets and liabilities of a financial institution are monetary in nature and therefore differ greatly from those of other commercial and industrial companies that have significant investments in fixed assets or inventories. In industries with a high proportion of fixed assets, there is a greater potential for earnings to be inflated by understated depreciation charges, as well as the potential for significant understatement of the current values of these assets. Likewise, in industries with high levels of inventories, reported earnings may reflect significant increases in inventory values. Neither of these factors is important in the banking industry. However, inflation does have an important impact on the growth of total assets in the banking industry and the resulting need to increase equity capital at higher than normal rates in order to maintain an appropriate equity-to-assets ratio.

    Although inflation affects the growth of total assets, it is difficult to measure the impact precisely. Only new assets acquired in each year are directly affected rather than the total asset portfolio, so a simple adjustment of asset totals by use of an inflation index is not satisfactory. The results of operations also have been affected by inflation, but again there is no simple way to measure the effect on various types of income and expense. Interest rates in particular are significantly affected by inflation, but neither the timing nor the magnitude of the changes coincides with changes in the consumer price index. These factors in turn affect the composition of sources of funds by reducing growth of core deposits and increasing the need for purchased funds. On the other hand, many categories of operating expense are more directly affected by current rates of inflation.

FINANCIAL CONDITION

    The Bank functions as a financial intermediary, and as such its financial condition should be examined in terms of trends in its sources and uses of funds. The Bank's primary use of funds is for loans. Loans outstanding have continued to increase in recent years due to increased loan demand and strategic marketing of the Bank's products and services. As a result, average loans increased from $160,487,000 in 1991 to $175,681,000 in 1992, and to
$196,280,000 in 1993.

    Securities decreased from $46,828,000 at December 31, 1992, to $34,796,000 at December 31, 1993, a decrease of 25.7% or $12,032,000 and increased $161,832 from the period ending June 30, 1993 to June 30, 1994. Securities serve as a repository for funds and a source for the Bank to meet its liquidity needs.

    Deposits are the Bank's primary source of funds. Total deposits have continued to increase and were $240,041,144, $265,016,653, and $279,833,864 at the end of 1991, 1992, and 1993, respectively. Non-interest-bearing demand deposits made up 26.8% of total deposits at the end of 1991, 31.8% at the end of 1992, and 34.4% at the end of 1993.

PROBLEM ASSETS AND ASSET CLASSIFICATION

    Loans are reviewed on a regular basis and are placed on nonaccrual status when, in the opinion of management, the collection of additional interest is doubtful. Generally, this occurs when either principal or interest is 90 days or more past due. Interest accrued and unpaid at the time a loan is placed on nonaccrual status is charged against interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan.

    Real estate acquired by the Bank as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned until such time as it is sold. When such property is acquired, it is recorded at the lower of the unpaid principal balance of the related loan or its fair value less estimated cost to sell. Any writedown of the property subsequent to acquisition is charged to operations.

    The following table presents information concerning loans with risk elements. Risk elements include (i) loans accounted for on a nonaccrual basis,
(ii) accruing loans which are contractually past due 90 days or more as to principal or interest payments, (iii) loans not included above which are "troubled debt restructurings," and (iv) real estate acquired through foreclosures or repossessions.



                                            Nonperforming Assets

                                                                                 December 31,
                                                 June 30,        --------------------------------------------
                                                   1994          1993          1992         1991         1990
                                                   ----          ----          ----         ----         ----
                                                                           (In thousands)
Loans accounted for on a nonaccrual
 basis  . . . . . . . . . . . . . . . . . . . .  $  320        $  597       $  552       $  783        $1,127
Accruing loans which are contractually
 past due 90 days or more as to
 principal or interest payments . . . . . . . .     191           107          365          135           192
Restructured loans (exclusive of non-
 accrual loans and loans past due ninety
 days or more)  . . . . . . . . . . . . . . . .     139           199          172          213            14
Real estate acquired through foreclosure
 or repossession  . . . . . . . . . . . . . . .     436           302        1,398        1,854         2,715
                                                  -----         -----        -----        -----         -----

Total . . . . . . . . . . . . . . . . . . . . .  $1,086        $1,205       $2,487       $2,985        $4,048
                                                  =====         =====        =====        =====         =====


ALLOWANCE FOR POSSIBLE LOSSES ON LOANS AND REAL ESTATE

    In making loans, the Bank recognizes that credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the credit worthiness of the borrower over the term of the loan, and, in the case of a secured loan, the quality of the security for the loan.

    It is management's policy to maintain adequate allowances for estimated losses on loans and real estate acquired. Such allowances are based on, among other things, estimates of the historical loan loss experience, evaluation of economic conditions in general and in various sectors of the Bank's customer base, and periodic reviews of loan portfolio quality by the Bank's personnel. Specific allowances will be provided for individual loans where management considers the ultimate collection questionable after reviewing the current status of loans which are contractually past due and considering the net realizable value of the loan or guarantees, if applicable.

    The following analysis sets forth information with respect to the Bank's loan loss experience and loan loss allowance for the periods indicated.

                        Analysis of Loan Loss Experience

                                                        June 30,                        December 31,
                                                ----------------------     ---------------------------------------
                                                   1994          1993          1993         1992         1991
                                                   ----          ----          ----         ----         ----
                                                                          (In thousands)
Allowance for possible loan losses:
Balance at beginning of year                     $2,898        $2,167       $2,167       $2,277        $2,220

Loans charged off:
  Real estate                                        68            40           69          384           378
  Consumer                                          192           128          458          530           786
  Commercial                                         18           146          220          846           337
                                                 ------        ------       ------       ------        ------

     Total                                          278           314          747        1,760         1,501

Recoveries:
   Real estate                                       16            21           25           84            31
   Consumer                                          24            31          105           98           259
   Commercial                                        67            40           67          312            71
                                                 ------        ------       ------       ------        ------

      Total                                         107            92          197          494           361

Net loans charged off:
   Real estate                                       52            19           44          300           347
   Consumer                                         168            97          353          432           527
   Commercial                                       (49)          106          153          534           266
                                                 ------        ------       ------       ------        ------

      Total                                         171           222          550        1,266         1,140

Provision charged to expense                        455           544        1,281        1,156         1,197
                                                 ------        ------       ------       ------        ------

Balance at end of year                           $3,182        $2,489       $2,898       $2,167        $2,277
                                                 ======        ======       ======       ======        ======

Net charge-offs as percent of
average loans outstanding during
the period                                         .25%           .23%         .28%         .73%          .71%

                                BUSINESS OF ABI

         ABI is a bank holding company organized under the laws of the state of Louisiana with its principal executive office located in Monroe, Louisiana. ABI operates principally through the Bank, which is a state-chartered commercial bank and which provides a range of retail banking services through eight offices in the Louisiana parishes of Ouachita, Caddo, and Bossier. At June 30, 1994, ABI had total consolidated assets of approximately $289 million, total consolidated deposits of approximately $261 million, and total consolidated stockholders' equity of approximately $27 million. ABI's principal executive office is located at 1500 North 18th Street, Monroe, Louisiana 71201, and its telephone number at such address is (318) 362-8200.

Business and Properties

         ABI offers a full range of traditional commercial banking services, including demand, savings, and time deposits, consumer, commercial, and real estate loans, safe deposit boxes, access to a retail credit plan ("VISA"), and access to 24-hour teller machines ("ATM's") through the "Cirrus," "Pulse" and "Impact" networks. The Bank has been granted full trust powers and presently offers corporate and personal trust services. Drive-in banking facilities are located at all banking locations, except those at 400 Travis Street, Shreveport, Louisiana.

         The Bank owns all but one of its eight locations, the Travis
Street location. Other Bank locations are the main office at 1500 North Eighteenth Street, Monroe, Louisiana 71201; 601 Sterlington Road, Monroe, Louisiana 71203; 2103 North Seventh Street, West Monroe, Louisiana 71291; 4908 Monkhouse Drive, Shreveport, Louisiana 71109; 3100 West Market Street, Shreveport, Louisiana 71107; 4344 Youree Drive, Shreveport, Louisiana 71105;
and 2719 East Texas Street, Bossier City, Louisiana 71111. The Bank also leases office space for its marketing and mortgage loan departments from a partnership of which the Bank owns a 33-1/3% interest.

         As of June 30, 1994, the Bank had approximately 209 employees. ABI has no salaried employees, although certain executive officers hold parallel positions with the Bank. No employees are represented by unions or other bargaining units, and management considers its relations with employees to be satisfactory.

Competition

         The Bank encounters vigorous competition in its market areas from a number of sources, including bank holding companies and commercial banks, thrift institutions, other financial institutions and financial intermediaries. Regional interstate banking laws and other recent federal and state laws have resulted in increased competition from both conventional banking institutions and other businesses offering financial services and products. The Bank also competes for interest-bearing funds with a number of other financial intermediaries and investment alternatives, including brokerage firms "money market" funds, government bonds, corporate bonds and other securities. The Bank competes in the Caddo, Ouachita and Bossier Parish markets with other banks and financial institutions, some of which have greater financial resources than the Bank. At the end of 1993, there were approximately 128 commercial bank branches, 6 savings bank branches, and 34 credit union branches competing in Caddo, Ouachita and Bossier Parishes.

Legal Proceedings

         ABI and the Bank are not parties to any material legal proceedings other than ordinary routine litigation incidental to their business.

Management

         The directors and executive officers of the bank will continue in their capacities as such following consummation of the Merger. ABI and the Bank share a common board of directors. The following table presents information about the directors and executive officers:


                                  Present Occupation          Position and     Director or  Number of Shares Beneficially
                                    and Principal             Offices Held     Executive      Owned at August 31, 1994
                                   Occupation for               With ABI        Officer       ------------------------
     Name               Age        Last Five Years              and Bank         Since          Directly    Indirectly % Outstanding
- --------------          ---        ---------------              --------         -----          --------    ---------- -------------
Kent Anderson            67   Vice Chairman of the Board,     Vice Chairman      1973                         155,844      21.35%
                                at the Bank                   of Board at Bank
                                                              and President of
                                                              ABI

Stanley Bagwell          67   President, First Finance        Director           1964           1,252           5,479        .92%
                                & Thrift Co., Inc.

Murphy Blackwell,
Jr.                      70   Attorney,  Blackwell,           Director           1964           2,898                        .40%
                                Chambliss, Henry, Harrod
                                Caldwell & Cagle

William R. Boles         67   Attorney,  Boles, Boles,        Chairman of the    1964                         173,520      23.77%
                                & Ryan                        Board at Bank
                                                              and ABI

William R. Boles, Jr     38   Attorney,  Boles, Boles,        Secretary of Bank  1985           8,750           1,326       1.38%
                                & Ryan                        and Secretary/
                                                              Treasurer of ABI

George M. Campbell       46   President & CEO                 President & CEO of 1978             268          21,982       3.05%
                                at the Bank                   Bank and Exec.
                                                              Vice President
                                                              & CEO of ABI

Russell C. Fleeman       76   President, Fleeman Aviation     Director           1976         18,935                        2.59%

Alex J. George           62   Owner-Operator, McDonald's      Director           1986          4,314            3,920       1.13%

Gregory T. Jackson       45   Senior Vice President and       Senior Vice        1980             17               81        .01%
                                Controller, at the Bank       President &
                                                              Controller at
                                                              Bank

W. Clifford Jones, Jr.   51   Senior Vice President,          Senior Vice        1980            288                         .04%
                                at the Bank                   President

Ronald P. King           54   Executive Vice President, of    Executive Vice     1993            248                         .03%
                                the Bank                      President at Bank
                              1988-92 Premier Bank, Baton
                              Rouge
                              1975-88 Terrebone Bank, Houma

John L. Luffey           70   Certified Public Accountant,    Director           1974          8,720                        1.19%
                                Luffey, Huffman & Monroe

A.J. McGinn, Jr.         51   Executive Vice President,       Executive Vice     1988             65                         .01%
                                of the Bank                   President at Bank

Glen F. Post, III        41   Vice Chairman, President        Director           1992            234                         .03%
                                & Chief Executive Officer,
                                Century Telephone
                                Enterprises, Inc.

Sam Rubin, Jr.           67   President, R & A Jewelers       Director           1974          1,922                         .26%

David W. Turrentine      50   Chairman of the Board and       Director           1985          3,843              296        .57%
                                President, Standard
                                Enterprises, Inc.

O.D. Westbrook           72   Investments                     Director           1964         34,565                        4.74%

Clarke M. Williams       72   Chairman of the Board,          Director           1972            228           35,025       4.83%
                                Century Telephone
                                Enterprises, Inc.





Employee Benefit Plans

         The Bank currently maintains for its employees comprehensive employee benefit plans providing such benefits as a qualified defined benefit pension plan, health insurance, including hospitalization, major medical and dental coverage, paid sick leave, vacation, and long-term disability and life insurance.

Transactions with Management

         In the ordinary course of business, the Bank has loans, deposits and other transactions with its executive officers, directors and organizations with which such persons are associated. Such transactions are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. The aggregate amount of loans to the aforementioned persons and companies in which they have a 10% or more ownership interest as of December 31, 1993 were $14,326,000. At December 31, 1993, $669,601 of these loans were unsecured.


         In the year ended December 31, 1993, the Bank paid approximately $175,500 to the law firm of Boles, Boles & Ryan which is owned by William R. Boles, Chairman of the Board of ABI and the Bank. These payments were for legal services incurred in the ordinary course of banking operations. In addition, the Bank leases space in the operations building to Boles, Boles & Ryan under an operating lease which expires December 31, 2003. The Bank recorded approximately $38,000 rental income under this lease for the year ended December 31, 1993.


              VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS OF ABI

         The following table sets forth certain information concerning the beneficial owners of more than 5.0% of ABI Common Stock, as of August 31, 1994.

                   NAME AND ADDRESS         AMOUNT AND NATURE OF    PERCENT OF
TITLE OF CLASS     OF BENEFICIAL OWNER      BENEFICIAL OWNERSHIP     CLASS (1)
- --------------     -------------------      --------------------    ----------
Common Stock       Boles Family Limited            166,690             22.8%
                      Partnership                   (direct)
                   1805 Tower Drive
                   P.O. Box 2065
                   Monroe, La. 71207

Common Stock       Anderson Family Limited         155,844             21.4
                     Partnership                    (direct)
                   2707 Pargoud Blvd.
                   Monroe, La.  71201

                              BUSINESS OF REGIONS

GENERAL


         Regions is a regional bank holding company headquartered in Birmingham, Alabama which operated as of June 30, 1994, 247 banking offices in Alabama, Florida, Georgia, Louisiana, and Tennessee. At that date, Regions had total consolidated assets of approximately $10.8 billion, total consolidated deposits of approximately $8.8 billion, and total consolidated stockholders' equity of approximately $905 million. Regions operates seven state-chartered commercial bank subsidiaries and one federal stock savings bank (collectively, the "Subsidiary Institutions") in Alabama, Florida, Georgia, Louisiana, and Tennessee and four banking-related subsidiaries engaged in mortgage banking, credit life insurance, leasing, and securities brokerage activities with offices in various Southeastern states. Through its subsidiaries, Regions offers a broad range of banking and banking-related services.


         In Alabama, Regions operates through First Alabama Bank, which at June 30, 1994, had total consolidated assets of approximately $8.2 billion, total consolidated deposits of approximately $6.8 billion, and total consolidated stockholders' equity of approximately $667 million. First Alabama Bank operates 172 banking offices throughout Alabama.

         In Florida, Regions operates through Regions Bank of Florida, which at June 30, 1994, had total consolidated assets of approximately $499 million, total consolidated deposits of approximately $447 million, and total consolidated stockholders' equity of approximately $49 million. Regions Bank of Florida operates 27 banking offices in the panhandle region of Florida.


        In Georgia, Regions operates through (i) Regions Bank of Georgia and
(ii) First Rome Bank, which at June 30, 1994, had total combined assets of approximately $234 million, total combined deposits of approximately $214 million, and total combined stockholders' equity of approximately $19 million. Regions Bank of Georgia operates three banking offices in Columbus, Georgia, and First Rome Bank operates two banking offices in Rome, Georgia.


         In Louisiana, Regions operates through (i) Secor Bank, Federal Savings Bank ("Secor"), a federal savings bank which Regions acquired on December 31, 1993, (ii) Guaranty Bank and Trust Company ("Guaranty"), which Regions acquired on May 31, 1994, and (iii) Bank of New Roads ("New Roads"), which Regions acquired on August 31, 1994. At June 30, 1994, Secor, Guaranty, and New Roads had total combined assets of approximately $1.7 billion, total combined deposits of approximately $1.2 billion, and total combined stockholders' equity of approximately $165 million. Secor, Guaranty, and New Roads operate 30 banking offices in Louisiana.

         In Tennessee, Regions operates through Regions Bank of Tennessee, which at June 30, 1994, had total consolidated assets of approximately $451 million, total consolidated deposits of approximately $391 million, and total consolidated stockholders' equity of approximately $38 million. Regions Bank of Tennessee operates 24 banking offices in middle Tennessee.

         Regions was organized under the laws of the state of Delaware and commenced operations in 1971 under the name First Alabama Bancshares, Inc. On May 2, 1994, the name of First Alabama Bancshares, Inc. was changed to Regions Financial Corporation.

         Regions continually evaluates business combination opportunities and frequently conducts due diligence activities in connection with possible business combinations. As a result, business combination discussions and, in some cases, negotiations frequently take place, and future business combinations involving cash, debt, or equity securities can be expected. Any future business combination or series of business combinations that Regions might undertake may be material, in terms of assets acquired or liabilities assumed, to Regions' financial condition. Recent business combinations in the banking industry have typically involved the payment of a premium over book and market values. This practice could result in dilution of book value and net income per share for the acquirer.

         Additional information about Regions and its subsidiaries is included in documents incorporated by reference in this Proxy Statement/Prospectus. See "Available Information" and "Documents Incorporated by Reference."


RECENT DEVELOPMENTS

         Recently Completed Acquisitions. During the first six months of 1994, Regions (i) acquired Guaranty, located in Baton Rouge, Louisiana, contributing approximately $187 million in assets, $136 million in loans and $173 million in deposits to Regions' consolidated balance sheet and (ii) consummated certain transactions with the Resolution Trust Corporation ("RTC"), as a result of which Regions Bank of Florida acquired four branch offices in Panama City, Florida, and First Alabama Bank acquired one branch office in each of Atmore and Brewton, Alabama, with combined deposits in the six offices of approximately $50 million. For additional information with respect to these transactions, see Regions' Quarterly Report on Form 10-Q for the quarter ended June 30, 1994, incorporated herein by reference.

         Since June 30, 1994, Regions has completed the acquisition of the following institutions:


                                                                             Consideration
                                                                       -------------------------
                                                               Approximate
                                                           ---------------------
                                                                                                 Accounting
                      Institution                          Asset Size      Value        Type     Treatment
                      -----------                          ----------      -----        ----     ---------
                                                                  (In millions)
First Fayette Bancshares, Inc. ("Fayette") and its subsidiary,                           Cash
  First Bank of Fayette, located in Fayette,                                              and
  Alabama . . . . . . . . . . . . . . . . . . . . .             $ 78         $ 17        Notes     Purchase

BNR Bancshares, Inc. ("BNR") and its subsidiary,                                        Regions
   Bank of New Roads, located in New Roads,                                             Common    Pooling of
   Louisiana. . . . . . . . . . . . . . . . . . . .              139           26        Stock     Interests

First Community Bancshares, Inc. ("First Community") and                                Regions
   its subsidiary, First Bank of Rome, located in                                       Common    Pooling of
   Rome, Georgia  . . . . . . . . . . . . . . . . .              129           24        Stock     Interests
                                                                ----         ----

          Totals  . . . . . . . . . . . . . . . . .             $346         $ 67
                                                                ====         ====



         Also since June 30, 1994, Regions consummated certain additional transactions with the RTC, as a result of which Secor acquired one branch office in Houma, Louisiana and Guaranty acquired two branch offices in Baton Rouge, Louisiana, with combined deposits in the three offices of approximately $39 million. (Such RTC transactions and the acquisitions of Fayette, BNR, and First Community are referred to as the "Recently Completed Acquisitions"). In addition, ABI consummated a transaction with the RTC as a result of which ABI acquired deposits of approximately $24 million.

         Pending Acquisition. As of the date of this Proxy Statement/Prospectus, Regions has pending one acquisition in addition to ABI. Regions has entered into a definitive agreement to acquire Union Bank & Trust Company, Montgomery, Alabama ("Union"). The acquisition of Union (the "Union Acquisition") would add approximately $429 million in assets to Regions' consolidated balance sheet and would result in the issuance of shares of Regions Common Stock having an approximate value of $65 million, computed as of the date of public announcement of the proposed transaction. Regions anticipates accounting for the Union Acquisition as a purchase.

         Consummation of the Union Acquisition is subject to the approval of certain regulatory agencies and of the stockholders of Union and to the effectiveness of a registration statement to be filed with the SEC. Moreover, the closing of the Union Acquisition is subject to various contractual conditions precedent. No assurance can be given that the conditions precedent to consummating the Union Acquisition will be satisfied in a manner that will result in the consummation of the transaction.






         The Recently Completed Acquisitions and the Union Acquisition are referred to collectively as the "Other Acquisitions."


         If the Other Acquisitions and the Merger had been consummated on June 30, 1994, based on June 30, 1994 pro forma financial information, Regions' total consolidated assets would have increased by approximately $1.2 billion to approximately $12.0 billion; its total consolidated deposits would have increased by approximately $951 million to approximately $9.7 billion; and its total consolidated stockholders' equity would have increased by approximately $29 million to approximately $934 million. See "Summary Pro Forma Financial Data" and the related pro forma financial information in Regions' Current Report on Form 8-K dated September 6, 1994, and "Documents Incorporated by Reference."




         In connection with the acquisitions of ABI and Union, Regions has announced that it may purchase, in the open market, an equivalent number of some or all of the shares of Regions Common Stock to be issued in such transactions. As a result of the ABI and Union transactions, Regions anticipates that it may purchase in the open market as much as approximately $126 million of Regions Common Stock. The timing and amount of such possible purchases will be determined based on the Regions Common Stock price, capital needs and other factors. As of September 15, 1994, Regions had purchased, in the open market, approximately $43.2 million of Regions Common Stock pursuant to this repurchase program.


         Issuance of Subordinated Notes.   On July 21, 1994, Regions issued
$25 million of subordinated indebtedness designated 7.65% Subordinated Notes Due 2001 (the "7.65% Notes") and on September 15, 1994, Regions issued $100 million of subordinated indebtedness designated 7 3/4% Subordinated Notes Due 2024 (the "7 3/4% Notes"). The 7.65% Notes and the 7 3/4% Notes are subordinate to all senior indebtedness (as defined) of Regions and payment of the principal of such notes may be accelerated only in the case of certain events involving bankruptcy, insolvency proceedings, or reorganization of Regions. The net proceeds from the issuance of the 7.65% Notes have been used for general corporate purposes, including the repurchase of an equivalent number of shares of Regions Common Stock in the open market to be issued in connection with the acquisition of ABI as described above under "--Recent Developments--Pending Acquisition." The net proceeds from the issuance of the 7 3/4% Notes will be used for general corporate purposes.


                        SUMMARY PRO FORMA FINANCIAL DATA


         The following unaudited pro forma financial data give effect, as appropriate, to the acquisition of ABI, the Recently Completed Acquisitions, and the Union Acquisition as of the dates and for the periods indicated and pursuant to the accounting bases described below. The unaudited pro forma financial data are presented for informational purposes only and are not necessarily indicative of the combined financial position or results of operation which actually would have occurred if the transactions had been consummated at the date and for the periods indicated or which may be obtained in the future. The information should be read in conjunction with the unaudited pro forma financial information included in Regions' Current Report on Form 8-K dated September 6, 1994. For additional information relating to specific transactions within the scope of the Other Acquisitions, see "Business of Regions--Recent Developments."


SELECTED PRO FORMA COMBINED DATA FOR REGIONS AND ABI

         The following unaudited pro forma combined data give effect to the acquisition of ABI as of the date or at the beginning of the periods indicated, assuming such acquisition is treated as a purchase.


                                                                                                  As of
                                                                                                June 30,
                                                                                                  1994
                                                                                                  ----

                                                                                              (In thousands
                                                                                               except per
                                                                                               share data)
Balance Sheet Data:
  Total assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $11,149,671
  Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        2,466,101
  Loans, net of unearned income   . . . . . . . . . . . . . . . . . . . . . . . . . . . .        7,508,573
  Total deposits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        9,048,626
  Other borrowed money  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          516,032
  Stockholders' equity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          909,626
  Book value per common share   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            21.70

                                                    Six Months
                                                       Ended        Year Ended
                                                     June 30,      December 31,
                                                       1994            1993
                                                       ----            ----
                                               (In thousands except per share data)

Income Statement Data:
  Total interest income                             $ 367,484      $ 577,749
  Total interest expense                              157,908        224,752
                                                      -------        -------
  Net interest income                                 209,576        352,997
  Provision for loan losses                             9,634         22,814
                                                      -------        -------

  Net interest income after loan loss
    provision                                         199,942        330,183
  Total noninterest income                             75,052        136,162
  Total noninterest expense                           171,158        300,989
  Income tax expense                                   34,684         53,866
                                                      -------        -------

  Net income                                         $ 69,152      $ 111,490
                                                     ========      =========

  Net income per share                               $   1.65      $    3.00


  Average common shares outstanding                    41,925         37,205

SELECTED PRO FORMA COMBINED DATA FOR REGIONS, ABI, AND OTHER ACQUISITIONS

         The following unaudited pro forma combined data as of June 30, 1994, and for the six months ended June 30, 1994, and the year ended December 31, 1993, give effect to (i) the acquisitions of BNR and First Community by Regions, assuming such acquisitions are accounted for as poolings of interests, and (ii) the acquisitions of First Fayette, Union, and ABI by Regions, assuming such acquisitions are treated as purchases for accounting purposes, as if all such transactions had been consummated on June 30, 1994, in the case of the data included under "Balance Sheet Data," and on January 1, 1993, in the case of the data included under "Income Statement Data."

                                                                                                  As of
                                                                                                June 30,
                                                                                                  1994
                                                                                                  ----

                                                                                              (In thousands
                                                                                               except per
                                                                                               share data)
Balance Sheet Data:
  Total assets    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $12,011,049
  Securities    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        2,811,761
  Loans, net of unearned income   . . . . . . . . . . . . . . . . . . . . . . . . . . . .        7,831,664
  Total deposits    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        9,738,626
  Other borrowed money    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          599,175
  Stockholders' equity    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          934,464
  Book value per common share   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            21.58

                                                    Six Months
                                                       Ended        Year Ended
                                                     June 30,      December 31,
                                                       1994            1993
                                                       ----            ----
                                             (In thousands except per share data)
Income Statement Data:
  Total interest income                             $ 391,581      $ 626,848
  Total interest expense                              171,180        251,862
                                                      -------        -------

  Net interest income                                 220,401        374,986
  Provision for loan losses                             8,115         23,242
                                                      -------        -------

  Net interest income after loan loss
    provision                                         212,286        351,744
  Total noninterest income                             79,408        142,675
  Total noninterest expense                           183,191        324,458
  Income tax expense                                   36,281         53,949
                                                      -------        -------

  Income before cumulative effect of
    change in accounting principle                   $ 72,222      $ 116,012
                                                     ========      =========

  Income before cumulative effect of
    change in accounting principle per
    share                                            $   1.67      $    3.01
  Average common shares outstanding                    43,312         38,592

                           SUPERVISION AND REGULATION

         The following discussion sets forth certain of the material elements of the regulatory framework applicable to banks and bank holding companies and provides certain specific information related to Regions.

GENERAL

         Regions is a bank holding company, registered with the Federal Reserve under the BHC Act. As such, Regions and its subsidiaries are subject to the supervision, examination, and reporting requirements of the BHC Act and the regulations of the Federal Reserve.

         The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve before (i) it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5.0% of the voting shares of the bank, (ii) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of the bank, or (iii) it may merge or consolidate with any other bank holding company.

         The BHC Act further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy, and consideration of convenience and needs issues includes the parties' performance under the Community Reinvestment Act of 1977 (the "CRA"), both of which are discussed below.


         The BHC Act prohibits the Federal Reserve from approving a bank holding company's application to acquire a bank or bank holding company located outside the state in which the deposits of its banking subsidiaries were greatest on the date the company became a bank holding company (Alabama in the case of Regions), unless such acquisition is specifically authorized by statute of the state in which the bank or bank holding company to be acquired is located. Alabama has adopted reciprocal interstate banking legislation permitting Alabama-based bank holding companies to acquire banks and bank holding companies in other states and allowing bank holding companies located in Arkansas, the District of Columbia, Florida, Georgia, Kentucky, Louisiana, Maryland, Mississippi, North Carolina, South Carolina, Tennessee, Texas, Virginia, and West Virginia to acquire Alabama banks and bank holding companies. Under the provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("the Interstate Banking Act"), which was signed into law by President Clinton on September 29, 1994, the existing restrictions on interstate acquisitions of banks by bank holding companies, including the regional interstate banking legislation adopted by the state of Alabama, will be repealed one year following enactment such that Regions and any other bank holding company located in Alabama would be able to acquire a bank located in any other state, and a bank holding company located outside Alabama could acquire any Alabama-based bank, in either case subject to certain deposit percentage and other restrictions. The Interstate Banking Act also generally provides that, after June 1, 1997, national and state-chartered banks may branch interstate through acquisitions of banks in other states. By adopting legislation prior to that date, a state has the ability either to "opt in" and accelerate the date after which interstate branching is permissible or "opt out" and prohibit interstate branching altogether. Assuming no state action prior to June 1, 1997, Regions would be able to consolidate all of its subsidiary banks into a single bank with interstate branches following that date.


         The BHC Act generally prohibits Regions from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. For example, factoring accounts receivable, acquiring or servicing loans, leasing personal property, conducting discount securities brokerage activities, performing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions, and performing certain insurance underwriting activities all have been determined by the Federal Reserve to be permissible activities of bank holding companies. The BHC Act does not place territorial limitations on permissible non-banking activities of bank holding companies. Despite prior approval, the Federal Reserve has the power to order a holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company.

         Each of the Subsidiary Institutions is a member of the Federal Deposit Insurance Corporation ("FDIC"), and as such, their deposits are insured by the FDIC to the extent provided by law. Each Subsidiary Institution is also subject to numerous state and federal statutes and regulations that affect its business, activities, and operations, and each is supervised and examined by one or more state or federal bank regulatory agencies.

         Because each of Regions' subsidiary banks is a state-chartered bank that is not a member of the Federal Reserve System, such banks are subject to supervision and examination by the FDIC. Regions' subsidiary savings bank is a federally-chartered savings bank that is a member of the Federal Home Loan Bank System and is subject to supervision and examination by the Office of Thrift Supervision ("OTS") and to the back-up supervisory authority of the FDIC. Such agencies regularly examine the operations of the Subsidiary Institutions and are given authority to approve or disapprove mergers, consolidations, the establishment of branches, and similar corporate actions. Such agencies also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

         The Subsidiary Institutions are subject to the provisions of the CRA. Under the terms of the CRA, the appropriate federal bank regulatory agency is required, in connection with its examination of a Subsidiary Institution, to assess such institution's record in assessing and meeting the credit needs of the community served by that institution, including low- and moderate-income neighborhoods. The regulatory agency's assessment of the institution's record is made available to the public. Further, such assessment is required of any institution which has applied to (i) charter a national bank, (ii) obtain deposit insurance coverage for a newly chartered institution, (iii) establish a new branch office that will accept deposits, (iv) relocate an office, or (v) merge or consolidate with, or acquire the assets or assume the liabilities of, a federally regulated financial institution. In the case of a bank holding company applying for approval to acquire a bank or other bank holding company, the Federal Reserve will assess the records of each Subsidiary Institution of the applicant bank holding company, and such records may be the basis for denying the application.

         In December 1993, the federal banking agencies proposed to revise their CRA regulations in order to provide clearer guidance to depository institutions on the nature and extent of their CRA obligations and the methods by which those obligations would be assessed and enforced. The proposed regulations would substitute for the current process-based CRA assessment factors, a new evaluation system that would rate institutions based on their actual performance in meeting community credit needs. Under the proposal, all depository institutions would be subject to three CRA-related tests: a lending test; an investment test; and a service test. The lending test, which would be the primary test for all institutions other than wholesale and limited-purpose banks, would evaluate an institution's lending activities by comparing the institution's share of housing, small business, and consumer loans in low- and moderate-income areas in its service area with its share of such loans in the other parts of its service area. The agencies would also evaluate the institution's performance independent of other lenders by examining the ratio of such loans made by the institution to low- and moderate-income areas to all such loans made by the institution. At the election of an institution, the agencies would also consider "indirect" loans made by affiliates and subsidiaries of the institution as well as lending consortia and other lenders in which the institution had made lawful investments.

         The focus of the investment test, under which wholesale and limited-purpose institutions would normally be evaluated, would be the amount of assets (compared to its risk-based capital) that an institution has devoted to "qualified investments" that benefit low- and moderate-income individuals and areas in the institution's service area. The service test would evaluate an institution based on the percentage of its branch offices that are located in or are readily accessible to low- and moderate-income areas. Smaller institutions, those having total assets of less than $250 million, would be evaluated under more streamlined criteria.

         The joint agency CRA proposal provides that an institution evaluated under a given test would receive one of five ratings for that test: outstanding; high satisfactory; low satisfactory; needs to improve; or substantial non-compliance. The ratings for each test would then be combined to produce an overall composite rating of either outstanding, satisfactory (including both high and low satisfactory), needs to improve, or substantial non-compliance. In the case of a retail-oriented institution, its lending test rating would form the basis for its composite rating. That rating would then be increased by up to two levels in the case of outstanding or high satisfactory investment performance, increased by one level in the case of outstanding service, and decreased by one level in the case of substantial non-compliance in service. An institution found to have engaged in illegal lending discrimination would be rebuttably presumed to have a less-than-satisfactory composite CRA rating.

         Under the proposal, an institution's CRA rating would continue to be taken into account by a regulator in considering various types of applications. In addition, an institution receiving a rating of "substantial non-compliance" would be subject to civil money penalties or a cease and desist order under
Section 8 of the Federal Deposit Insurance Act (the "FDIA").

         In response to widespread criticisms of the original CRA proposal, the federal banking agencies have indicated that they will be issuing a revised proposal this fall that will scale back a number of key provisions initially proposed. The exact timing of the revised proposal, the specific tests and other provisions that it will contain, and when and in what form any CRA regulation may ultimately be adopted are uncertain at this time.

PAYMENT OF DIVIDENDS

         Regions is a legal entity separate and distinct from its banking and other subsidiaries. The principal source of cash flow of Regions, including cash flow to pay dividends to its stockholders, is dividends from the Subsidiary Institutions. There are statutory and regulatory limitations on the payment of dividends by the Subsidiary Institutions to Regions as well as by Regions to its stockholders.

         As state nonmember banks, the subsidiary banks are subject to the respective laws and regulations of the States of Alabama, Florida, Georgia, Louisiana, and Tennessee and to the regulations of the FDIC as to the payment of dividends. The subsidiary savings bank is subject to the regulations of the OTS as to payment of dividends.

         If, in the opinion of the federal regulatory agencies, an institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the institution, could include the payment of dividends), such authority may require, after notice and hearing, that such institution cease and desist from such practice. The Federal Reserve, the FDIC, and the OTS have indicated that paying dividends that deplete an institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), an insured institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. See "--Prompt Corrective Action." Moreover, the Federal Reserve and the FDIC have issued policy statements which provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

         At June 30, 1994, under dividend restrictions imposed under federal and state laws, the Subsidiary Institutions, without obtaining governmental approvals, could declare aggregate dividends to Regions of approximately $237 million.

         The payment of dividends by Regions and the Subsidiary Institutions may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

TRANSACTIONS WITH AFFILIATES

         There are various restrictions on the extent to which Regions and its nonbank subsidiaries can borrow or otherwise obtain credit from the Subsidiary Institutions. Each Subsidiary Institution (and its subsidiaries) is limited in engaging in borrowing and other "covered transactions" with nonbank or non-savings-bank affiliates to the following amounts: (i) in the case of any such affiliate, the aggregate amount of covered transactions of the Subsidiary Institution and its subsidiaries may not exceed 10% of the capital stock and surplus of such Subsidiary Institution; and (ii) in the case of all affiliates, the aggregate amount of covered transactions of the Subsidiary Institution and its subsidiaries may not exceed 20% of the capital stock and surplus of such Subsidiary Institution. "Covered transactions" are defined by statute to include a loan or extension of credit as well as a purchase of securities issued by an affiliate, a purchase of assets (unless otherwise exempted by the Federal Reserve), the acceptance of securities issued by the affiliate as collateral for a loan and the issuance of a guarantee, and the issuance of a guarantee, acceptance, or letter of credit on behalf of an affiliate. Covered transactions are also subject to certain collateralization requirements. Further, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease, or sale of property or furnishing of services.

CAPITAL ADEQUACY

         Regions and the Subsidiary Institutions are required to comply with the capital adequacy standards established by the Federal Reserve in the case of Regions, the FDIC in the case of the subsidiary banks, and the OTS in the case of the subsidiary savings bank. There are two basic measures of capital adequacy for bank holding companies that have been promulgated by the Federal
Reserve: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

         The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

         The minimum guideline for the ratio of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of the Total Capital must be composed of common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves. At June 30, 1994, Regions' consolidated Tier 1 Capital and Total Capital ratios were 11.82% and 14.15%, respectively.

         In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and certain other intangible assets (the "Leverage Ratio"), of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3.0% plus an additional cushion of 100 to 200 basis points. Regions' Leverage Ratio at June 30, 1994, was 8.08%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a "tangible Tier 1 Capital leverage ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities.


         Each of Regions' subsidiary banks is subject to risk-based and leverage capital requirements adopted by the FDIC, which are substantially similar to those adopted by the Federal Reserve, and Regions' subsidiary savings bank is subject to tangible, risk-based, and core capital requirements adopted by the OTS. Each of the Subsidiary Institutions was in compliance with applicable minimum capital requirements as of December 31, 1993. Neither Regions nor any of the Subsidiary Institutions has been advised by any federal banking agency of any specific minimum capital ratio requirement applicable to it.


         Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC, and to certain restrictions on its business. See "--Prompt Corrective Action."

         The federal bank regulators continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels. In this regard, the Federal Reserve, the FDIC, and the OTS have, pursuant to FDICIA, proposed an amendment to the risk-based capital standards which would calculate the change in an institution's net economic value attributable to increases and decreases in market interest rates and would require banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures.

SUPPORT OF SUBSIDIARY INSTITUTIONS

         Under Federal Reserve policy, Regions is expected to act as a source of financial strength to, and to commit resources to support, each of the Subsidiary Institutions. This support may be required at times when, absent such Federal Reserve policy, Regions may not be inclined to provide it. In addition, any capital loans by a bank holding company to any of the Subsidiary Institutions are subordinate in right of payment to deposits and to certain other indebtedness of such Subsidiary Institution. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a Subsidiary Institution will be assumed by the bankruptcy trustee and entitled to a priority of payment.


         Under the FDIA, a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver, and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. The FDIC's claim for damages is superior to claims of stockholders of the insured depository institution or its holding company but is subordinate to claims of depositors, secured creditors, and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution. The Subsidiary Institutions are subject to these cross-guarantee provisions. As a result, any loss suffered by the FDIC in respect of any of the Subsidiary Institutions would likely result in assertion of the cross-guarantee provisions, the assessment of such estimated losses against Regions' other Subsidiary Institutions, and a potential loss of Regions' investment in such other Subsidiary Institutions.


PROMPT CORRECTIVE ACTION

         FDICIA establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, which became effective in December 1992, the federal banking regulators are required to establish five capital categories ("well-capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized") and to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the FDICIA requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

         Under the final agency rule implementing the prompt corrective action provisions, an institution that (i) has a Total Capital ratio of 10% or greater, a Tier 1 Capital ratio of 6.0% or greater, and a Leverage Ratio of 5.0% or greater, and (ii) is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the appropriate federal banking agency, is deemed to be "well-capitalized." An institution with a Total Capital ratio of 8.0% or greater, a Tier 1 Capital ratio of 4.0% or greater, and a Leverage Ratio of 4.0% or greater is considered to be "adequately capitalized." A depository institution that has a Total Capital ratio of less than 8.0%, a Tier 1 Capital ratio of less than 4.0%, or a Leverage Ratio of less than 4.0% is considered to be "undercapitalized." A depository institution that has a Total Capital ratio of less than 6.0%, a Tier 1 Capital ratio of less than 3.0%, or a Leverage Ratio of less than 3.0% is considered to be "significantly undercapitalized," and an institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." For purposes of the regulation, the term "tangible equity" includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets with certain exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

         An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized, the institution is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. Under FDICIA, a bank holding company must guarantee that a subsidiary depository institution meet its capital restoration plan, subject to certain limitations. The obligation of a controlling bank holding company under FDICIA to fund a capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary's assets and the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking agency is given authority with respect to any undercapitalized depository institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution as described below if it determines "that those actions are necessary to carry out the purpose" of FDICIA.

         For those institutions that are (i) significantly undercapitalized or
(ii) undercapitalized and either fail to submit an acceptable capital restoration plan or fail to implement an approved capital restoration plan, the appropriate federal banking agency must require the institution to take one or more of the following actions: (i) sell enough shares, including voting shares, to become adequately capitalized; (ii) merge with (or be sold to) another institution (or holding company), but only if grounds exist for appointing a conservator or receiver; (iii) restrict certain transactions with banking affiliates as if the "sister bank" exception to the requirements of Section 23A of the Federal Reserve Act did not exist; (iv) otherwise restrict transactions with bank or nonbank affiliates; (v) restrict interest rates that the institution pays on deposits to "prevailing rates" in the institution's "region"; (vi) restrict asset growth or reduce total assets; (vii) alter, reduce, or terminate activities; (viii) hold a new election of directors; (ix) dismiss any director or senior executive officer who held office for more than 180 days immediately before the institution became undercapitalized; provided that in requiring dismissal of a director or senior officer, the agency must comply with certain procedural requirements, including the opportunity for an appeal in which the director or officer will have the burden of proving his or her value to the institution;
(x) employ "qualified" senior executive officers; (xi) cease accepting deposits from correspondent depository institutions; (xii) divest certain nondepository affiliates which pose a danger to the institution; or (xiii) be divested by a parent holding company. In addition, without the prior approval of the appropriate federal banking agency, a significantly undercapitalized institution may not pay any bonus to any senior executive officer or increase the rate of compensation for such an officer without regulatory approval.

         At June 30, 1994, all of the Subsidiary Institutions had the requisite capital levels to qualify as well capitalized.

BROKERED DEPOSITS

         The FDIC has adopted regulations governing the receipt of brokered deposits. Under the regulations, a depository institution cannot accept, roll over, or renew brokered deposits unless (i) it is well-capitalized or (ii) it is adequately capitalized and receives a waiver from the FDIC. A depository institution that cannot receive brokered deposits also cannot offer "pass-through" insurance on certain employee benefit accounts. Whether or not it has obtained such a waiver, an adequately capitalized depository institution may not pay an interest rate on any deposits in excess of 75 basis points over certain prevailing market rates specified by regulation. There are no such restrictions on a depository institution that is well-capitalized. Because all of the Subsidiary Institutions had at June 30, 1994, the requisite capital levels to qualify as well-capitalized, Regions believes the brokered deposits regulation will have no material effect on the funding or liquidity of any of the Subsidiary Institutions.

FDIC INSURANCE ASSESSMENTS

         In July 1993, the FDIC adopted a new risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The new system, which went into effect on January 1, 1994, and replaces a transitional system that the FDIC had utilized for the 1993 calendar year, assigns an institution to one of three capital categories: (i) well-capitalized; (ii) adequately capitalized; and (iii) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. An institution is also assigned by the FDIC to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor). An institution's insurance assessment rate is then determined based on the capital category and supervisory category to which it is assigned. Under the final risk-based assessment system, as well as the prior transitional system, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied. Assessment rates for 1994, as they had during 1993, will range from .23% of deposits for an institution in the highest category (i.e., "well-capitalized" and "healthy") to .31% of deposits for an institution in the lowest category (i.e., "undercapitalized" and "substantial supervisory concern").

         The FDIC is authorized to raise insurance premiums in certain circumstances. The current assessment rates for the Bank Insurance Fund (the "BIF") and the Savings Association Insurance Fund (the "SAIF") are designed to increase the reserve ratios (i.e., the ratios of reserves to insured deposits) for both funds to a designated ratio--1.25%--within a specified period of time. Once the designated ratio is reached, the FDIC is to set future assessment rates at such levels that will maintain a fund's reserve ratio at the designated level.

The attainment by either fund of its designated reserve ratio could cause a reduction in assessment rates for that fund.

         Under the FDIA, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

SAFETY AND SOUNDNESS STANDARDS


         In November 1993, federal banking agencies issued for comment proposed safety and soundness standards relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees, and benefits. With respect to internal controls, information systems, and internal audit systems, the standards describe the functions that adequate internal controls and information systems must be able to perform, including (i) monitoring adherence to prescribed policies, (ii) effective risk management, (iii) timely and accurate financial, operational, and regulatory reporting, (iv) safeguarding and managing assets, and (v) compliance with applicable laws and regulations. The standards also include requirements that (a) those performing internal audits be qualified and independent, (b) internal controls and information systems be tested and reviewed, (c) corrective actions be adequately documented, and (d) results of an audit be made available for review of management actions.


         As in the case of internal controls and information systems, the proposal establishes general principles and standards, rather than specific requirements, that must be followed in other areas. For example, loan documentation and credit underwriting practices must be such that they enable the institution to make an informed lending decision and assess credit risk on an ongoing basis. Similarly, an institution must manage interest rate risk "in a manner that is appropriate to the size of [the institution] and the complexity of its assets and liabilities" and must conduct any asset growth in accordance with a plan that has taken a variety of factors such as deposit volatility, capital, and interest rate risk into account. The proposal also prohibits "excessive compensation," which is defined as amounts paid that are unreasonable or disproportionate to the services performed by an officer, employee, director, or principal stockholder in light of all circumstances. In order to help alert institutions and their regulators to deteriorating financial conditions, the proposed rule also would impose a maximum ratio of classified assets to total capital of 1.0 and, in the case of an institution that had incurred a net loss over the last four quarters, would require that institution to have sufficient capital to absorb a similar loss over the next four quarters and still remain in compliance with its minimum capital requirements.

DEPOSITOR PREFERENCE

         The Omnibus Budget Reconciliation Act of 1993 provides that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution in the "liquidation or other resolution" of such an institution by any receiver.

                      DESCRIPTION OF REGIONS COMMON STOCK

         Regions is authorized to issue 120,000,000 shares of Regions Common Stock, of which 43,510,939 shares were issued, including 1,590,579 treasury shares, at June 30, 1994. No other class of stock is authorized.

         Holders of Regions Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore. Dividend payments are subject to certain limitations imposed in Regions' debt instruments. Under the most restrictive of such limitations, $724 million was available for payment of dividends as of December 31, 1993. However, the ability of Regions to pay dividends is further affected by the ability of the Subsidiary Institutions to pay dividends, which is limited by applicable regulatory requirements and capital guidelines. At June 30, 1994, under such requirements and guidelines, the

Subsidiary Institutions had $237 million of undivided profits legally available for the payment of dividends. See "Supervision and Regulation--Payment of Dividends."


         For a further description of Regions Common Stock, see "Effect of the Merger on Rights of Stockholders."

                             STOCKHOLDER PROPOSALS

         Regions expects to hold its next annual meeting of stockholders after the Merger during April 1995. Under SEC rules, proposals of Regions stockholders intended to be presented at that meeting must be received by Regions at its principal executive offices no later than November 16, 1994, for consideration by Regions for possible inclusion in such proxy materials.

         If the Merger is not consummated, stockholder proposals of ABI stockholders intended to be presented at the next annual meeting of stockholders of ABI must be received by ABI at its principal executive offices a reasonable time before the date ABI's proxy statement is released to its stockholders for that meeting for consideration by ABI for possible inclusion in such proxy materials.

                                    EXPERTS

         The consolidated financial statements of ABI as of December 31, 1993, and 1992, and for each of the three years in the period ended December 31, 1993, included in the prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.

         The consolidated financial statements of Regions, incorporated by reference in this Registration Statement, have been audited by Ernst & Young LLP, independent auditors, for the periods indicated in their report thereon which is included in the Annual Report to Stockholders which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1993. The financial statements audited by Ernst & Young LLP have been incorporated herein by reference in reliance on their report given on their authority as experts in accounting and auditing.

                                    OPINIONS

         The legality of the shares of Regions Common Stock to be issued in the Merger will be passed upon by Lange, Simpson, Robinson & Somerville, Birmingham, Alabama. Henry E. Simpson, partner in the law firm of Lange, Simpson, Robinson & Somerville, is a member of the Board of Directors of Regions. As of September 15, 1994, attorneys in the law firm of Lange, Simpson, Robinson & Somerville owned an aggregate of 119,695 shares of Regions Common Stock.

         Certain tax consequences of the transaction have been passed upon by Alston & Bird, Atlanta, Georgia.

                       INDEX TO ABI FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
INDEPENDENT AUDITORS' REPORT..........................................................   F-2
FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1992:
  Consolidated Statements of Condition................................................   F-3
  Consolidated Statements of Earnings.................................................   F-4
  Consolidated Statements of Stockholders' Equity.....................................   F-5
  Consolidated Statements of Cash Flows...............................................   F-6
  Notes to Consolidated Financial Statements..........................................   F-7
FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED JUNE 30, 1994 AND 1993 (Unaudited):
  Consolidated Statements of Condition (Unaudited)....................................  F-19
  Consolidated Statements of Earnings (Unaudited).....................................  F-20
  Consolidated Statements of Cash Flows (Unaudited)...................................  F-21
  Notes to Consolidated Interim Statements (Unaudited)................................  F-22

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
American Bancshares, Inc. and Subsidiaries
Monroe, Louisiana

     We have audited the accompanying consolidated statements of condition of American Bancshares, Inc. and Subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of American Bancshares, Inc. and Subsidiaries as of December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.

     As discussed in Note 8 to the consolidated financial statements, effective January 1, 1993 the Company changed its method of accounting for income taxes to conform with Statement of Financial Accounting Standards No. 109.

Deloitte & Touche LLP
New Orleans, Louisiana
March 11, 1994

                   AMERICAN BANCSHARES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CONDITION
                           DECEMBER 31, 1993 AND 1992

                                                                      1993             1992
                                                                  ------------     ------------
                                            ASSETS
Cash and due from banks.........................................  $ 55,625,064     $ 39,775,928
Federal funds sold..............................................            --        7,500,000
Securities held for sale (market value of $9,434,000)...........     9,293,367               --
Investment securities (market value of $26,052,000 and
  $46,809,000)..................................................    25,502,465       45,930,725
Marketable equity securities....................................            --          897,500
Loans, net of unearned discount.................................   209,108,672      185,509,860
Less allowance for loan losses..................................    (2,898,424)      (2,167,153)
                                                                  ------------     ------------
Net loans.......................................................   206,210,248      183,342,707
Premises and equipment, net.....................................     4,732,603        4,252,630
Other real estate...............................................       302,299        1,398,200
Accrued interest receivable.....................................     1,673,375        1,815,055
Other assets....................................................     1,791,643        1,371,145
                                                                  ------------     ------------
                                                                  $305,131,064     $286,283,890
                                                                   ===========      ===========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits:
     Noninterest-bearing........................................  $ 96,311,890     $ 84,346,076
     Interest-bearing...........................................   183,521,974      180,670,577
                                                                  ------------     ------------
          Total deposits........................................   279,833,864      265,016,653
  Federal funds purchased and securities sold under repurchase
     agreements.................................................            --          623,000
  Accrued interest payable......................................       513,033          522,593
  Other liabilities.............................................       599,050          576,304
                                                                  ------------     ------------
          Total liabilities.....................................   280,945,947      266,738,550
                                                                  ------------     ------------
Commitments and contingencies...................................            --               --
Stockholders' equity:
  Common stock, $12 par value, 1,000,000 shares authorized,
     690,584 and 658,155 issued and outstanding at December 31,
     1993 and 1992, respectively................................     8,287,008        7,897,860
  Capital surplus...............................................     4,121,896        3,861,752
  Retained earnings.............................................    11,776,213        7,858,455
  Unrealized loss on marketable equity securities...............            --          (72,727)
                                                                  ------------     ------------
          Total stockholders' equity............................    24,185,117       19,545,340
                                                                  ------------     ------------
                                                                  $305,131,064     $286,283,890
                                                                   ===========      ===========

See notes to consolidated financial statements.

                   AMERICAN BANCSHARES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS
                  YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

                                                         1993            1992            1991
                                                      -----------     -----------     -----------
INTEREST INCOME:
  Loans, including fees.............................  $19,347,893     $18,130,222     $18,847,079
  Investment securities:
     Taxable........................................    1,980,967       2,440,514       2,804,631
     Non-taxable....................................      485,143         541,200         548,681
  Federal funds sold................................      267,690         458,149         851,530
                                                      -----------     -----------     -----------
                                                       22,081,693      21,570,085      23,051,921
                                                      -----------     -----------     -----------
INTEREST EXPENSE:
  Deposits..........................................    6,455,266       7,581,726      10,984,272
  Federal funds purchased and securities sold under
     repurchase agreements..........................       18,319          29,281          11,767
  Long-term debt....................................           --           7,801          35,909
                                                      -----------     -----------     -----------
                                                        6,473,585       7,618,808      11,031,948
                                                      -----------     -----------     -----------
NET INTEREST INCOME.................................   15,608,108      13,951,277      12,019,973
PROVISION FOR LOAN LOSSES...........................    1,280,568       1,156,181       1,196,783
                                                      -----------     -----------     -----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN
  LOSSES............................................   14,327,540      12,795,096      10,823,190
                                                      -----------     -----------     -----------
NON-INTEREST INCOME:
  Customer service fees.............................    1,817,959       1,721,084       1,658,726
  Trust and custodian income........................    1,603,369       1,127,222         861,394
  Gain on sale of investment securities, net........       16,890              --              --
  Other.............................................      696,808         608,803         466,965
                                                      -----------     -----------     -----------
                                                        4,135,026       3,457,109       2,987,085
                                                      -----------     -----------     -----------
NON-INTEREST EXPENSE:
  Salaries and employee benefits....................    5,910,753       5,385,930       4,756,707
  Net occupancy expense.............................    1,370,816       1,197,888       1,285,265
  Advertising.......................................      492,368         491,721         322,620
  Loss on sale of investment securities, net........           --              --          12,438
  Other.............................................    4,155,654       4,519,373       4,430,463
                                                      -----------     -----------     -----------
                                                       11,929,591      11,594,912      10,807,493
EARNINGS BEFORE INCOME TAXES AND CUMULATIVE EFFECT
  OF A CHANGE IN AN ACCOUNTING PRINCIPLE............    6,532,975       4,657,293       3,002,782
PROVISION FOR INCOME TAXES..........................    2,144,062       1,444,370         826,204
                                                      -----------     -----------     -----------
EARNINGS BEFORE CUMULATIVE EFFECT OF A CHANGE IN AN
  ACCOUNTING PRINCIPLE..............................    4,388,913       3,212,923       2,176,578
CUMULATIVE EFFECT OF A CHANGE IN AN ACCOUNTING
  PRINCIPLE.........................................      187,000              --              --
                                                      -----------     -----------     -----------
NET EARNINGS........................................  $ 4,575,913     $ 3,212,923     $ 2,176,578
                                                       ==========      ==========      ==========
NET EARNINGS PER COMMON SHARE BEFORE CUMULATIVE
  EFFECT OF A CHANGE IN AN ACCOUNTING PRINCIPLE.....        $6.44           $4.93           $3.50
                                                            =====           =====           =====
NET EARNINGS PER COMMON SHARE.......................        $6.71           $4.93           $3.50
                                                            =====           =====           =====

See notes to consolidated financial statements.

                   AMERICAN BANCSHARES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

                                                                               UNREALIZED
                                                                                LOSS ON
                                 COMMON STOCK                                  MARKETABLE       TOTAL
                             --------------------    CAPITAL      RETAINED       EQUITY     STOCKHOLDERS'
                             SHARES      AMOUNT      SURPLUS      EARNINGS     SECURITIES      EQUITY
                             -------   ----------   ----------   -----------   ----------   -------------
Balance at January 1,
  1991.....................  599,677   $7,196,124   $3,386,306   $ 3,698,571   $ (317,082)   $ 13,963,919
Net earnings...............                                        2,176,578                    2,176,578
Stock dividend (5%)........   29,856      358,272      238,847      (597,119)                          --
Cash paid in lieu of
  fractional shares........                                           (2,558)                      (2,558)
Decrease in net unrealized
  loss on marketable equity
  securities...............                                                       244,355         244,355
                             -------   ----------   ----------   -----------   ----------   -------------
Balance at
  December 31, 1991........  629,533    7,554,396    3,625,153     5,275,472      (72,727)     16,382,294
Net earnings...............                                        3,212,923                    3,212,923
Stock dividend (5%)........   31,355      376,260      250,840      (627,100)                          --
Cash paid in lieu of
  fractional shares........                                           (2,433)                      (2,433)
Stock issued...............      172        2,064        2,782                                      4,846
Treasury stock purchased
  and retired..............   (2,905)     (34,860)     (17,023)         (407)                     (52,290)
                             -------   ----------   ----------   -----------   ----------   -------------
Balance at
  December 31, 1992........  658,155    7,897,860    3,861,752     7,858,455      (72,727)     19,545,340
Net earnings...............                                        4,575,913                    4,575,913
Stock dividend (5%)........   32,785      393,420      262,280      (655,700)                          --
Cash paid in lieu of
  fractional shares........                                           (2,455)                      (2,455)
Treasury stock purchased
  and retired..............     (356)      (4,272)      (2,136)                                    (6,408)
Decrease in net unrealized
  loss on marketable equity
  securities...............                                                        72,727          72,727
                             -------   ----------   ----------   -----------   ----------   -------------
Balance at
  December 31, 1993........  690,584   $8,287,008   $4,121,896   $11,776,213   $       --    $ 24,185,117
                             =======    =========    =========    ==========    =========      ==========

See notes to consolidated financial statements.

                   AMERICAN BANCSHARES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

                                                           1993           1992           1991
                                                        -----------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings........................................  $ 4,575,913   $  3,212,923   $  2,176,578
  Adjustments to reconcile net earnings to net cash
     provided by operating activities:
     Provision for loan losses........................    1,280,568      1,156,181      1,196,783
     Provision for losses on other real estate
       owned..........................................      200,681        363,147        270,756
     Depreciation and amortization....................      636,502        580,867        560,760
     Amortization of discount on investments..........      (20,487)        16,965        344,345
     Loss (gain) on sale of investment securities.....      (16,890)            --         12,438
     Deferred income tax (credit) charge..............     (311,543)        (3,000)        64,000
     Change in accrued interest receivable............      141,680        248,703        112,098
     Change in other assets...........................     (108,955)       (61,923)       (99,423)
     Change in accrued interest payable...............       (9,560)      (360,857)      (429,551)
     Change in other liabilities......................       22,746       (259,202)      (643,548)
                                                        -----------   ------------   ------------
       Net cash provided by operating activities......    6,390,655      4,893,804      3,565,236
                                                        -----------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Net decrease (increase) in federal funds sold.......    7,500,000      8,500,000    (10,000,000)
  Proceeds from sales of investment securities........    4,027,431             --             --
  Proceeds from maturities and calls of investment
     securities.......................................   18,627,872     19,152,916     22,411,154
  Purchases of investment securities..................  (10,512,806)   (24,763,985)   (20,813,594)
  Loan originations, net of repayments................  (24,375,498)   (21,634,641)   (13,084,127)
  Proceeds from sales of real estate acquired by
     foreclosure......................................    1,122,609      1,128,667      1,226,712
  Purchase of premises and equipment..................   (1,131,451)    (1,590,825)      (301,501)
  Net book value of premises and equipment
     disposals........................................       14,976             --             --
                                                        -----------   ------------   ------------
       Net cash used in investing activities..........   (4,726,867)   (19,207,868)   (20,561,356)
                                                        -----------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in deposits............................   14,817,211     24,975,509     24,668,540
  Net increase (decrease) in federal funds purchased
     and securities sold under repurchase
     agreements.......................................     (623,000)      (383,000)       734,498
  Repayments of long-term debt........................           --       (220,000)      (331,000)
  Cash paid in lieu of fractional shares of stock
     dividends........................................       (2,455)        (2,433)        (2,558)
  Proceeds from issuance of common stock..............           --          4,846             --
  Payments to acquire treasury stock..................       (6,408)       (52,290)            --
                                                        -----------   ------------   ------------
       Net cash provided by financing activities......   14,185,348     24,322,632     25,069,480
                                                        -----------   ------------   ------------
NET INCREASE IN CASH AND DUE FROM BANKS...............   15,849,136     10,008,568      8,073,360
CASH AND DUE FROM BANKS, BEGINNING OF YEAR............   39,775,928     29,767,360     21,694,000
                                                        -----------   ------------   ------------
CASH AND DUE FROM BANKS, END OF YEAR..................  $55,625,064   $ 39,775,928   $ 29,767,360
                                                         ==========    ===========    ===========
ADDITIONAL DISCLOSURES:
  Income taxes paid...................................  $ 2,140,000   $  1,595,262   $  1,278,145
                                                         ==========    ===========    ===========
  Interest paid.......................................  $ 6,483,145   $  7,979,665   $ 11,461,499
                                                         ==========    ===========    ===========

See notes to consolidated financial statements.

                   AMERICAN BANCSHARES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

1. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

     The accounting and reporting policies of American Bancshares, Inc. and subsidiaries conform to generally accepted accounting principles and the prevailing practices within the banking industry. A summary of significant accounting policies is as follows:

          Basis of Presentation -- The consolidated financial statements include the accounts of American Bancshares, Inc. (Company), its 99.26% owned subsidiary, First American Bank and Trust of Louisiana (Bank), and its wholly-owned subsidiary, American Bancshares Leasing Co., Inc. All significant intercompany balances have been eliminated in consolidation. Minority interest of $178,925 and $146,783 at December 31, 1993 and 1992, respectively, is included in other liabilities.

          Securities -- Investment securities are stated at cost adjusted for amortization of premiums and accretion of discounts, computed by the interest method, which are recognized as adjustments to interest income. Market value for securities is determined from quoted prices or quoted prices of similar securities of comparable risk and maturity where no quoted market price exists. The adjusted cost of the specific security sold is used to compute gains or losses on the sale of investment securities. Securities held for sale are stated at the lower of aggregate amortized cost or market value. Investment securities are not adjusted to market because the Bank intends and believes it has the ability to hold such securities within the foreseeable future.

          The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 115 (SFAS 115), "Accounting for Certain Investment in Debt and Equity Securities," which is effective in 1994. This Statement requires securities to be classified into one of three reporting categories (held-to-maturity, available for sale or trading). Securities classified as held-to-maturity are carried at amortized cost. Those classified as available for sale are carried at market value with the unrealized gain or loss (net of income tax effect) reflected as a component of stockholders' equity. Those classified as trading are carried at market value with the unrealized gain or loss reflected in the statement of earnings.

          The Bank has completed a preliminary review of SFAS 115 relative to its securities portfolio and has determined that upon adoption on January 1, 1994 securities with a maturity of three years or less will be available-for-sale. Accordingly, the Bank reclassified securities with a book value of $9,293,367 from investment securities to securities held for sale. Preliminary calculations indicate an increase in shareholders' equity of approximately $93,000, representing an unrealized gain from these securities classified as available-for-sale, net of income taxes, will result from adoption of this standard.

          Marketable Equity Securities -- Marketable equity securities are stated at the lower of aggregate cost or market. Declines which are deemed to be temporary are adjusted by a charge or credit to a valuation account within stockholders' equity called "Unrealized loss on marketable equity securities". If the decline is deemed to be permanent, the amount is charged to operations. All equity securities were sold during 1993.

          Loans -- Loans are stated at the principal amount outstanding, net of unearned discount. Unearned discount relates principally to consumer installment loans. Interest on loans is credited to operations based on the principal amount outstanding using methods which approximate the interest method. In connection with the acquisition of a failed bank in 1989, the Company recorded a loan discount which is being recognized as income through the cost recovery method related to specific loans giving rise to the discount. These discounts have been used to reduce specific loans to net realizable value.

          Non-Performing Loans -- Included in the non-performing loan category are loans which have been categorized by management as non-accrual because collection of interest is doubtful, and loans which

                   AMERICAN BANCSHARES, INC. AND SUBSIDIARIES have been restructured to provide a reduction in the interest rate or a deferral of interest and/or principal payments.

          When the payment of principal or interest on a loan is delinquent for 90 days, or earlier in some cases, the loan is placed on non-accrual status, unless the loan is in the process of collection and the underlying collateral fully supports the carrying value of the loan. If the decision is made to continue accruing interest on the loan, periodic reviews are made to confirm the accruing status of the loan. When a loan is placed on non-accrual status, interest accrued is charged to operations. Generally, any payments received on non-accrual loans are applied first to outstanding loan amounts and next to the recovery of charged-off loan amounts. Any excess is treated as recovery of lost interest.

          Renegotiated loans are those loans on which concessions in terms have been granted because of a borrower's financial difficulty. Interest is generally accrued on such loans in accordance with the new terms.

          Allowance for Loan Losses -- The allowance for loan losses is a valuation allowance available for losses incurred on loans. All losses are charged to the allowance for loan losses when the loss actually occurs or when a determination is made that a loss is likely to occur. Recoveries are credited to the allowance at the time of recovery.

          Throughout the year, management estimates the likely level of future losses to determine whether the allowance for loan losses is adequate to absorb reasonably anticipated losses in the existing portfolio. Based on these estimates, an amount is charged to the provision for loan losses and credited to the allowance for loan losses in order to adjust the allowance to a level determined to be adequate to absorb future losses.

          Management's judgment as to the level of future losses on existing loans involves the consideration of current and anticipated economic conditions and their potential effects on specific borrowers; an evaluation of the existing relationships among loans, potential loan losses, and the present level of the allowance; results of examinations of the loan portfolio by regulatory agencies; and management's internal review of the loan portfolio. In determining the collectibility of certain loans, management also considers the fair value of any underlying collateral.

          It should be understood that estimates of future loan losses involve an exercise of judgment. While it is possible that in particular periods the Bank may sustain losses which are substantial relative to the allowance for loan losses, it is the judgment of management that the allowance for loan losses reflected in the consolidated statements of condition is adequate to absorb possible losses in the existing loan portfolio.

          Premises and Equipment -- Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation expense is computed principally on the straight-line method over the estimated useful lives of the assets.

          Other Real Estate -- The Bank records other real estate at the lesser of the outstanding loan amount or fair value at the time of foreclosure loss estimated cost to sell. Real estate and other property acquired in lieu of loan balances, net of an appropriate reserve for possible losses, are included in the accompanying consolidated statements of condition. Operating expenses of such properties, net of related income and gains and losses on their disposition, are included in other non-interest expense.

          Intangibles -- The Company purchased a failed bank in 1986. The excess purchase price over the fair market value of the assets acquired is being amortized over ten years. The unamortized premium amounted to $182,102 and $242,803 at December 31, 1993 and 1992, respectively. This premium is included in other assets in the consolidated statements of condition.

                   AMERICAN BANCSHARES, INC. AND SUBSIDIARIES

          Income Taxes -- The Company changed its method of accounting for income taxes effective January 1, 1993, from the deferred method to the liability method to comply with the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." This standard requires, among other things, recognition of future tax benefits, measured by enacted tax rates, attributable to deductible temporary differences between financial statement and income tax bases of assets and liabilities to the extent that realization of such benefits is more likely than not. The Company elected to report a cumulative effect in 1993 and not restate any prior years. The cumulative effect of adopting SFAS No. 109 on the consolidated financial statements was to increase income by $187,000 for the year ended December 31, 1993.

          Earnings Per Share -- Earnings per share are based on the average weighted number of shares outstanding and totaled 682,000, 652,000 and 622,000 shares for 1993, 1992 and 1991, respectively.

          Statements of Cash Flows -- The Company has defined cash and cash equivalents as those amounts included in the consolidated statements of condition caption "Cash and due from banks".

          Reclassifications -- Certain reclassifications have been made to the 1992 and 1991 consolidated financial statements in order to conform to those classifications adopted for reporting in 1993.

2. CASH AND DUE FROM BANKS

     The Bank is required to maintain average reserve balances with the Federal Reserve Bank. Cash and due from banks in the consolidated statements of condition included amounts so restricted of $3,149,000 and $2,977,000 at December 31, 1993 and 1992, respectively.

3. SECURITIES HELD FOR SALE

     Beginning December 31, 1993 the Company designated as held for sale all securities that could be sold prior to their contractual maturity in the event of an unforeseen liquidity need. These securities are reported at cost adjusted for amortization of premiums and accretion of discounts in the consolidated statement of condition. The portfolio of securities held for sale consisted of the following (in thousands):

                                                                    DECEMBER 31, 1993
                                                        -----------------------------------------
                                                                   GROSS        GROSS
                                                         BOOK    UNREALIZED   UNREALIZED   MARKET
                                                        VALUE      GAINS        LOSSES     VALUE
                                                        ------   ----------   ----------   ------
    U. S. Treasury securities.........................  $  997      $ --         $  1      $  996
    Other U.S. Government obligations.................   6,488        76                    6,564
    Collateralized mortgage obligation................     296        48                      344
    Mortgage-backed securities........................   1,512        23            5       1,530
                                                        ------   ----------       ---      ------
                                                        $9,293      $147         $  6      $9,434
                                                        ======   ========     ========     ======

     The Company's collateralized mortgage obligations (CMO's) generally consist of first and second tranche sequential pay, planned amortization class or floating rate support tranche instruments. Interest income on CMO's and mortgage-backed securities is generally included with interest on obligations of other U.S. Government agencies due to their guarantees of underlying mortgages.

                   AMERICAN BANCSHARES, INC. AND SUBSIDIARIES

     The book value and market value of investment securities at December 31, 1993, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment securities.

                                                                          BOOK          MARKET
                                                                         VALUE          VALUE
                                                                         ------         ------
Due in one year or less................................................  $2,998         $3,069
Due after one year through five years..................................   3,487          3,486
Due after five years through ten years.................................   1,000          1,005
Mortgage-backed securities and CMO's...................................   1,808          1,874
                                                                         ------         ------
                                                                         $9,293         $9,434
                                                                         ======         ======

     Proceeds from sales of investment securities and marketable equity securities during 1993 were $4,027,431. Gross gains of $26,893 and gross losses of $10,003 were realized on those sales in 1993. There were no sales in 1992. Proceeds from the sales of uninvested securities and marketable equity securities during 1991 were $10,201,222. Gross gains of $342,179 and gross losses of $354,617 were realized on these sales in 1991.

4. INVESTMENT SECURITIES

     The book and market values of the securities portfolio were as follows (in thousands):

                                                             DECEMBER 31, 1993
                                          -------------------------------------------------------
                                                          GROSS            GROSS
                                           BOOK         UNREALIZED       UNREALIZED       MARKET
                                           VALUE          GAINS            LOSSES          VALUE
                                          -------       ----------       ----------       -------
    Other U.S. Government obligations...  $ 6,186        $     23         $      6        $ 6,203
    Obligations of states and political
      subdivisions......................    7,953             168               13          8,108
    Mortgage-backed securities..........   11,363             378                          11,741
                                          -------       ----------       ----------       -------
                                          $25,502        $    569         $     19        $26,052
                                          =======        ========         ========        =======

                                                             DECEMBER 31, 1992
                                          -------------------------------------------------------
                                                          GROSS            GROSS
                                           BOOK         UNREALIZED       UNREALIZED       MARKET
                                           VALUE          GAINS            LOSSES          VALUE
                                          -------       ----------       ----------       -------
    U.S. Treasury securities............  $ 1,000          $ 18             $ --          $ 1,018
    Other U.S. Government obligations...   14,915           144                            15,059
    Obligations of states and political
      subdivisions......................    9,039           249               70            9,218
    Collateralized mortgage
      obligation........................      434            36                               470
    Mortgage-backed securities..........   20,543           540               39           21,044
                                          -------       ----------       ----------       -------
                                          $45,931          $987             $109          $46,809
                                          =======       ========         ========         =======

                   AMERICAN BANCSHARES, INC. AND SUBSIDIARIES

     The book value and market value of the securities portfolio at December 31, 1993, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                            BOOK       MARKET
                                                                            VALUE       VALUE
                                                                           -------     -------
Due in one year or less..................................................  $ 5,047     $ 5,081
Due after one year through five years....................................    7,318       7,399
Due after five years through ten years...................................    1,242       1,281
Due after ten years......................................................      532         550
Mortgage-backed securities...............................................   11,363      11,741
                                                                           -------     -------
                                                                           $25,502     $26,052
                                                                           =======     =======

     Market value for securities is determined from quoted prices or quoted prices of similar securities of comparable risk and maturity where no quoted market price exists. Management does not anticipate a requirement to sell any of the Bank's investment securities for liquidity or other operating purposes.

     Securities with a book value of approximately $14,045,000 at December 31, 1993 and $9,629,000 at December 31, 1992, were pledged to secure public deposits, securities sold under agreements to repurchase, and for other purposes as required or permitted by law.

5. LOANS

     The loan portfolio consists of the following loans classified by major type:

                                                                      DECEMBER 31,
                                                              -----------------------------
                                                                  1993             1992
                                                              ------------     ------------
    Commercial, financial and industrial....................  $ 47,697,781     $ 44,721,177
    Real estate.............................................    93,427,284       86,993,439
    Installment.............................................    67,620,640       54,166,809
    Other...................................................     4,576,636        3,643,066
                                                              ------------     ------------
                                                               213,322,341      189,524,491
    Less unearned discount..................................    (4,213,669)      (4,014,631)
                                                              ------------     ------------
                                                               209,108,672      185,509,860
    Less allowance for loan losses..........................    (2,898,424)      (2,167,153)
                                                              ------------     ------------
                                                              $206,210,248     $183,342,707
                                                               ===========      ===========

     The Company generally makes loans in its market area of North Louisiana comprising primarily Quachita, Caddo and Bossier Parishes.

     As of December 31, 1993 and 1992, loans outstanding to directors, officers, and their affiliates were approximately $14,326,000 and $4,602,000, respectively. During 1993, advances of $14,856,000 and payments of $5,132,000 were made on these loans. In the opinion of management, all transactions entered into between the Bank and such related parties have been and are, in the ordinary course of business, made on the same terms and conditions as similar transactions with unaffiliated persons and do not involve more than the normal risk of collectibility.

     At December 31, 1993, 1992 and 1991, loans on which the accrual of interest has been discontinued or reduced amounted to approximately $552,000, $783,000 and $1,127,000, respectively. Interest income on these loans would have approximated $8,000, $54,000 and $211,000 for 1993, 1992 and 1991, respectively.

                   AMERICAN BANCSHARES, INC. AND SUBSIDIARIES

     An analysis of activity in the allowance for loan losses is as follows:

                                                                    YEARS ENDED
                                                                    DECEMBER 31,
                                                       --------------------------------------
                                                          1993         1992          1991
                                                       ----------   -----------   -----------
    Balance at beginning of year.....................  $2,167,153   $ 2,276,524   $ 2,220,047
      Provision charged to operations................   1,280,568     1,156,181     1,196,783
      Loan losses:
         Loans charged off...........................    (746,354)   (1,759,912)   (1,501,491)
         Recoveries..................................     197,057       494,360       361,185
                                                       ----------   -----------   -----------
           Net loan losses...........................    (549,297)   (1,265,552)   (1,140,306)
                                                       ----------   -----------   -----------
    Balance at end of year...........................  $2,898,424   $ 2,167,153   $ 2,276,524
                                                        =========    ==========    ==========

     A total of $487,000, $835,000 and $1,992,000 was transferred from loans to other real estate in 1993, 1992 and 1991 respectively.

     Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," was issued in May, 1993, and is scheduled for implementation in 1995. Statement No. 114 will require impaired loans to be measured based on the present value of their expected cash flows in determining the adequacy of the allowance for possible loan losses. Where only lost principal is currently covered by the allowance today, future reserves will be required to cover lost interest as well. It is anticipated that the effect of adopting this new accounting method will not be material.

6. PREMISES AND EQUIPMENT

     Premises and equipment are summarized below:

                                                                        DECEMBER 31,
                                                                  -------------------------
                                                                     1993          1992
                                                                  -----------   -----------
    Land........................................................  $ 1,330,867   $ 1,071,007
    Buildings...................................................    3,583,973     3,509,797
    Leasehold improvements......................................       14,438        14,438
    Furniture, fixtures, and equipment..........................    3,999,404     3,224,840
                                                                  -----------   -----------
                                                                    8,928,682     7,820,082
    Less accumulated depreciation and amortization..............   (4,196,079)   (3,567,452)
                                                                  -----------   -----------
    Premises and equipment, net.................................  $ 4,732,603   $ 4,252,630
                                                                   ==========    ==========

     A total of $201,000 was transferred from premises and equipment to other real estate in 1992. No transfers were made in 1993 or 1991.

7. DEPOSITS

     Deposits are summarized below:

                                                                      DECEMBER 31,
                                                              -----------------------------
                                                                  1993             1992
                                                              ------------     ------------
    Demand..................................................  $ 96,311,890     $ 84,346,076
    Savings.................................................    32,820,568       29,987,593
    Money Market accounts...................................    29,084,389       29,856,269
    Time....................................................   121,617,017      120,826,715
                                                              ------------     ------------
                                                              $279,833,864     $265,016,653
                                                               ===========      ===========

                   AMERICAN BANCSHARES, INC. AND SUBSIDIARIES

     Included in interest-bearing deposits are approximately $33,692,000 and $29,553,000 of certificates of deposits in amounts of $100,000 or more at December 31, 1993 and 1992, respectively. The Bank has no brokered deposits and there are no major concentrations of deposits.

8. INCOME TAXES

     Effective January 1, 1993, the Company changed its method of accounting for income taxes from the deferred method to the liability method as required by Statement of Financial Accounting Standards No. 109. "Accounting for Income Taxes." Prior years have not been restated.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1993 are as follows (in thousands):

          Deferred tax assets:
            Reserve for loan losses not currently deductible................  $502
            Writedown of other real estate..................................    53
            Book over tax depreciation......................................    15
            Self insurance reserve..........................................    30
                                                                              ----
                                                                               600
                                                                              ----
          Deferred tax liability:
            Bond discount accretion.........................................    98
            Amortization of intangible......................................    30
            Other...........................................................    47
                                                                              ----
                                                                               175
                                                                              ----
                                                                              $425
                                                                              ====

     The components of the provision for federal income taxes are as follows (in thousands):

                                                                  YEAR ENDED DECEMBER 31,
                                                                 --------------------------
                                                                  1993       1992      1991
                                                                 ------     ------     ----
    Current....................................................  $2,274     $1,447     $762
    Deferred...................................................    (130)        (3)      64
                                                                 ------     ------     ----
                                                                 $2,144     $1,444     $826
                                                                 ======     ======     ====

     Deferred taxes, according to the temporary differences which caused them, were as follows at December 31, 1992 and 1991 (in thousands):

                                                                        1992   1991
                                                                        ----   ----
          Depreciation................................................  $ 51   $(33)
          Self insurance reserve......................................   (34)    --
          Provision for loan losses...................................    12     13
          Amortization of acquisition expenses........................     7     13
          Other.......................................................   (69)    24
          Other real estate...........................................    30     51
                                                                        ----   ----
                                                                        $ (3)  $ 64
                                                                        ====   ====

                   AMERICAN BANCSHARES, INC. AND SUBSIDIARIES

     The provision for federal income taxes differs from the amount computed by applying the U.S. Federal income tax statutory rate (34% in 1993, 1992 and 1991) on income as follows (in thousands):

                                                              YEARS ENDED DECEMBER 31,
                                                   ----------------------------------------------
                                                       1993             1992             1991
                                                   ------------     ------------     ------------
    Taxes calculated at statutory rate...........  $2,221    33%    $1,583    34%    $1,021    34%
    Increase (decrease) resulting from:
      Tax-exempt interest........................    (174)   (3)%     (204)   (4)%     (219)   (7)%
      Other, net.................................      97     2         65     1%        24     1%
                                                   ------   ---     ------   ---     ------   ---
                                                   $2,144    33%    $1,444    31%    $  826    28%
                                                   ======    ==     ======    ==     ======    ==

9. PENSION PLAN

     The Bank has established a defined benefit, non-contributory retirement plan which covers all full-time employees. The defined benefit plan pays benefits to employees at retirement based upon years of service and compensation rates near retirement. The Bank's funding policy is generally to make contributions equal to the normal cost and an amount to amortize any unfunded actuarial liability. Contributions are intended to provide not only for benefits attributable to service to date but also for those expected to be earned in the future. Pension expense of $127,891, $85,111 and $60,568 was recorded in 1993, 1992 and 1991, respectively.

     The following table sets forth the Plan's funded status as of December 31, and amounts recognized in the consolidated financial statements:

                                                      1993            1992
                                                   -----------     -----------
    Actuarial present value of accumulated
      benefit obligations:
      Vested.....................................  $ 1,464,419     $   985,100
      Non-vested.................................      223,361         227,215
                                                   -----------     -----------
              TOTAL..............................  $ 1,687,780     $ 1,212,315
                                                    ==========      ==========
    Projected benefit obligation for service
      rendered to date...........................   (2,252,816)    $(1,822,332)
    Plan assets at fair value....................    1,841,590       1,776,004
                                                   -----------     -----------
    Excess (deficiency) of plan assets over
      projected benefit
      obligation.................................     (411,226)        (46,328)
    Remaining unrecognized net assets existing at
      December 31, being amortized over 13
      years......................................     (159,962)       (179,957)
    Unrecognized net loss from past experience
      different from that assumed................      587,448         275,186
                                                   -----------     -----------
              Accrued pension payable............  $    16,260     $    48,901
                                                    ==========      ==========

                                                      1993            1992           1991
                                                   -----------     -----------     ---------
    Net pension expense includes the following
      components:
      Service costs-benefits earned during the
         year....................................      158,342         148,122     $ 112,234
    Interest cost on projected benefit
      obligation.................................      148,221         120,562       105,052
    Actual return on plan assets.................      (35,146)        (93,695)     (202,826)
    Net amortization and deferral................     (143,526)        (89,878)       46,108
                                                   -----------     -----------     ---------
              Net periodic pension expense.......  $   127,891     $    85,111     $  60,568
                                                    ==========      ==========     =========

                   AMERICAN BANCSHARES, INC. AND SUBSIDIARIES

     At December 31, 1993 and 1992, the weighted average discount rate was 7.5%, and expected long-term rate of return on assets was 10%. The rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 4%. The Plan's assets consist primarily of certificates of deposits and common stocks.

10. RELATED PARTY TRANSACTIONS

     In the years ended December 31, 1993, 1992 and 1991, the Bank paid approximately $175,500, $170,000 and $193,000, respectively, to a director for legal services incurred in the ordinary course of banking operations. In addition, the Bank leases space in the operations building to the above mentioned director under an operating lease which expires December 31, 2003. The Bank recorded rental income under this lease for the years ended December 31, 1993, 1992 and 1991 of approximately $38,000, $6,000 and $6,000, respectively.

11. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     The Bank is a party to various financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial statements include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated statements of condition. The contract amounts of those instruments reflect the extent of the involvement the Bank has in particular classes of financial instruments.

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making these commitments and conditional obligations as it does for on-balance sheet instruments.

     In the normal course of business, the Bank has made commitments to extend credit of approximately $15,107,000 and $2,571,000 at December 31, 1993 and 1992, respectively, that are not reflected in the financial statements. Additionally, the Bank has letters of credit outstanding of approximately $2,356,000 and $2,905,000 at December 31, 1993 and 1992, respectively. Bank management does not anticipate any material loss as a result of these transactions.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts disclosed above do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if considered necessary by the Bank upon extension of credit is based on management's credit evaluation of the counterparty.

     Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to its customers.

                   AMERICAN BANCSHARES, INC. AND SUBSIDIARIES

12. COMMITMENTS AND CONTINGENCIES

     A summary of approximate non-cancelable future operating lease commitments follows:

          1994...........................................................  $ 80,000
          1995...........................................................    87,000
          1996...........................................................    77,000
          1997...........................................................    63,000
          1998...........................................................    57,000
          Thereafter.....................................................    58,000
                                                                           --------
                                                                           $422,000
                                                                           ========

     It is expected that in the normal course of business, leases that expire will be renewed or replaced by leases on other property or equipment.

     Rent expense under all non-cancelable operating lease obligations aggregated $68,000, $42,000 and $104,000 in 1993, 1992 and 1991, respectively.
Rents received on non-cancelable sublease agreements aggregated $11,200, $7,320 and $6,420 for these years, respectively.

     Various lawsuits are pending against the Bank. Bank management, after reviewing these suits with outside counsel, considers that the aggregate liabilities, if any, will not be material to the financial statements.

13. CAPITAL REQUIREMENTS

     The Bank is required to maintain certain minimum capital levels. At December 31, 1993 the Bank was in compliance with the statutory minimum capital requirements. Following is a summary of the minimum required capital levels and the actual amounts at December 31, 1993:

                                                                       REQUIRED
                                                                       MINIMUM      ACTUAL
                                                                       --------     -----
    Tier I Leverage..................................................  3% to 5%      7.8%
    Tier I Risked-Based..............................................     4%        11.4%
    Total Risked-Based...............................................     8%        12.8%

     The minimum Tier 1 leverage ratio for all banks and bank holding companies is 3%. Regulators may require a higher ratio dependent upon the condition of the individual bank or bank holding company.

14. DIVIDENDS FROM SUBSIDIARY

     Dividends paid by the Bank are subject to restrictions by certain regulatory agencies. There was an aggregate of approximately $7,479,000 available for payment of dividends at December 31, 1993 under these restrictions without prior approval. During 1993, the Bank paid dividends to the Company of approximately $93,000.

15. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     Cash and Federal Funds Sold -- For those short-term investments, the carrying amount is a reasonable estimate of fair value.

     Investments and Marketable Equity Securities -- For investments and marketable equity securities held for investment purposes, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

                   AMERICAN BANCSHARES, INC. AND SUBSIDIARIES

     Loans -- For certain homogenous categories of loans, such as some residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

     Deposits -- The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturities certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

     Federal Funds Purchased and Securities Sold Under Repurchase
Agreements -- For those short-term liabilities, the carrying amount is a reasonable estimate of fair value.

     Commitments -- The fair value of commitments to extend credit was not significant.

     The estimated fair values of the Company's financial instruments are as follows at December 31, 1993 and 1992 (in thousands):

                                                      1993                      1992
                                              ---------------------     ---------------------
                                              CARRYING       FAIR       CARRYING       FAIR
                                               AMOUNT       VALUE        AMOUNT       VALUE
                                              --------     --------     --------     --------
    Financial assets:
      Cash and federal funds sold...........  $ 55,625     $ 55,625     $ 47,276     $ 47,276
      Investment and marketable equity
         securities.........................    34,795       35,486       46,828       47,707
      Loans.................................   209,108      209,930      185,510      186,871
      Less: allowance for loan losses.......    (2,898)      (2,898)      (2,167)      (2,167)
                                              --------     --------     --------     --------
      Loans, net of allowance...............   206,210      207,032      183,343      184,704
                                              --------     --------     --------     --------
    Financial liabilities:
      Deposits..............................   279,834      280,947      265,017      266,160
      Federal funds purchased and securities
         sold under repurchase agreements...        --           --          623          623

     The Company does not have unrecognized financial instruments requiring fair value disclosure.

16. OTHER EXPENSES

     The components of other expenses in the statements of earnings are as follows:

                                                            1993         1992         1991
                                                         ----------   ----------   ----------
    Data processing....................................  $  336,168   $  526,227   $  669,346
    Stationary, supplies and printing..................     331,709      322,151      267,030
    Ad valorem taxes...................................     427,102      358,890      276,000
    FDIC assessments...................................     577,524      529,750      445,209
    Legal fees.........................................     255,759      299,790      275,242
    Repo writedowns....................................     200,681      363,147      310,629
    Other..............................................   2,026,711    2,119,418    2,187,007
                                                         ----------   ----------   ----------
                                                         $4,155,654   $4,519,373   $4,430,463
                                                          =========    =========    =========

                   AMERICAN BANCSHARES, INC. AND SUBSIDIARIES

17. SUMMARIZED FINANCIAL INFORMATION OF AMERICAN BANCSHARES, INC.
    (PARENT ONLY)

     The following are parent company only condensed statements of condition as of December 31, 1993 and 1992, and condensed statements of operations and condensed statements of cash flows for each of the three years in the period ended December 31, 1993 (in thousands):

                       CONDENSED STATEMENTS OF CONDITION

                                                                          DECEMBER 31,
                                                                       -------------------
                                                                        1993        1992
                                                                       -------     -------
    ASSETS:
      Investment in subsidiaries.....................................  $23,873     $19,315
      Other assets...................................................      312         230
                                                                       -------     -------
                                                                       $24,185     $19,545
                                                                       =======     =======
    STOCKHOLDERS' EQUITY.............................................  $24,185     $19,545
                                                                       =======     =======

                        CONDENSED STATEMENTS OF EARNINGS

                                                                         YEARS ENDED
                                                                         DECEMBER 31,
                                                                   ------------------------
                                                                    1993     1992     1991
                                                                   ------   ------   ------
    Dividends received from subsidiaries.........................  $   93   $  280   $  420
    Equity in undistributed earnings of subsidiaries.............   4,484    2,939    1,796
    Interest and other expenses..................................      (1)      (6)     (40)
                                                                   ------   ------   ------
           Net Earnings..........................................  $4,576   $3,213   $2,176
                                                                   ======   ======   ======

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                        YEARS ENDED
                                                                       DECEMBER 31,
                                                                ---------------------------
                                                                 1993      1992      1991
                                                                -------   -------   -------
    CASH FLOWS FROM OPERATING ACTIVITIES:
      Net earnings............................................  $ 4,576   $ 3,213   $ 2,176
      Adjustments not affecting cash:
         Deferred income tax..................................       --        (3)      (20)
         Equity in undistributed earnings of subsidiaries.....   (4,484)   (2,939)   (1,796)
         Net change in other assets and liabilities...........      (11)      (55)      (24)
                                                                -------   -------   -------
         Net cash provided by operating activities............       81       216       336
    NET CASH USED BY FINANCING ACTIVITIES --
      Payments on long-term debt..............................       --      (220)     (331)
                                                                -------   -------   -------
    NET INCREASE (DECREASE) IN CASH...........................       81        (4)        5
    CASH, BEGINNING OF YEAR...................................        7        11         6
                                                                -------   -------   -------
    CASH, END OF YEAR.........................................  $    88   $     7   $    11
                                                                =======   =======   =======

                   AMERICAN BANCSHARES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CONDITION
                                  (UNAUDITED)

                                 JUNE 30, 1994

                                           ASSETS
Cash and due from banks........................................................  $ 29,990,447
Federal funds sold.............................................................     5,000,000
Securities held for sale (at market value).....................................    13,016,084
Investment securities (market value of $24,234,000 and $37,936,000)............    24,220,322
Loans, net of unearned discount................................................   210,998,355
Less allowance for loan losses.................................................    (3,182,478)
                                                                                 ------------
  Net loans....................................................................   207,815,877
Premises and equipment, net....................................................     5,396,901
Other real estate..............................................................       436,370
Accrued interest receivable....................................................     1,653,939
Other assets...................................................................     1,795,720
                                                                                 ------------
                                                                                 $289,325,660
                                                                                  ===========
                            LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits:
     Noninterest bearing.......................................................  $ 78,432,256
     Interest-bearing..........................................................   182,644,795
                                                                                 ------------
          Total deposits.......................................................   261,077,051
Accrued interest payable.......................................................       916,384
Other liabilities..............................................................       631,052
                                                                                 ------------
          Total liabilities....................................................   262,624,487
                                                                                 ------------
Stockholder's equity:
  Common stock, $12 par value, 1,000,000 shares authorized, 729,937 and 690,584
     issued and outstanding at June 30, 1994, and 1993, respectively...........     8,759,244
  Capital surplus..............................................................     4,593,008
  Retained earnings............................................................    13,375,602
  Unrealized loss on securities held for sale..................................       (26,681)
                                                                                 ------------
Total stockholder's equity.....................................................    26,701,173
                                                                                 ------------
                                                                                 $289,325,660
                                                                                  ===========

See notes to consolidated interim statements.

                   AMERICAN BANCSHARES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS
                                  (UNAUDITED)

                                                                         SIX MONTHS ENDED
                                                                             JUNE 30,
                                                                    ---------------------------
                                                                       1994             1993
                                                                    ----------       ----------
INTEREST INCOME
Loans, including fees.............................................  $9,699,053       $9,272,143
Investment securities
  Taxable.........................................................     818,900        1,095,768
  Non-taxable.....................................................     207,606          246,030
Federal funds sold................................................     162,386           70,490
                                                                    ----------       ----------
                                                                    10,887,945       10,684,431
                                                                    ----------       ----------
INTEREST EXPENSE
Deposits..........................................................   3,252,400        3,144,763
Federal funds purchased and securities sold under repurchase
  agreements......................................................       1,201           14,670
                                                                    ----------       ----------
                                                                     3,253,601        3,159,433
                                                                    ----------       ----------
NET INTEREST INCOME...............................................   7,634,344        7,524,998
PROVISION FOR LOAN LOSSES.........................................     455,337          544,363
                                                                    ----------       ----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES...............   7,179,007        6,980,635
                                                                    ----------       ----------
NON-INTEREST INCOME
Customer service fees.............................................     843,622          843,948
Trust and custodian income........................................     905,404          725,469
Gain on sale of investment securities, net........................          --           16,890
Other.............................................................     737,323          477,034
                                                                    ----------       ----------
                                                                     2,486,349        2,063,341
                                                                    ----------       ----------
NON-INTEREST EXPENSE
Salaries and employee benefits....................................   2,992,957        2,916,681
Net occupancy expense.............................................     746,677          680,757
Advertising.......................................................     265,708          246,614
Other.............................................................   2,130,351        2,102,212
                                                                    ----------       ----------
                                                                     6,135,693        5,946,264
                                                                    ----------       ----------
EARNINGS BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF A CHANGE IN
  AN ACCOUNTING PRINCIPLE.........................................   3,529,663        3,097,712
PROVISION FOR INCOME TAXES........................................   1,125,796        1,024,883
                                                                    ----------       ----------
EARNINGS BEFORE CUMULATIVE EFFECT OF A CHANGE IN AN ACCOUNTING
  PRINCIPLE.......................................................   2,403,867        2,072,829
CUMULATIVE EFFECT OF A CHANGE IN AN ACCOUNTING PRINCIPLE..........          --          187,000
                                                                    ----------       ----------
NET EARNINGS......................................................  $2,403,867       $2,259,829
                                                                     =========        =========

See notes to consolidated interim statements.

                   AMERICAN BANCSHARES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                        SIX MONTHS ENDED
                                                                            JUNE 30,
                                                                  -----------------------------
                                                                      1994             1993
                                                                  ------------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings....................................................  $  2,403,867     $  2,259,829
Adjustments to reconcile net earnings to net cash provided by operating activities:
  Provision for loan losses.....................................       455,337          544,363
  Provision for losses on other real estate owned...............            --          272,671
  Depreciation and amortization.................................       362,915          325,290
  Amortization of discount on investments.......................        (9,487)           7,022
  Gain on sale of investment securities.........................            --          (16,890)
  Deferred income tax credit....................................      (311,543)          (3,000)
  Change in accrued interest receivable.........................        19,436          174,740
  Change in other assets........................................        (4,077)        (352,260)
  Change in accrued interest payable............................       403,351          304,413
  Change in other liabilities...................................        32,002          287,111
                                                                  ------------     ------------
          Net cash provided by operating activities.............     3,351,801        3,803,289
                                                                  ------------     ------------
  CASH FLOWS FROM INVESTING ACTIVITIES
  Net (increase) decrease in federal funds sold.................    (5,000,000)       2,500,000
  Proceeds from sales of investment securities..................            --        4,027,431
  Proceeds from maturities and calls of investment securities...     8,069,935       10,165,467
  Purchase of investment securities.............................   (10,510,509)      (4,856,295)
  Loan originations, net of repayments..........................    (1,889,683)     (11,922,307)
  Proceeds from sales of real estate acquired by foreclosure....       134,071          731,566
  Purchase of premises and equipment............................    (1,051,424)        (274,791)
  Net book value of premises and equipment disposals............        18,005               --
                                                                  ------------     ------------
          Net cash (used) provided in investing activities......   (10,229,605)         371,071
                                                                  ------------     ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net (decrease) increase in deposits...........................   (18,756,813)       6,023,747
  Net (decrease) in federal funds purchased and securities sold
     under repurchase agreements................................            --         (623,000)
  Cash paid in lieu of fractional shares of stock dividends.....            --           (2,455)
                                                                  ------------     ------------
          Net cash (used) provided by financing activities......   (18,756,813)       5,398,292
                                                                  ------------     ------------
  NET (DECREASE) INCREASE IN CASH AND DUE FROM BANKS............   (25,634,617)       9,572,652
  CASH AND DUE FROM BANKS, BEGINNING OF YEAR....................    55,625,064       39,775,928
                                                                  ------------     ------------
  CASH AND DUE FROM BANKS, END OF PERIOD........................  $ 29,990,447     $ 49,348,580
                                                                   ===========      ===========
  ADDITIONAL DISCLOSURES
  Income taxes paid.............................................  $  1,413,500     $  1,140,000
                                                                   ===========      ===========
  Interest paid.................................................  $  2,850,250     $  2,855,020
                                                                   ===========      ===========

See notes to consolidated interim statements.

                   AMERICAN BANCSHARES, INC. AND SUBSIDIARIES

                    NOTES TO CONSOLIDATED INTERIM STATEMENTS
                                  (UNAUDITED)

(1) BASIS OF PRESENTATION

     The accompanying consolidated financial statements include the accounts of American Bancshares, Inc. (ABI) and its wholly owned subsidiaries. Significant intercompany balances and transactions have been eliminated in consolidation.

     In the opinion of management, the accompanying unaudited financial statements contain all adjustments (consisting only of normal recurring adjustments) necessary to present a fair presentation of the consolidated financial condition and results of operation of ABI for the interim periods. The results of operations for the six months ended June 30, 1994, are not necessarily indicative of the results which may be expected for the entire year.

(2) CHANGE IN METHOD OF ACCOUNTING FOR DEBT AND EQUITY SECURITIES

     Effective January 1, 1994, ABI adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Available-for-sale securities are those which ABI has the intent to hold indefinitely but are available for disposal. Available-for-sale securities are stated at fair value, with unrealized gains and losses reported as a net amount in a separate component of stockholder's equity, net of deferred taxes. Held-to-maturity securities are those which ABI has the positive intent and ability to hold to maturity. Held-to-maturity securities are carried at amortized cost. Premiums and discounts on investment securities are amortized over the expected lives of the securities according to the interest method.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                           AMERICAN BANCSHARES, INC.
                                      AND

                         REGIONS FINANCIAL CORPORATION

                            DATED AS OF JUNE 1, 1994

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
Parties................................................................................
Preamble...............................................................................   A-5
ARTICLE 1 -- TRANSACTIONS AND TERMS OF MERGER..........................................   A-5
   1.1    Merger.......................................................................   A-5
   1.2    Time and Place of Closing....................................................   A-5
   1.3    Effective Time...............................................................   A-5
ARTICLE 2 -- TERMS OF MERGER...........................................................   A-6
   2.1    Certificate of Incorporation.................................................   A-6
   2.2    Bylaws.......................................................................   A-6
   2.3    Directors and Officers.......................................................   A-6
ARTICLE 3 -- MANNER OF CONVERTING SHARES...............................................   A-6
   3.1    Conversion of Shares.........................................................   A-6
   3.2    Anti-Dilution Provisions.....................................................   A-6
   3.3    Shares Held by ABI or Regions................................................   A-6
   3.4    Dissenting Shareholders......................................................   A-6
   3.5    Fractional Shares............................................................   A-7
ARTICLE 4 -- EXCHANGE OF SHARES........................................................   A-7
   4.1    Exchange Procedures..........................................................   A-7
   4.2    Rights of Former ABI Shareholders............................................   A-7
ARTICLE 5 -- REPRESENTATIONS AND WARRANTIES OF ABI.....................................   A-8
   5.1    Organization, Standing, and Power............................................   A-8
   5.2    Authority; No Breach By Agreement............................................   A-8
   5.3    Capital Stock................................................................   A-8
   5.4    ABI Subsidiaries.............................................................   A-8
   5.5    Financial Statements.........................................................   A-8
   5.6    Absence of Undisclosed Liabilities...........................................  A-10
   5.7    Absence of Certain Changes or Events.........................................  A-10
   5.8    Tax Matters..................................................................  A-10
   5.9    Environmental Matters........................................................  A-10
   5.10   Compliance With Laws.........................................................  A-11
   5.11   Employee Benefit Plans.......................................................  A-11
   5.12   Material Contracts...........................................................  A-12
   5.13   Legal Proceedings............................................................  A-13
   5.14   Statements True and Correct..................................................  A-13
   5.15   Tax and Regulatory Matters...................................................  A-13
   5.16   State Takeover Laws..........................................................  A-14
   5.17   Support Agreements...........................................................  A-14
ARTICLE 6 -- REPRESENTATIONS AND WARRANTIES OF REGIONS.................................  A-14
   6.1    Organization, Standing, and Power............................................  A-14
   6.2    Authority; No Breach By Agreement............................................  A-14
   6.3    Capital Stock................................................................  A-14
   6.4    Financial Statements.........................................................  A-15
   6.5    Absence of Undisclosed Liabilities...........................................  A-15
   6.6    Absence of Certain Changes or Events.........................................  A-15
   6.7    Compliance With Laws.........................................................  A-15
   6.8    Legal Proceedings............................................................  A-16
   6.9    Statements True and Correct..................................................  A-16
   6.10   Tax and Regulatory Matters...................................................  A-16

                                                                                         PAGE
                                                                                         ----
ARTICLE 7 -- CONDUCT OF BUSINESS PENDING CONSUMMATION..................................  A-16
   7.1    Affirmative Covenants of ABI.................................................  A-16
   7.2    Negative Covenants of ABI....................................................  A-16
   7.3    Covenants of Regions.........................................................  A-18
   7.4    Adverse Changes in Condition.................................................  A-19
   7.5    Reports......................................................................  A-19
ARTICLE 8 -- ADDITIONAL AGREEMENTS.....................................................  A-19
   8.1    Registration Statement; Proxy Statement; Shareholder Approval................  A-19
   8.2    Exchange Listing.............................................................  A-19
   8.3    Applications.................................................................  A-19
   8.4    Filings with State Offices...................................................  A-20
   8.5    Agreement as to Efforts to Consummate........................................  A-20
   8.6    Investigation and Confidentiality............................................  A-20
   8.7    Press Releases...............................................................  A-20
   8.8    Certain Actions..............................................................  A-20
   8.9    Tax Treatment................................................................  A-21
   8.10   Agreements of Affiliates.....................................................  A-21
   8.11   Employee Benefits and Contracts..............................................  A-21
   8.12   Indemnification..............................................................  A-21
   8.13   Election to Regions' Board of Directors......................................  A-22
ARTICLE 9 -- CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE.........................  A-22
   9.1    Conditions to Obligations of Each Party......................................  A-22
   9.2    Conditions to Obligations of Regions.........................................  A-23
   9.3    Conditions to Obligations of ABI.............................................  A-24
ARTICLE 10 -- TERMINATION..............................................................  A-24
  10.1    Termination..................................................................  A-24
  10.2    Effect of Termination........................................................  A-24
  10.3    Non-Survival of Representations and Covenants................................  A-24
ARTICLE 11 -- MISCELLANEOUS............................................................  A-25
  11.1    Definitions..................................................................  A-25
  11.2    Expenses.....................................................................  A-30
  11.3    Brokers and Finders..........................................................  A-30
  11.4    Entire Agreement.............................................................  A-30
  11.5    Amendments...................................................................  A-30
  11.6    Waivers......................................................................  A-31
  11.7    Assignment...................................................................  A-31
  11.8    Notices......................................................................  A-31
  11.9    Governing Law................................................................  A-32
  11.10   Counterparts.................................................................  A-32
  11.11   Captions.....................................................................  A-32
  11.12   Enforcement of Agreement.....................................................  A-32
  11.13   Severability.................................................................  A-32
Signatures.............................................................................  A-32

                                LIST OF EXHIBITS

EXHIBIT
NUMBER                                           DESCRIPTION
- ------       -----------------------------------------------------------------------------------
  1.    --   Form of Directors' Agreement. (sec. 5.17).
  2.    --   Form of agreement of affiliates of ABI. (sec.sec. 8.10, 9.2(f)).
  3.    --   Matters as to which Boles, Boles & Ryan will opine. (sec. 9.2(d)).
  4.    --   Form of Claims Letter (sec. 9.2(g)).
  5.    --   Matters as to which Lange, Simpson, Robinson & Somerville will opine.

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of June 1, 1994, by and between AMERICAN BANCSHARES, INC. ("ABI"), a corporation organized and existing under the laws of the State of Louisiana, with its principal office located in Monroe, Louisiana; and REGIONS FINANCIAL CORPORATION ("Regions"), a corporation organized and existing under the laws of the State of Delaware, with its principal office located in Birmingham, Alabama.

                                    PREAMBLE

     The Boards of Directors of ABI and Regions are of the opinion that the transactions described herein are in the best interests of the parties and their respective shareholders. This Agreement provides for the acquisition of ABI by Regions pursuant to the merger of ABI into and with Regions. At the effective time of such merger, the outstanding shares of the capital stock of ABI shall be converted into shares of the common stock of Regions (except as provided herein). As a result, shareholders of ABI shall become shareholders of Regions and each of the subsidiaries of ABI shall continue to conduct its business and operations as a wholly owned subsidiary of Regions. The transactions described in this Agreement are subject to the approvals of the shareholders of ABI, the Board of Governors of the Federal Reserve System, and the appropriate state regulatory authorities and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

     Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

                                   ARTICLE 1

                        TRANSACTIONS AND TERMS OF MERGER

     1.1 MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, ABI shall be merged into and with Regions in accordance with the provisions of Sections 12:111 and 12:112 of the LBCL and with the effect provided in Section 12:115 of the LBCL and of Section 258 of the DGCL and with the effect provided in Section 259 of the DGCL (the "Merger"). Regions shall be the Surviving Corporation of the Merger and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the Boards of Directors of ABI and Regions.

     1.2 TIME AND PLACE OF CLOSING. The Closing will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their chief executive officers or chief financial officers, may mutually agree. The place of Closing shall be at the offices of Regions, in Birmingham, Alabama, or such other place as may be mutually agreed upon by the Parties.

     1.3 EFFECTIVE TIME. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Louisiana Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Louisiana and the Delaware Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Delaware (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers or chief financial officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the last day of the month in which occurs the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the shareholders of ABI approve this Agreement to the extent such approval is required by applicable Law; or such later date within 30 days thereof as may be specified by Regions.

                                   ARTICLE 2

                                TERMS OF MERGER

     2.1 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of Regions in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

     2.2 BYLAWS. The Bylaws of Regions in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

     2.3 DIRECTORS AND OFFICERS. The directors of Regions in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Regions in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

                                   ARTICLE 3

                          MANNER OF CONVERTING SHARES

     3.1 CONVERSION OF SHARES. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

          (a) Each share of Regions Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (b) Each share of ABI Common Stock (excluding shares held by ABI or any of its Subsidiaries or by Regions or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by shareholders who perfect their dissenters' rights of appraisal as provided in Section 3.4 of this Agreement) issued and outstanding at the Effective Time shall be converted into and exchanged for 2.4445 shares of Regions Common Stock (the "Exchange Ratio").

     3.2 ANTI-DILUTION PROVISIONS. In the event ABI changes the number of shares of ABI Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted. In the event Regions changes the number of shares of Regions Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

     3.3 SHARES HELD BY ABI OR REGIONS. Each of the shares of ABI Common Stock held by any ABI Company or by any Regions Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.4 DISSENTING SHAREHOLDERS. Any holder of shares of ABI Common Stock who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by Part XIII of the LBCL shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the LBCL , including the provisions of Section 131 thereof relating to the deposit in escrow, endorsement, and transfer of the certificate or certificates representing the shares for which payment is being made. In the event that a dissenting shareholder of ABI fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, such Person shall not have the right to receive payment in cash for his shares and, instead, as of the Effective Time the shares of ABI Common Stock held by such Person shall be converted into and exchanged for that number of shares of Regions Common Stock determined under Section 3.1 of this Agreement and the delivery of certificates representing such Regions Common Stock and any dividends or other distributions in respect thereof to which such holder may be entitled shall be governed by Section 4.1 of this Agreement.

     3.5 FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, each holder of shares of ABI Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of Regions Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Regions Common Stock multiplied by the market value of one share of Regions Common Stock at the Effective Time. The market value of one share of Regions Common Stock at the Effective Time shall be the closing sale price of Regions Common Stock on the Nasdaq/NMS (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source chosen by Regions) for the last full trading day on which such shares are traded on the Nasdaq/NMS preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

                                   ARTICLE 4

                               EXCHANGE OF SHARES

     4.1 EXCHANGE PROCEDURES. Promptly after the Effective Time, Regions and ABI shall cause the exchange agent selected by Regions (the "Exchange Agent") to mail to the former shareholders of ABI appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of ABI Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of ABI Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters' rights of appraisal have been perfected and not withdrawn or forfeited under
Section 131 of the LBCL) issued and outstanding at the Effective Time, promptly upon the surrender of the certificate or certificates representing such shares to the Exchange Agent, shall receive in exchange therefor the certificate or certificates representing the shares of Regions Common Stock into which such shares of ABI Common Stock have been converted under Section 3.1 of this Agreement, together with all undelivered dividends and other distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement and, to the extent required by Section 3.5 of this Agreement, cash in lieu of any fractional share of Regions Common Stock to which such holder otherwise would be entitled (without interest). Until so surrendered, each outstanding certificate of ABI Common Stock shall be deemed for all purposes, other than as provided below with respect to the payment of dividends or other distributions payable to the holders of shares of Regions Common Stock, to represent the number of whole shares of Regions Common Stock into which the number of shares of ABI Common Stock represented thereby prior to the Effective Time shall have been converted. Regions shall not be obligated to deliver the certificate or certificates representing the shares of Regions Common Stock to which any former holder of ABI Common Stock is entitled as a result of the Merger, or any dividends or distributions in respect of those shares, until such holder surrenders his certificate or certificates representing the shares of ABI Common Stock for exchange as provided in this Section or otherwise complies with the procedures of the Exchange Agent with respect to lost, stolen, or destroyed certificates. The certificate or certificates of ABI Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither Regions, ABI, nor the Exchange Agent shall be liable to a holder of ABI Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

     4.2 RIGHTS OF FORMER ABI SHAREHOLDERS. At the Effective Time, the stock transfer books of ABI shall be closed as to holders of ABI Common Stock immediately prior to the Effective Time and no transfer of ABI Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of ABI Common Stock (other than shares to be canceled pursuant to Sections 3.3 and 3.4 of this Agreement) shall from and after the Effective Time represent for all purposes the number of shares of Regions Common Stock into which the shares of ABI Common Stock represented thereby shall have been converted under Section 3.1 of this Agreement and the cash issuable in lieu of fractional shares under Section 3.5 of this Agreement. To the extent permitted by Law, former shareholders of record of ABI shall be entitled to vote after the Effective Time at any meeting of Regions shareholders the number of whole shares of Regions Common Stock into which their respective shares of ABI Common Stock are converted, regardless of whether such holders have exchanged their certificates representing ABI Common Stock for certificates representing Regions Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Regions on the Regions Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Regions Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of ABI Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such ABI Common Stock certificate, both the Regions Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

                                   ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF ABI

     ABI hereby represents and warrants to Regions as follows:

     5.1 ORGANIZATION, STANDING, AND POWER. ABI is a corporation duly organized and validly existing, and in good standing under the Laws of the State of Louisiana, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its material Assets. ABI is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABI.

     5.2 AUTHORITY; NO BREACH BY AGREEMENT. (a) ABI has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of ABI, subject to the approval of this Agreement by the required vote of the outstanding ABI Common Stock, which is the only shareholder vote required for approval of this Agreement and consummation of the Merger by ABI. Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of ABI, enforceable against ABI in accordance with its terms (except in all cases as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and (ii) application of, and limitations on the application of, equitable principles and remedies, including limitations on the availability of the equitable remedy of specific performance or injunctive relief).

     (b) Neither the execution and delivery of this Agreement by ABI, nor the consummation by ABI of the transactions contemplated hereby, nor compliance by ABI with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of ABI's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any ABI Company under, any Contract or Permit of any ABI Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABI, or, (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any ABI Company or any of their respective material Assets.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NYSE and the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or both with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABI, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by ABI of the Merger and the other transactions contemplated in this Agreement.

     5.3 CAPITAL STOCK. The authorized capital stock of ABI consists of 1,000,000 shares of ABI Common Stock, of which 729,937 shares are issued and outstanding as of the date of this Agreement and not more than 729,937 shares will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of capital stock of ABI are duly and validly issued and outstanding and are fully paid and nonassessable under the LBCL. To the Knowledge of ABI, none of the outstanding shares of capital stock of ABI has been issued in violation of any preemptive rights of the current or past shareholders of ABI. Except as set forth above, there are no shares of capital stock or other equity securities of ABI outstanding and no outstanding Rights relating to the capital stock of ABI.

     5.4 ABI SUBSIDIARIES. ABI has disclosed in Section 5.4 of the ABI Disclosure Memorandum all of the ABI Subsidiaries as of the date of this Agreement. ABI or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each ABI Subsidiary. No equity securities of any ABI Subsidiary are or may become required to be issued (other than to another ABI Company) by reason of any Rights, and there are no Contracts by which any ABI Subsidiary is bound to issue (other than to another ABI Company) additional shares of its capital stock or Rights or by which any ABI Company is or may be bound to transfer any shares of the capital stock of any ABI Subsidiary (other than to another ABI Company). There are no Contracts relating to the rights of any ABI Company to vote or to dispose of any shares of the capital stock of any ABI Subsidiary. All of the shares of capital stock of each ABI Subsidiary held by a ABI Company are fully paid and (except pursuant to 12 USC Section 55 in the case of national banks and comparable, applicable state Law, if any, in the case of state depository institutions) nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the ABI Company free and clear of any Lien. Each ABI Subsidiary is either a bank, a savings association, or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each ABI Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABI. Each ABI Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or the Savings Association Insurance Fund, as appropriate, to the extent provided by applicable law.

     5.5 FINANCIAL STATEMENTS. ABI has included in Section 5.5 of the ABI Disclosure Memorandum copies of all ABI Financial Statements for periods ended prior to the date hereof and will deliver to Regions copies of all ABI Financial Statements prepared subsequent to the date hereof. The ABI Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of ABI, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the ABI Companies as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows of the ABI Companies for the periods indicated, in accordance with

GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material in amount of effect and to the absence from interim financial statements of any footnote disclosures).

     5.6 ABSENCE OF UNDISCLOSED LIABILITIES. No ABI Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABI, except Liabilities which are accrued or reserved against in the consolidated balance sheets of ABI as of March 31, 1994 included in the ABI Financial Statements or reflected in the notes thereto. No ABI Company has incurred or paid any Liability since March 31, 1994, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABI.

     5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since March 31, 1994, except as disclosed in Section 5.7 of the ABI Disclosure Memorandum, or in the ABI Financial Statements delivered prior to the date of this Agreement, to the Knowledge of ABI,(i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABI, and (ii) the ABI Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of ABI provided in Article 7 of this Agreement.

     5.8 TAX MATTERS. (a) All Tax returns required to be filed by or on behalf of any of the ABI Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1993, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file or untimely filings, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on ABI and all returns filed are complete and accurate in all material respects to the Knowledge of ABI. All Taxes shown on filed returns have been paid. There is no audit examination, deficiency, refund Litigation, or penalties due or owed with respect to any Taxes that is reasonably and likely to result in a determination that would have a Material Adverse Effect on ABI, except as reserved against in the ABI Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.8 of the ABI Disclosure Memorandum. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

     (b) None of the ABI Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

     (c) To the Knowledge of ABI, adequate provision for any Taxes due or to become due for any of the ABI Companies for the period or periods through and including the date of the respective ABI Financial Statements has been made and is reflected on such ABI Financial Statements.

     (d) Effective for the fiscal year beginning January 1, 1993, ABI adopted Financial Accounting Standards Board Statement 109, "Accounting for Income Taxes."

     (e) Each of the ABI Companies is in compliance with, and its records contain the information and documents (including properly completed IRS Forms W-9) necessary to comply with, in all material respects, applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify the accounts subject to backup withholding under
Section 3406 of the Internal Revenue Code.

     5.9 ENVIRONMENTAL MATTERS. (a) To the Knowledge of ABI, each ABI Company, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for such instances of non-compliance that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABI.

     (b) To the Knowledge of ABI, there is no Litigation pending or threatened before any court, governmental agency, or authority or other forum in which any ABI Company or any of its Loan Properties or Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a site owned, leased, or operated by any ABI Company or any of its Loan Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABI, and to the Knowledge of ABI, there is no reasonable basis for any such Litigation.

     (c) To the Knowledge of ABI, there have been no releases in violation of Environmental Laws of Hazardous Material in, on, under, or affecting any Participation Facility, or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABI.

     5.10 COMPLIANCE WITH LAWS. ABI is duly registered as a bank holding company under the BHC Act. Each ABI Company has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABI. None of the ABI
Companies:

          (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABI; and

          (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any ABI Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABI, (ii) threatening to revoke any Permits, or (iii) requiring any ABI Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     5.11 EMPLOYEE BENEFIT PLANS. (a) ABI has disclosed in Section 5.11 of the ABI Disclosure Memorandum, and has delivered or made available to Regions prior to the execution of this Agreement copies in each case of, all written pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all written medical, vision, dental, or other health plans, all written life insurance plans, and all other written employee benefit plans or fringe benefit plans, including written "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to, by any ABI Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "ABI Benefit Plans"). Any of the ABI Benefit Plans which is an "employee pension benefit plan," as that term is defined in
Section 3(2) of ERISA, is referred to herein as ABI ERISA Plan." Each ABI ERISA Plan which is also defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "ABI Pension Plan." No ABI Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

     (b) To the Knowledge of ABI, all ABI Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABI. Except as disclosed in Section 5.11(b) of the ABI Disclosure Memorandum, each ABI ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and ABI is not aware of any circumstances likely to result in

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revocation of any such favorable determination letter. To the Knowledge of ABI, no ABI Company has engaged in a transaction with respect to any ABI Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any ABI Company to a tax or penalty imposed by either
Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on ABI.

     (c) Except as disclosed in Section 5.11(c) of the ABI Disclosure Memorandum, no ABI Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan equals or exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any ABI Pension Plan, (ii) no change in the actuarial assumptions with respect to any ABI Pension Plan, and (iii) no increase in benefits under any ABI Pension Plan as a result of plan amendments or changes in applicable Law, which in each case with respect to (i) through (iii) above, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABI or materially adversely affect the funding status of any such plan. Neither any ABI Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any ABI Company, or the single-employer plan of any entity which is considered one employer with ABI under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or
Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. No ABI Company has provided, or is required to provide, security to a ABI Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

     (d) No Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any ABI Company with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. No ABI Company has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). Except as disclosed in
Section 5.11(d) of the ABI Disclosure Memorandum, no notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any ABI Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

     (e) Except as disclosed in Section 5.11(e) of the ABI Disclosure Memorandum, no ABI Company has any Liability for retiree health and life benefits under any of the ABI Benefit Plans and, to the Knowledge of ABI, there are no restrictions on the rights of such ABI Company to amend or terminate any such plan without incurring any Liability thereunder.

     (f) Except as disclosed in Section 5.11(f) of the ABI Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any ABI Company from any ABI Company under any ABI Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any ABI Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

     (g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any ABI Company and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the ABI Financial Statements to the extent required by and in accordance with GAAP.

     5.12 MATERIAL CONTRACTS. Except as disclosed in Section 5.12 of the ABI Disclosure Memorandum or otherwise reflected in the ABI Financial Statements, none of the ABI Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by any ABI Company or the guarantee by any ABI Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contracts between or among ABI Companies, and (iv) any other material Contract or amendment thereto that was entered into other than in the ordinary course of business (together with all Contracts referred to in Section 5.11(a) of this Agreement, the "ABI Contracts"). None of the ABI Companies is in Default under any ABI Contract where such Default, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on ABI. All of the indebtedness of any ABI Company for money borrowed is prepayable at any time by such ABI Company without penalty or premium.

     5.13 LEGAL PROCEEDINGS. There is no Litigation instituted or pending, or, to the Knowledge of ABI, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any ABI Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABI, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any ABI Company that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABI.

     5.14 STATEMENTS TRUE AND CORRECT. As of their respective dates, each report and other document, including financial statements, exhibits, and schedules thereto, filed by a ABI Company with any Regulatory Authority complied in all material respects with all applicable Laws, and as of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. No statement, certificate, instrument, or other writing furnished or to be furnished by any ABI Company or any Affiliate thereof to Regions pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any ABI Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by Regions with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or contain any untrue statement of a material fact, or omit to state any material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any ABI Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to ABI shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by a ABI Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of ABI, be false or misleading with respect to any material fact, or contain any misstatement of material fact, or omit to state any material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated thereunder or necessary to correct any material statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any ABI Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     5.15 TAX AND REGULATORY MATTERS. No ABI Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede receipt of any Consents of Regulatory

Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

     5.16 STATE TAKEOVER LAWS. To the extent applicable, each ABI Company has taken all necessary action to exempt the transactions contemplated by this Agreement from Sections 132 et. seq. and 135 et. seq. of the LBCL and any comparable provisions of the Articles of Incorporation of ABI.

     5.17 SUPPORT AGREEMENTS. Each of the directors of ABI has executed and delivered to Regions an agreement in substantially the form of Exhibit 1.

                                   ARTICLE 6

                   REPRESENTATIONS AND WARRANTIES OF REGIONS

     Regions hereby represents and warrants to ABI as follows:

     6.1 ORGANIZATION, STANDING, AND POWER. Regions is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its material Assets. Regions is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.2 AUTHORITY; NO BREACH BY AGREEMENT. (a) Regions has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Regions. This Agreement represents a legal, valid, and binding obligation of Regions, enforceable against Regions in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by Regions, nor the consummation by Regions of the transactions contemplated hereby, nor compliance by Regions with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Region's Certificate of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Regions Company under, any Contract or Permit of any Regions Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, or, (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Regions Company or any of their respective material Assets.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NYSE and the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation, or both, with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Regions of the Merger and the other transactions contemplated in this Agreement.

     6.3 CAPITAL STOCK. The authorized capital stock of Regions consists solely of 120,000,000 shares of Regions Common Stock, of which 41,049,325 shares were issued and outstanding and 1,470,700 shares were held as treasury shares as of December 31, 1993. All of the issued and outstanding shares of Regions Common

Stock are, and all of the shares of Regions Common Stock to be issued in exchange for shares of ABI Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding, and fully paid and nonassessable under the DGCL. None of the outstanding shares of Regions Common Stock has been, and none of the shares of Regions Common Stock to be issued in exchange for shares of ABI Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of Regions.

     6.4 FINANCIAL STATEMENTS. Regions has included in Section 6.4 of the Regions Disclosure Memorandum all Regions Financial Statements for periods ended prior to the date hereof and will deliver to ABI copies of all Regions Financial Statements prepared subsequent to the date hereof. The Regions Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the Regions Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the Regions Companies as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of the Regions Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material in amount or effect and to the absence from interim financial statements of complete footnote disclosures).

     6.5 ABSENCE OF UNDISCLOSED LIABILITIES. No Regions Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Regions as of March 31, 1994, included in the Regions Financial Statements or reflected in the notes thereto. No Regions Company has incurred or paid any Liability since March 31, 1994, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since March 31, 1994, except as disclosed in the Regions Financial Statements delivered prior to the date of this Agreement, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, and (ii) the Regions Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement would represent or result in a material breach or violation of any of the covenants and agreements of Regions provided in Article 7 of this Agreement.

     6.7 COMPLIANCE WITH LAWS. Regions is duly registered as a bank holding company under the BHC Act. Each Regions Company has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. No Regions Company:

          (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions; and

          (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Regions Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, (ii) threatening to revoke any Permits, or (iii) requiring any Regions Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     6.8 LEGAL PROCEEDINGS. There is no Litigation instituted or pending, or, to the Knowledge of Regions, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Regions Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Regions Company, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.9 STATEMENTS TRUE AND CORRECT. As of their respective dates, each report and other document, including financial statements, exhibits, and schedules thereto, filed by a Regions Company with any Regulatory Authority complied in all material respects with all applicable Laws, and as of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. No statement, certificate, instrument, or other writing furnished or to be furnished by any Regions Company or any Affiliate thereof to ABI pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Regions Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by Regions with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or contain any untrue statement of a material fact, or omit to state any material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Regions Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to ABI shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by any Regions Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of ABI, be false or misleading with respect to any material fact, or contain any misstatement of a material fact or, omit to state any material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement, or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated thereunder or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any Regions Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     6.10 TAX AND REGULATORY MATTERS. No Regions Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code, or (ii) materially impede receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

                                   ARTICLE 7

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

     7.1 AFFIRMATIVE COVENANTS OF ABI. Unless the prior written consent of the chief executive officer, appropriate regional president, or chief financial officer of Regions shall have been obtained, and except as otherwise expressly contemplated herein or disclosed in Section 7.1 of the ABI Disclosure Memorandum, ABI shall and shall cause each of its Subsidiaries to, from the date of this Agreement until the Effective Time or termination of this Agreement, (i) operate its business only in the usual, regular, and ordinary course,

(ii) preserve intact in all material respects its business organization and Assets and maintain its rights and franchises, and (iii) take no action which would (x) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of
Section 9.1(b) or 9.1(c) of this Agreement, or (y) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

     7.2 NEGATIVE COVENANTS OF ABI. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, ABI covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, appropriate regional president, or chief financial officer of Regions, which consent shall not be unreasonably withheld:

          (a) amend the Articles of Incorporation, Bylaws, or other governing instruments of any ABI Company; or

          (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a ABI Company to another ABI Company) in excess of an aggregate amount outstanding at any time of $100,000 (for the ABI Companies on a consolidated basis) except in the ordinary course of the business of ABI Subsidiaries consistent with past practices (which shall include, for ABI Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, whether or not such ABI Subsidiaries have previously received any such advances, overnight borrowings to meet temporary liquidity needs, and entry into repurchase agreements fully secured by U.S. Government or agency securities), or impose, or suffer the imposition, on any Asset of any ABI Company of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, Liens to secure debt obligations or other obligations for borrowed money permitted under this paragraph (b), and Liens that would not have a Material Adverse Effect on ABI); or

          (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any ABI Company, or declare or pay any dividend or make any other distribution in respect of ABI's capital stock , provided that in the event the Effective Time occurs subsequent to the record date for the payment of the cash dividend to be paid on Regions Common Stock for the fourth quarter of 1994, ABI may, to the extent legally and contractually permitted to do so, (but shall not be obligated to) declare and pay a cash dividend on each issued and outstanding share of ABI Common Stock at a rate not in excess of an amount equal to the product of (i) the Exchange Ratio and (ii) the amount of the per share cash dividend declared by Regions on the outstanding shares of Regions Common Stock for the fourth quarter of 1994; or

          (d) issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of ABI Common Stock or any other capital stock of any ABI Company, or any Rights to acquire such stock; or

          (e) adjust, split, combine, or reclassify any capital stock of any ABI Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of ABI Common Stock, or sell, lease, mortgage, or otherwise dispose of or otherwise encumber any shares of capital stock of any ABI Subsidiary (unless any such shares of stock are sold or otherwise transferred to another ABI Company) or any Asset having a book value in excess of $100,000 other than in the ordinary course of business for reasonable and adequate consideration and other than dispositions in the ordinary course of business of (i) investment securities, (ii) loans, including dispositions thereof through loan participation agreements, and (iii) other real estate owned by any ABI Company; or

          (f) except for purchases of securities in accordance with past practice, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned ABI Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity; or

          (g) grant any increase in compensation or benefits to the employees or officers of any ABI Company, except in accordance with past practice or previously approved by the Board of Directors of ABI or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 7.2(g) of the ABI Disclosure Memorandum; and enter into or amend any severance agreements with officers of any ABI Company; grant any increase in fees or other increases in compensation or other benefits to directors of any ABI Company ; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or

          (h) enter into or amend any employment Contract between any ABI Company and any Person (unless such amendment is required by Law) that the ABI Company does not have the unconditional right to terminate without Liability (other than Liability for severance payments under the existing severance policies of ABI disclosed in Section 7.2(h) of the ABI Disclosure Memorandum), at any time on or after the Effective Time; or

          (i) adopt any new employee benefit plan of any ABI Company or make any material change in or to any existing employee benefit plans of any ABI Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

          (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

          (k) commence any material Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any ABI Company for money damages in excess of $100,000 or imposing material restrictions upon the operations of any ABI Company; or

          (l) modify, amend, or terminate any material Contract (other than any loan Contract, the modification, amendment, or termination of which does not result in the ABI Companies recognizing a loss that exceeds $50,000) or waive, release, compromise, or assign any material rights or claims, other than in connection with the modification, amendment, or termination of a loan Contract permitted under the preceding clause of this paragraph (1).

     7.3 COVENANTS OF REGIONS. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Regions covenants and agrees that, except as disclosed in Section 7.3 of the Regions Disclosure Memorandum, it shall and shall cause each of its Subsidiaries to (x) continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the Regions Common Stock and the business prospects of the Regions Companies and to the extent consistent therewith use all reasonable efforts to preserve intact the Regions Companies' core businesses and goodwill with their respective employees and the communities they serve, (y) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of
Section 9.1(b) or 9.1(c) of this Agreement, or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any Regions Company from discontinuing or disposing of any of its Assets or business if such action is, in the judgment of Regions, desirable in the conduct of the business of Regions and its Subsidiaries and such discontinuance or disposition would not represent a material portion of the Assets of the Regions Companies, and (z) amend the Certificate of Incorporation or Bylaws of Regions, in each case, in any manner which is adverse to, and discriminates against, the holders of ABI Common Stock.

     7.4 ADVERSE CHANGES IN CONDITION. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

     7.5 REPORTS. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flow for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material and to the absence from interim financial statements of any (in the case of ABI) or complete (in the case of Regions) footnote disclosures). As of the respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                   ARTICLE 8

                             ADDITIONAL AGREEMENTS

     8.1 REGISTRATION STATEMENT; PROXY STATEMENT; SHAREHOLDER APPROVAL. Regions shall prepare and file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become and remain effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Regions Common Stock upon consummation of the Merger. ABI acknowledges that Regions shall delay filing the Registration Statement with the SEC and causing it to become effective until such time as Regions has purchased in the market in accordance with applicable Securities Laws sufficient shares of Regions Common Stock to satisfy its obligations under the terms of this Agreement. ABI shall furnish all information concerning it and the holders of its capital stock as Regions may reasonably request in connection with such action. ABI shall call a Shareholders' Meeting for the purpose of voting upon approval of this Agreement and such other related matters as it deems appropriate. In connection with the Shareholders' Meeting, (i) ABI shall mail the Proxy Statement to its shareholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of ABI shall recommend (subject to compliance with their fiduciary duties as advised by counsel) to its shareholders the approval of this Agreement, and (iv) the Board of Directors and officers of ABI shall (subject to compliance with their fiduciary duties as advised by counsel) use their reasonable efforts to obtain such shareholders' approval.

     8.2 EXCHANGE LISTING. Regions shall use its reasonable efforts to list, prior to the Effective Time, on the Nasdaq/NMS the shares of Regions Common Stock to be issued to the holders of ABI Common Stock pursuant to the Merger.

     8.3 APPLICATIONS. Regions shall prepare and file, and ABI shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. Regions shall permit ABI reasonable opportunity to review and comment upon such applications prior to the filing thereof with the Regulatory Authorities.

     8.4 FILINGS WITH STATE OFFICES. Upon the terms and subject to the conditions of this Agreement, Regions shall execute and file the Louisiana Certificate of Merger with the Secretary of State of the State of Louisiana and Regions shall execute and file the Delaware Certificate of Merger with the Secretary of State of the State of Delaware in connection with the Closing.

     8.5 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     8.6 INVESTIGATION AND CONFIDENTIALITY. (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. ABI shall cooperate with Regions in obtaining, at Regions' election and expense, environmental audits of any or all of the properties owned or occupied by ABI. No investigation by a Party shall affect the representations and warranties of the other Party.

     (b) Each Party shall, and shall cause its Representatives to, maintain the confidentiality of all written, oral, and other confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions ("Confidential Information") and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. Each Party shall maintain the confidentiality of all Confidential Information obtained in connection with this Agreement or the transactions contemplated hereby unless (i) such information becomes publicly available through no fault of such Party, or was, is, or becomes available to that Party from a source other than the other Party or its Representatives, which source was itself not bound by a confidentiality agreement with, or other contractual, legal, or fiduciary obligation of confidentiality with respect to that information, or (ii) the furnishing or use of such information is required by proper judicial, administrative, or other legal proceeding, provided that the other Party is promptly notified in writing of such request, unless such notification is not, in the opinion of counsel, permitted by Law. Each Party and its Representatives will hold and maintain all Confidential Information in confidence and will not disclose to any third party or permit any third party access to any Confidential Information or the substance thereof; provided that a Party may disclose Confidential Information to such of its Representatives who need to know such information in connection with the transactions contemplated hereby. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return all documents and copies thereof, and all work papers containing Confidential Information received from the other Party.

     8.7 PRESS RELEASES. Prior to the Effective Time, ABI and Regions shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

     8.8 CERTAIN ACTIONS. Except with respect to this Agreement and the transactions contemplated hereby, no ABI Company nor any Affiliate thereof nor any Representative retained by any ABI Company shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties as advised by counsel of ABI's Board of Directors, no ABI Company or any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but ABI may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it or its directors are required to do so in order to comply with its or their fiduciary duties as advised by counsel. ABI shall promptly notify Regions orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. ABI shall (i) immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing.

     8.9 TAX TREATMENT. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

     8.10 AGREEMENT OF AFFILIATES. ABI has disclosed in Section 8.10 of the ABI Disclosure Memorandum each Person whom it reasonably believes is an "affiliate" of ABI for purposes of Rule 145 under the 1933 Act. ABI shall use its reasonable efforts to cause each such Person to deliver to Regions not later than 30 days prior to the Effective Time, a written agreement, substantially in the form of
Exhibit 2, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of ABI Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of Regions Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder. Regions shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of Regions Common Stock by such affiliates.

     8.11 EMPLOYEE BENEFITS AND CONTRACTS. Following the Effective Time, Regions shall provide generally to officers and employees of the ABI Companies employee benefits under employee benefit plans (other than stock compensation plans), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Regions Companies to their similarly situated officers and employees. For purposes of participation and vesting (but not accrual of benefits) under such employee benefit plans, the service of the employees of the ABI Companies prior to the Effective Time shall be treated as service with a Regions Company participating in such employee benefit plans. Regions also shall cause ABI and its Subsidiaries to honor in accordance with their terms all employment, severance, consulting, and other compensation Contracts disclosed in Section 8.11 of the ABI Disclosure Memorandum to Regions between any ABI Company and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the ABI Benefit Plans.

     8.12 INDEMNIFICATION. (a) For a period of six years after the Effective Time, Regions shall indemnify, defend, and hold harmless the present and former directors, officers, employees, and agents of the ABI Companies (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the full extent permitted under Louisiana Law and by ABI's Articles of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation, provided, however, that the indemnification provided by this Section 8.12(a) shall not apply to any claim against an Indemnified Party if such Indemnified Party knew of the existence of the claim and failed to make a good faith effort to require ABI to notify its director and officer liability insurance carrier of the existence of such claim prior to the Effective Time. Without limiting the foregoing, in any case in which approval is required to effectuate any indemnification, the determination of any such approval shall be made, at the election of the Indemnified Party, by independent counsel mutually agreed upon between Regions and the Indemnified Party.

     (b) Any Indemnified Party wishing to claim indemnification under paragraph
(a) of this Section 8.12, upon learning of any such Liability or Litigation, shall promptly notify Regions thereof. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Regions shall have the right to assume the defense thereof and Regions shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Regions elects not to assume such defense or counsel for the Indemnified Parties advises in writing that there are material substantive issues which raise conflicts of interest between Regions or ABI and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Regions shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided; that (i) Regions shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such Litigation, and (iii) Regions shall not be liable for any settlement effected without its prior written consent, which shall not be unreasonably withheld, and provided further that ABI shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

     8.13 ELECTION TO REGIONS' BOARD OF DIRECTORS. At the first regularly-scheduled meeting of the Board of Directors of Regions after the Effective Time, Regions shall effect all action necessary under the DGCL and the Certificate of Incorporation and Bylaws of Regions to elect William R. Boles, Sr. to the Board of Directors of Regions.

                                   ARTICLE 9

               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     9.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

          (A) SHAREHOLDER APPROVAL. The shareholders of ABI shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law or by the provisions of any governing instruments.

          (B) REGULATORY APPROVALS. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of Regions would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

          (C) CONSENTS AND APPROVALS. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of Regions would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

          (D) LEGAL PROCEEDINGS. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

          (E) REGISTRATION STATEMENT. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Regions Common Stock issuable pursuant to the Merger shall have been received.

          (F) EXCHANGE LISTING. The shares of Regions Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq/NMS.

          (G) TAX MATTERS. Each Party shall have received a written opinion of Alston & Bird, special counsel to Regions, in form reasonably satisfactory to the Parties (the "Tax Opinion"), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of ABI Common Stock for Regions Common Stock will not give rise to gain or loss to the shareholders of ABI with respect to such exchange (except to the extent of any cash received), and (iii) neither ABI nor Regions will recognize gain or loss as a consequence of the Merger. In rendering such Tax Opinion, counsel for Regions shall be entitled to rely upon representations of officers of ABI and Regions reasonably satisfactory in form and substance to such counsel.

     9.2 CONDITIONS TO OBLIGATIONS OF REGIONS. The obligations of Regions to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Regions pursuant to Section 11.6(a) of this Agreement:

          (A) REPRESENTATIONS AND WARRANTIES. The representations and warranties of ABI set forth or referred to in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement, or (ii) for representations and warranties (other than the representations and warranties set forth in Section 5.3 of this Agreement, which shall be true in all material respects) the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ABI.

          (B) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of ABI to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (C) CERTIFICATES. ABI shall have delivered to Regions (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Sections 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by ABI's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Regions and its counsel shall request.

          (D) OPINION OF COUNSEL. Regions shall have received an opinion of Boles, Boles & Ryan, counsel to ABI, dated as of the Effective Time, in form reasonably satisfactory to Regions, as to the matters set forth in
     Exhibit 3.

          (E) AFFILIATES AGREEMENTS. Regions shall have received from each Affiliate of ABI the Affiliate's letter referred to in Section 8.10 of this Agreement.

          (F) CLAIMS LETTERS. Each of the directors and officers of ABI shall have executed and delivered to Regions letters in substantially the form of
     Exhibit 4.

     9.3 CONDITIONS TO OBLIGATIONS OF ABI. The obligations of ABI to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by ABI pursuant to Section 11.6(b) of this Agreement:

          (A) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Regions set forth or referred to in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement, or (ii) for representations and warranties (other than the representations and warranties set forth in Section 16.3 of this Agreement, which shall be true in all material respects) the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

          (B) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of Regions to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (C) CERTIFICATES. Regions shall have delivered to ABI (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Sections 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Regions' Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as ABI and its counsel shall request.

          (D) OPINION OF COUNSEL. ABI shall have received an opinion of Lange, Simpson, Robinson & Somerville, counsel to Regions, dated as of the Effective Time, in form reasonably acceptable to ABI, as to the matters set forth in Exhibit 5.

                                   ARTICLE 10

                                  TERMINATION

     10.1 TERMINATION. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of ABI, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a) By mutual consent of the Board of Directors of Regions and the Board of Directors of ABI; or

          (b) By the Board of Directors of either Party in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching Party the ability to refuse to consummate the Merger under the standard set forth in Section 9.2(a) of this Agreement in the case of Regions and Section 9.3(a) of this Agreement in the case of ABI; or

          (c) By the Board of Directors of either Party in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

          (d) By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of ABI fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the LBCL at the

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

     Shareholders' Meeting or any adjournment or postponement thereof where the transactions were presented to such shareholders for approval and voted upon; or

          (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by March 31, 1995, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

          (f) By the Board of Directors of either Party in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement; or

          (g) By the Board of Directors of Regions, at any time prior to the 31st day after execution of this Agreement without any Liability in the event that the review of the Assets, business, financial condition, results of operations, and prospects of ABI, undertaken by Regions during such time period causes Regions to determine, in its reasonable good faith judgment, that a fact or circumstance exists or is reasonably likely to exist or result which materially and adversely impacts one or more of the economic benefits to Regions of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

     10.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, and neither Party shall have any claim or legal right to redress, whether for breach of contract or otherwise, as a result of a breach of any representation, warranty, covenant, or condition of this Agreement, except that (i) the provisions of this Section 10.2 and Article 11 and Section 8.6(b) of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Section 10.1(b), 10.1(c), or 10.1(f) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful and knowing breach of a representation, warranty, material covenant, or material agreement giving rise to such termination.

     10.3 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.3 and Articles 2, 3, 4, and 11 of this Agreement and Sections 8.11, 8.12, and 8.13 of this Agreement.

                                   ARTICLE 11

                                 MISCELLANEOUS

     11.1 DEFINITIONS. Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

          "ABI BENEFIT PLANS" shall have the meaning set forth in Section 5.11 of this Agreement.

          "ABI COMMON STOCK" shall mean the $12.00 par value common stock of ABI.

          "ABI COMPANIES" shall mean, collectively, ABI and all ABI
     Subsidiaries.

          "ABI DISCLOSURE MEMORANDUM" shall mean the written information entitled "ABI Bancshares, Inc. Disclosure Memorandum" delivered prior to the date of this Agreement to Regions describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

          "ABI FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of ABI as of March 31, 1994, and as of December 31, 1993 and 1992, and the related consolidated statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the three months ended March 31, 1994, and for each of the three

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

     fiscal years ended December 31, 1993, 1992, and 1991, as filed by ABI in SEC Documents, and (ii) the consolidated balance sheets of ABI (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to March 31, 1994.

          "ABI SUBSIDIARIES" shall mean the Subsidiaries of ABI, which shall include the ABI Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of ABI in the future and owned by ABI at the Effective Time.

          "ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

          "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by, or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

          "AGREEMENT" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

          "ASSETS" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character, and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

          "BHC ACT" shall mean the federal Bank Holding Company Act of 1956, as amended.

          "CLOSING" shall mean the closing of the transactions contemplated hereby, as described in Section 1.2 of this Agreement.

          "CLOSING DATE" shall mean the date on which the Closing occurs.

          "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

          "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets, or business.

          "DEFAULT" shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or
     (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order, or Permit.

          "DELAWARE CERTIFICATE OF MERGER" shall mean the Delaware Certificate of Merger to be executed by Regions and filed with the Secretary of State of the State of Delaware relating to the Merger as contemplated by Section
     1.1 of this Agreement.

          "DGCL" shall mean the General Corporation Law of Delaware.

          "EFFECTIVE TIME" shall mean the date and time at which the Merger becomes effective as defined in Section 1.3 of this Agreement.

          "ENVIRONMENTAL LAWS" shall mean all Laws pertaining to pollution or protection of the environment and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over pollution or protection of the environment.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA AFFILIATE" shall have the meaning provided in Section 5.11 of this Agreement.

          "ERISA PLAN" shall have the meaning provided in Section 5.11 of this Agreement.

          "EXCHANGE AGENT" shall have the meaning provided in Section 4.1 of this Agreement.

          "EXCHANGE RATIO" shall have the meaning provided in Section 3.1(b) of this Agreement.

          "EXHIBITS" 1 through 5, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

          "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

          "HAZARDOUS MATERIAL" shall mean any pollutant, contaminant, or toxic or hazardous substance, pollutant, chemical, or waste within the meaning of the Comprehensive Environment Response, Compensation, and Liability Act, 42 U.S.C. sec. 9601 et seq., or any similar federal, state, or local Law (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities, polychlorinated biphenyls, and petroleum and petroleum products).

          "HOLA" shall mean the Home Owners' Loan Act of 1933, as amended.

          "HSR ACT" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "KNOWLEDGE" as used with respect to a Person shall mean the actual knowledge of the chairman, president, chief financial officer, chief accounting officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior or executive vice president of such Person.

          "LBCL" shall mean the Louisiana Business Corporation Law.

          "LAW" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any of the Regulatory Authorities.

          "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute, or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

          "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) such imperfections of title and encumbrances, if any, as do not materially detract from the value or interfere with the present use of any of such Party's Assets, and (iii) for depository institution Subsidiaries of a Party, pledges to secure deposits, and other Liens incurred in the ordinary course of the banking business.

          "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative, or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information about a potential claim relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

          "LOAN PROPERTY" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

          "LOUISIANA CERTIFICATE OF MERGER" shall mean the Louisiana Certificate of Merger to be executed by Regions and filed with the Secretary of State of the State of Louisiana relating to the Merger as contemplated by Section
     1.1 of this Agreement.

          "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

          "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change, or occurrence which, together with any other event, change, or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse impact" shall not be deemed to include the impact of (x) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, or (y) changes in GAAP or regulatory accounting principles generally applicable to banks and savings associations and their holding companies.

          "MERGER" shall mean the merger of ABI into and with Regions referred to in Section 1.1 of this Agreement.

          "NASD" shall mean the National Association of Securities Dealers, Inc.

          "NASDAQ/NMS" shall mean the National Market System of the National Association of Securities Dealers' Automated Quotations System.

          "1933 ACT" shall mean the Securities Act of 1933, as amended.

          "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

          "NYSE" shall mean the New York Stock Exchange, Inc.

          "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

          "PARTICIPATION FACILITY" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

          "PARTY" shall mean either ABI or Regions, and "PARTIES" shall mean both ABI and Regions.

          "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

          "PERSON" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

          "PROXY STATEMENT" shall mean the proxy statement used by ABI to solicit the approval of its shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of Regions relating to the issuance of the Regions Common Stock to holders of ABI Common Stock.

          "REGIONS COMMON STOCK" shall mean the $.625 par value common stock of Regions.

          "REGIONS COMPANIES" shall mean, collectively, Regions and all Regions Subsidiaries.

          "REGIONS DISCLOSURE MEMORANDUM" shall mean the written information entitled "Regions Financial Corporation Disclosure Memorandum" delivered prior to the date of this Agreement to ABI describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

          "REGIONS FINANCIAL STATEMENTS" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of Regions as of March 31, 1994, and as of December 31, 1993 and 1992, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the three months ended March 31, 1994, and for each of the three years ended December 31, 1993, 1992, and 1991, as filed by Regions in SEC Documents and (ii) the consolidated statements of condition of Regions (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to March 31, 1994.

          "REGIONS SUBSIDIARIES" shall mean the Subsidiaries of Regions at the Effective Time.

          "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Regions under the 1933 Act with respect to the shares of Regions Common Stock to be issued to the shareholders of ABI in connection with the transactions contemplated by this Agreement and which shall include the Proxy Statement.

          "REGULATORY AUTHORITIES" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of Thrift Supervision (including its predecessor, the Federal Home Loan Bank Board), the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NYSE, the NASD, and the SEC.

          "REPRESENTATIVES" means with respect to any Party its directors, officers, employees, agents, advisors, attorneys, accountants, and other representatives.

          "RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

          "SEC" shall mean the United States Securities and Exchange Commission.

          "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

          "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

          "SHAREHOLDERS' MEETING" shall mean the meeting of the shareholders of ABI to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

          "SUBSIDIARIES" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

          "SURVIVING CORPORATION" shall mean Regions as the surviving corporation resulting from the Merger.

          "TAX" or "TAXES" shall mean any federal, state, county, local, or foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy, and other taxes, assessments, charges, fares, or impositions, including interest, penalties, and additions imposed thereon or with respect thereto.

     Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

     11.2 EXPENSES. (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Regions shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

     (b) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful and knowing breach by a Party of the terms of this Agreement.

     11.3 BROKERS AND FINDERS. Each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by ABI or Regions, each of ABI and Regions, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

     11.4 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

     11.5 AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, that after any such approval by the holders of ABI Common Stock, there shall be made no amendment that pursuant to the LBCL requires further approval by such shareholders without the further approval of such shareholders.

     11.6 WAIVERS. (a) Prior to or at the Effective Time, Regions, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by ABI, to waive or extend the time for the compliance or fulfillment by ABI of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Regions under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Regions.

     (b) Prior to or at the Effective Time, ABI, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Regions, to waive or extend the time for the compliance or fulfillment by Regions of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of ABI under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of ABI.

     (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

     11.7 ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

     11.8 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

     ABI:                         American Bancshares, Inc.
                                  1500 North 18th Street
                                  Monroe, Louisiana 71201
                                  Telecopy Number: (318)362-8832

                                  Attention: George M. Campbell
                                             President and Chief Executive
                                             Officer

     Copy to Counsel:             Boles, Boles & Ryan
                                  1805 Tower Drive
                                  Monroe, Louisiana 71207-2065
                                  Telecopy Number: (318) 329-9150

                                  Attention: William R. Boles, Sr.

     Regions:                     Regions Financial Corporation
                                  417 North 20th Street
                                  Birmingham, Alabama 35203
                                  Telecopy Number: (205) 326-7571

                                  Attention: Richard D. Horsley
                                            Vice Chairman and Executive
                                            Financial Officer

     11.9 GOVERNING LAW. Except to the extent the laws of the State of Louisiana apply to the Merger, this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of Laws.

     11.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     11.11 CAPTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     11.12 ENFORCEMENT OF AGREEMENT. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     11.13 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

ATTEST:                                          AMERICAN BANCSHARES, INC.
/s/  A.J. McGinn, Jr.                            By: /s/  George M. Campbell
- ---------------------                                -----------------------
A.J. McGinn, Jr.                                     George M. Campbell
Assistant Secretary                                  President and Chief Executive Officer

[CORPORATE SEAL]

ATTEST:                                          REGIONS FINANCIAL CORPORATION
/s/  Virginia L. Martin                          By: /s/  Richard D. Horsley
- -----------------------                              -----------------------
  Virginia L. Martin                                 Richard D. Horsley
  Assistant Secretary                                Vice Chairman and Executive Financial
                                                     Officer
[CORPORATE SEAL]

                                                                      APPENDIX B

            LOUISIANA STATUTES ANNOTATED -- REVISED STATUTES 12:131

SECTION 131. RIGHTS OF A SHAREHOLDER DISSENTING FROM CERTAIN CORPORATE ACTIONS

     A. Except as provided in subsection B of this section, if a corporation has, by vote of its shareholders, authorized a sale, lease or exchange of all of its assets, or has, by vote of its shareholders, become a party to a merger or consolidation, then, unless such authorization or action shall have been given or approved by at least eighty per cent of the total voting power, a shareholder who voted against such corporate action shall have the right to dissent. If a corporation has become a party to a merger pursuant to R.S. 12:112(H), the shareholders of any subsidiaries party to the merger shall have the right to dissent without regard to the proportion of the voting power which approved the merger and despite the fact that the merger was not approved by vote of the shareholders of any of the corporations involved.

     B. The right to dissent provided by this Section shall not exist in the case of:

          (1) A sale pursuant to an order of a court having jurisdiction in the premises.

          (2) A sale for cash on terms requiring distribution of all or substantially all of the net proceeds to the shareholders in accordance with their respective interests within one year after the date of the sale.

          (3) Shareholders holding shares of any class of stock which, at the record date fixed to determine shareholders entitled to receive notice of and to vote at the meeting of shareholders at which a merger or consolidation was acted on, were listed on a national securities exchange, unless the articles of the corporation issuing such stock provide otherwise or the shares of such shareholders were not converted by the merger or consolidation solely into shares of the surviving or new corporation.

     C. Except as provided in the last sentence of this subsection, any shareholder electing to exercise such right of dissent shall file with the corporation, prior to or at the meeting of shareholders at which such proposed corporate action is submitted to a vote, a written objection to such proposed corporate action, and shall vote his shares against such action. If such proposed corporate action be taken by the required vote, but by less than eighty per cent of the total voting power, and the merger, consolidation or sale, lease or exchange of assets authorized thereby be effected, the corporation shall promptly thereafter give written notice thereof, by registered mail, to each shareholder who filed such written objection to, and voted his shares against, such action, at such shareholder's last address on the corporation's records. Each such shareholder may, within twenty days after the mailing of such notice to him, but not thereafter, file with the corporation a demand in writing for the fair cash value of his shares as of the day before such vote was taken; provided that he state in such demand the value demanded, and a post office address to which the reply of the corporation may be sent, and at the same time deposit in escrow in a chartered bank or trust company located in the parish of the registered office of the corporation, the certificates representing his shares, duly endorsed and transferred to the corporation upon the sole condition that said certificates shall be delivered to the corporation upon payment of the value of the shares determined in accordance with the provisions of this section. With his demand the shareholder shall deliver to the corporation, the written acknowledgment of such bank or trust company that it so holds his certificates of stock. Unless the objection, demand and acknowledgment aforesaid be made and delivered by the shareholder within the period above limited, he shall conclusively be presumed to have acquiesced in the corporate action proposed or taken. In the case of a merger pursuant to R.S. 12:112(H), the dissenting shareholder need not file an objection with the corporation nor vote against the merger, but need only file with the corporation, within twenty days after a copy of the merger certificate was mailed to him, a demand in writing for the cash value of his shares as of the day before the certificate was filed with the secretary of state, state in such demand the value demanded and a post office address to which the corporation's reply may be sent, deposit the certificates representing his shares in escrow as hereinabove provided, and deliver to the corporation with his demand the acknowledgment of the escrow bank or trust company as hereinabove prescribed.

     D. If the corporation does not agree to the value so stated and demanded, or does not agree that a payment is due, it shall, within twenty days after receipt of such demand and acknowledgment, notify in writing the shareholder, at the designated post office address, of its disagreement, and shall state in such notice the value it will agree to pay if any payment should be held to be due; otherwise it shall be liable for, and shall pay to the dissatisfied shareholder, the value demanded by him for his shares.

     E. In case of disagreement as to such fair cash value, or as to whether any payment is due, after compliance by the parties with the provisions of subsections C and D of this section, the dissatisfied shareholder, within sixty days after receipt of notice in writing of the corporation's disagreement, but not thereafter, may file suit against the corporation, or the merged or consolidated corporation, as the case may be, in the district court of the parish in which the corporation or the merged or consolidated corporation, as the case may be, has its registered office, praying the court to fix and decree the fair cash value of the dissatisfied shareholder's shares as of the day before such corporate action complained of was taken, and the court shall, on such evidence as may be adduced in relation thereto, determine summarily whether any payment is due, and, if so, such cash value, and render judgment accordingly. Any shareholder entitled to file such suit may, within such sixty-day period but not thereafter, intervene as a plaintiff in such suit filed by another shareholder, and recover therein judgment against the corporation for the fair cash value of his shares. No order or decree shall be made by the court staying the proposed corporate action, and any such corporate action may be carried to completion notwithstanding any such suit. Failure of the shareholder to bring suit, or to intervene in such a suit, within sixty days after receipt of notice of disagreement by the corporation shall conclusively bind the shareholder (1) by the corporation's statement that no payment is due, or (2) if the corporation does not contend that no payment is due, to accept the value of his shares as fixed by the corporation in its notice of disagreement.

     F. When the fair value of the shares has been agreed upon between the shareholder and the corporation, or when the corporation has become liable for the value demanded by the shareholder because of failure to give notice of disagreement and of the value it will pay, or when the shareholder has become bound to accept the value the corporation agrees is due because of his failure to bring suit within sixty days after receipt of notice of the corporation's disagreement, the action of the shareholder to recover such value must be brought within five years from the date the value was agreed upon, or the liability of the corporation became fixed.

     G. If the corporation or the merged or consolidated corporation, as the case may be, shall, in its notice of disagreement, have offered to pay to the dissatisfied shareholder on demand an amount in cash deemed by it to be the fair cash value of his shares, and if, on the institution of a suit by the dissatisfied shareholder claiming an amount in excess of the amount so offered, the corporation, or the merged or consolidated corporation, as the case may be, shall deposit in the registry of the court, there to remain until the final determination of the cause, the amount so offered, then, if the amount finally awarded such shareholder, exclusive of interest and costs, be more than the amount offered and deposited as aforesaid, the costs of the proceeding shall be taxed against the corporation, or the merged or consolidated corporation, as the case may be; otherwise the costs of the proceeding shall be taxed against such shareholder.

     H. Upon filing a demand for the value of his shares, the shareholder shall cease to have any of the rights of a shareholder except the rights accorded by this section. Such a demand may be withdrawn by the shareholder at any time before the corporation gives notice of disagreement, as provided in subsection D of this section. After such notice of disagreement is given, withdrawal of a notice of election shall require the written consent of the corporation. If a notice of election is withdrawn, or the proposed corporate action is abandoned or rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares, his share certificates shall be returned to him (and, on his request, new certificates shall be issued to him in exchange for the old ones endorsed to the corporation), and he shall be reinstated to all his rights as a shareholder as of the filing of his demand for value, including any intervening preemptive rights, and the right to payment of any intervening dividend or other distribution, or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Article Tenth of the Certificate of Incorporation of the Registrant provides:

          "(a) The corporation shall indemnify its officers, directors, employees, and agents to the full extent permitted by the General Corporation Law of Delaware. (b) No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages, for breach of fiduciary duty as a director, except for liability
     (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under
     Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit."

        Section 145 of the Delaware General Corporation law empowers the Registrant to indemnify its officers and directors under certain circumstances. The pertinent provisions of that statute read as follows:

        "(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

        "(b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        "(c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

        "(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made
     (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

        "(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

        "(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

        "(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

        "(h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

        "(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

        "(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person

        "(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

     The Registrant has purchased a directors' and officers' liability insurance contract which provides, within stated limits, reimbursement either to a director or officer whose actions in his capacity result in liability, or to the Registrant, in the event it has indemnified the director or officer. Major exclusions from coverage include libel, slander, personal profit based on inside information, illegal payments, dishonesty, accounting of securities profits in violation of Section 16(b) of the Securities Exchange Act of 1934 and acts within the scope of the Pension Reform Act of 1974.



ITEM 21.  EXHIBITS.




EXHIBIT
NUMBER                                           DESCRIPTION
- ------       -------------------------------------------------------------
  2.1   --     Agreement and Plan of Merger dated as of June 1, 1994 by and between American Bancshares, Inc. and Regions Financial
               Corporation -- included as Appendix A to the Proxy Statement/ Prospectus.
  4.1   --     Certificate of Incorporation of Regions Financial Corporation -- incorporated by reference from S-4 Registration
               Statement of Regions Financial Corporation, file no. 33-54231.
  4.2   --     By-laws of Regions Financial Corporation -- incorporated by reference from S-4 Registration Statement of Regions
               Financial Corporation, file no. 33-54231.
  5.    --     Opinion re: legality.
  8.    --     Opinion re: tax matters.
 23.1   --     Consent of Ernst & Young LLP.
 23.2   --     Consent of Deloitte & Touche -- previously filed.
 23.4   --     Consent of Lange, Simpson, Robinson & Somerville -- included in Exhibit 5.
 23.5   --     Consent of Alston & Bird -- included in Exhibit 8.
 24.    --     Power of Attorney -- the manually signed power of attorney is set forth in the signature page of the registration statement.
 99.1   --     Form of proxy



ITEM 22.  UNDERTAKINGS.

     A. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     C.(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     D. The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     E. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama on this the 7th day of October, 1994.



                                          REGISTRANT:

                                          REGIONS FINANCIAL CORPORATION

                                          BY:  /s/ Richard D. Horsley
                                              --------------------------------
                                                   Richard D. Horsley
                                               Vice Chairman of the Board and
                                                Executive Financial Officer





     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.



      SIGNATURE                       TITLE                                   DATE
- -------------------------- ------------------------------               ------------------
* J. Stanley Mackin         Chairman of the Board and
- --------------------------  Chief Executive Officer and                  October 7, 1994
J. Stanley Mackin                  Director

/s/ Richard D. Horsley      Vice Chairman of the Board and
- --------------------------  Executive Financial Officer                  October 7, 1994
Richard D. Horsley                 and Director

* Robert P. Houston         Executive Vice President and
- --------------------------  Comptroller                                  October 7, 1994
Robert P. Houston

* Sheila S. Blair                 Director
- --------------------------                                               October 7, 1994
Sheila S. Blair

* James B. Boone, Jr.             Director
- --------------------------                                               October 7, 1994
James B. Boone, Jr.

* Albert P. Brewer                Director
- --------------------------                                               October 7, 1994
Albert P. Brewer

* James S.M. French               Director
- --------------------------                                               October 7, 1994
James S.M. French


        SIGNATURE                              TITLE                            DATE
- ----------------------------       ------------------------------        ------------------
* Catesby ap C. Jones              Director
- ----------------------------                                             October 7, 1994
Catesby ap C. Jones

                                   Director
- ----------------------------
Olin B. King

* H. Manning McPhillips, Jr.       Director
- ----------------------------                                             October 7, 1994
H. Manning McPhillips, Jr.

* Henry E. Simpson                 Director
- ----------------------------                                             October 7, 1994
Henry E. Simpson

* Robert E. Steiner, III           Director
- ----------------------------                                             October 7, 1994
Robert E. Steiner, III

* Lee J. Styslinger, Jr.           Director
- ----------------------------                                             October 7, 1994
Lee J. Styslinger, Jr.

* By /s/ Richard D. Horsley
     -----------------------                                             October 7, 1994
     Richard D. Horsley, attorney-in-fact

                               INDEX TO EXHIBITS




                                                                                                           SEQUENTIALLY
EXHIBIT                                                                                                      NUMBERED
NUMBER                                         DESCRIPTION                                                     PAGE
- -------        ----------------------------------------------------------------------------------          ------------
  2.1   --     Agreement and Plan of Merger dated as of June 1, 1994 by and between American
               Bancshares, Inc. and Regions Financial Corporation -- included as Appendix A to the Proxy Statement/ Prospectus.
  4.1   --     Certificate of Incorporation of Regions Financial Corporation -- incorporated by reference from S-4 Registration Statement of Regions Financial Corporation, file
               no. 33-54231.
  4.2   --     By-laws of Regions Financial Corporation.-- incorporated by reference from S-4
               Registration Statement of Regions Financial Corporation, file no. 33-54231.
  5.    --     Opinion re: legality.
  8.    --     Opinion re: tax matters.
 23.1   --     Consent of Ernst & Young LLP.
 23.2   --     Consent of Deloitte & Touche -- previously filed.
 23.4   --     Consent of Lange, Simpson, Robinson & Somerville -- included in Exhibit 5.
 23.5   --     Consent of Alston & Bird -- included in Exhibit 8.
 24.    --     Power of Attorney -- the manually signed power of attorney is set forth in the signature page of the registration statement.
 99.1    --    Form of proxy